UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CC Media Holdings, Inc.
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CC MEDIA HOLDINGS, INC.

200 East Basse Road
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2014

As a stockholder of CC Media Holdings, Inc. (“CC Media” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the annual meeting of stockholders of CC Media to be held in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 16, 2014, at 9:00 a.m. local time, for the following purposes:

1.	to elect the 13 nominees for directors named in this proxy statement;
2.	to approve an advisory resolution on executive compensation;
3.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of CC Media for the year ending December 31, 2014; and
4.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 24, 2014 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact the Secretary of CC Media at the corporate headquarters of CC Media if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary

San Antonio, Texas
March 28, 2014

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2014
The Proxy and Annual Report Materials are available at:
www.envisionreports.com/ccmo

2014 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of CC Media Holdings, Inc. (referred to herein as “CC Media,” “Company,” “we,” “our” or “us”) to be held on Friday, May 16, 2014, beginning at 9:00 a.m. local time, in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. This proxy statement is first being sent to stockholders on or about April 8, 2014.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board of Directors of CC Media (the “Board”) is providing these proxy materials to you in connection with CC Media’s annual meeting of stockholders (the “annual meeting”), which will take place on May 16, 2014. The Board is soliciting proxies to be used at the annual meeting. You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and certain other required information. Following this proxy statement are excerpts from CC Media’s 2013 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data. A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	the election of the 13 nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation; and
•	the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2014.

Q:	Which of my shares may I vote?

A:
Each share of Class A common stock and each share of Class B common stock owned by you as of the close of business on March 24, 2014 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of your Class A common stock is entitled to one vote at the annual meeting. Each holder of shares of Class B common stock is entitled to 107.14 votes per share, which is the number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CC Media. As of the Record Date, there were 28,354,605 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding. All of the outstanding shares of Class B common stock and Class C common stock are held by CC IV (as defined below) and CC V (as defined below), respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of CC Media hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with CC Media’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of CC Media. As the stockholder of record, you have the right to grant your voting proxy directly to CC Media or to vote in person at the annual meeting. CC Media has enclosed a proxy card for you to use. Please sign and return your proxy card.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:
For purposes of electing the two directors that the holders of CC Media’s Class A common stock are entitled to elect, the presence, in person or by proxy, of the holders of outstanding shares of CC Media’s Class A common stock representing a majority of the votes entitled to be cast by holders of Class A common stock is necessary to constitute a quorum at the annual meeting. For all other matters, including for purposes of electing the 11 other directors, the presence, in person or by proxy, of the holders of outstanding shares of CC Media’s common stock representing a majority of the votes entitled to be cast is necessary to constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors and the advisory resolution on executive compensation. Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs. Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, CC Media recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:
If you withhold your vote on the election of directors or abstain from voting on any of the other proposals, it will have no effect on the outcome of the vote on any of the proposals at the annual meeting. Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are CC Media’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	each of the 13 nominees for directors named in this proxy statement;
•	the approval of an advisory resolution on executive compensation; and
•	the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2014.

Q:	What vote is required to elect the directors and approve each proposal?

A:
Holders of Class A common stock, voting as a separate class, are entitled to elect two members of our Board. For the election of the 11 other members of our Board and all other matters submitted to a vote of the stockholders, the holders of Class A common stock and Class B common stock will vote together as a single class. The directors will be elected by a plurality of the votes properly cast. The advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2014 will be approved by the affirmative vote of a majority of the votes properly cast.

Q:	May I change my vote?

A:
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of CC Media a proxy card dated later than your last submitted proxy card, notifying the Secretary of CC Media in writing or voting in person at the annual meeting. If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:
CC Media will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by May 22, 2014.

Q:	May I access CC Media’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/ccmo.

THE BOARD OF DIRECTORS

Our Board, which currently consists of 13 members, is responsible for overseeing the direction of CC Media and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of CC Media’s business through discussions with the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board (the “public directors”). For the election of the other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class. However, since several entities controlled by Bain Capital Partners, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media’s Class A common stock do not have the voting power to elect the remaining members of our Board. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc., CC Media, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. and Highfields Capital Management LP (collectively, with Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P., “Highfields”) on May 13, 2008, of the two members of the Board to be elected by holders of CC Media’s Class A common stock, the parties to the Voting Agreement initially agreed that:

•
one of the directors, who was selected by Highfields Capital Management LP (“Highfields Capital Management”), would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of CC Media’s Board; and

•	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management, would be David C. Abrams.

These two directors are nominated to stand for re-election at the annual meeting. Until the date that Highfields owns less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management. CC Media also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and, if such public director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another public director.

BOARD MEETINGS

During 2013, the Board held eight meetings. All of CC Media’s directors, other than Messrs. Irving L. Azoff and Randall T. Mays (who ceased serving as a member of the Board on May 17, 2013), attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served during 2013.

STOCKHOLDER MEETING ATTENDANCE

CC Media encourages, but does not require, directors to attend the annual meeting of stockholders. None of the directors attended the annual meeting of stockholders in 2013.

INDEPENDENCE OF DIRECTORS

The Board has adopted the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of its members. To be considered independent under NASDAQ rules, a director may not be employed by CC Media or engage in certain types of business dealings with CC Media. As required, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that David C. Abrams and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ. In making these determinations, the Board reviewed information provided by the directors and by CC Media with regard to the directors’ business and personal activities as they relate to CC Media and its affiliates. In the ordinary course of business during 2013, we entered into various transactions with certain entities affiliated with members of our Board. Our Board considered the following transactions and relationships in making their independence determinations with respect to Messrs. Abrams and Jacobson:

•	Two charities for which Mr. Abrams serves as a trustee or overseer paid us and our affiliates less than $110,000 in the aggregate during 2013 for radio and outdoor advertising services.
•
Our affiliates paid an educational institution for which an immediate family member of Mr. Jacobson serves in an advisory capacity less than $85,000 during 2013 for educational courses for employees. In addition, a charity for which an immediate family member of Mr. Jacobson serves as a director paid us and our affiliates less than $30,000 during 2013 for radio and outdoor advertising services. Our affiliates also donated to the charity outdoor public service announcements (less than $60,000 in aggregate value).

•
Funds affiliated with Mr. Abrams and Mr. Jacobson also own certain term loans and other debt securities of our indirect wholly owned subsidiary, Clear Channel Communications, Inc. (“Clear Channel”), as described in “Certain Relationships and Related Party Transactions—Commercial Transactions.”

The transactions described above are arms-length, ordinary course of business commercial, charitable or financing transactions and we generally expect transactions of a similar nature to occur during 2014. In each case, our Board concluded that the transaction or relationship did not impair the independence of the director.

COMMITTEES OF THE BOARD

The three primary standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter, which guides its operations. The written charters are available on CC Media’s Internet website at www.clearchannel.com. The table below sets forth the current members of each of these committees. Mr. Carlisle replaced Mr. Bressler as a member of our Audit Committee and our Compensation Committee upon Mr. Bressler’s appointment as our President and Chief Financial Officer on July 29, 2013.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David C. Abrams	*X	X
Irving L. Azoff
Richard J. Bressler
James C. Carlisle	X	X	X
John P. Connaughton		*X
Julia B. Donnelly
Matthew J. Freeman
Blair E. Hendrix	X	X
Jonathon S. Jacobson		X	X
Ian K. Loring			X
Mark P. Mays
Robert W. Pittman
Scott M. Sperling			*X

* = Chairman
X = Committee member

The Board also has an Operating Committee, which currently is composed of James C. Carlisle, John P. Connaughton, Blair E. Hendrix and Scott M. Sperling. The purpose of the Operating Committee is to actively engage with management on strategy and execution of corporate and financial plans and goals, as well as such other responsibilities and duties as may be established by the Board from time to time.

The Audit Committee

The Audit Committee assists the Board in its general oversight of CC Media’s financial reporting, internal control and audit functions. Audit Committee member David C. Abrams has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC. The Audit Committee met four times during 2013. Mr. Abrams is independent as defined by the standards of the rules and regulations of the SEC and CC Media’s independence standards.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	select the independent registered public accounting firm;
•	approve or pre-approve all auditing and non-audit services by the independent registered public accounting firm;

•	review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;
•
review with management, the internal auditors and the independent registered public accounting firm CC Media’s system of internal control, financial and critical accounting practices and its policies relating to risk assessment and risk management, including legal and ethical compliance programs;

•
review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

•	review material pending legal proceedings involving the Company and other contingent liabilities.

The full text of the Audit Committee’s charter can be found on our website at www.clearchannel.com.

The Compensation Committee

The Compensation Committee determines compensation arrangements for executive officers, administers CC Media’s performance-based cash compensation plans and makes recommendations to the Board concerning the compensation, if any, of directors of CC Media and its subsidiaries (except with respect to matters related to the compensation of the directors and certain officers of CC Media’s publicly traded indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”)). The Compensation Committee met five times during 2013. Compensation Committee members David C. Abrams and Jonathon S. Jacobson are independent as defined by CC Media’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of CC Media, legal and financial counsel and other consultants necessary to assist it as it may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain a compensation consultant to be used to survey the compensation practices in CC Media’s industry and to provide advice so that CC Media can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full Compensation Committee; provided, however, that as long as one of the public directors elected by the holders of the Class A common stock as a separate class is on the Board, at least one of such public directors will serve on any subcommittee at all times.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•
review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s and other executive officers’ compensation level based on this evaluation;

•	approve all awards to executive officers under CC Media’s incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
•
perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of the Board or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;

•	recommend to the Board all awards under CC Media’s equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;
•	assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;

•
obtain through discussions with management an understanding of CC Media’s risk management practices and policies in order to appropriately evaluate whether CC Media’s compensation policies or practices create incentives that affect risk taking;

•
review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the proxy statement;

•	produce a Compensation Committee report on executive compensation for inclusion in the proxy statement; and
•	make recommendations to the Board regarding compensation, if any, of the Board.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchannel.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	identify individuals qualified to become Board members;
•	receive nominations for qualified individuals and review recommendations put forward by the Chief Executive Officer or recommended by stockholders;
•	establish any qualifications, desired background, expertise and other selection criteria for members of the Board and any committee; and
•	recommend to the Board the director nominees for the next annual meeting of stockholders.

The Nominating and Corporate Governance Committee met one time during 2013. Committee member Jonathon S. Jacobson is independent as defined by CC Media’s independence standards. The full text of the Nominating and Corporate Governance Committee’s charter can be found on our website at www.clearchannel.com.

Our directors play a critical role in guiding CC Media’s strategic direction and overseeing the management of CC Media. CC Media does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to recommend the nomination of directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills and expertise to oversee CC Media’s businesses. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

Director Charles A. Brizius resigned as a member of our Board on March 20, 2013. Pursuant to our bylaws, our Board appointed James C. Carlisle as a member of our Board to fill the vacancy created by Mr. Brizius’ resignation effective March 20, 2013. Mr. Carlisle was recommended for election as a director by our Board members affiliated with THL. Randall T. Mays did not stand for re-election at our 2013 annual meeting and ceased serving as a member of our Board on May 17, 2013. On September 10, 2013, pursuant to our bylaws, our Board appointed Julia B. Donnelly as a member of our Board. Ms. Donnelly was recommended for election as a director by our Board members affiliated with THL.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected. The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2015 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

From July 30, 2008 until March 31, 2011, Mark P. Mays served as both our President and Chief Executive Officer and our Chairman of the Board. Mr. Mays retired as our President and Chief Executive Officer on March 31, 2011 and ceased serving as our Chairman of the Board on May 17, 2013, but continues to serve as a member of our Board. On March 31, 2011, our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our previous Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their then-existing offices, which they retained. Messrs. Casey and Walls were not members of our Board. Robert W. Pittman was appointed as our Chief Executive Officer and a member of our Board on October 2, 2011, at which time the Office of the Chief Executive Officer ceased to exist at CC Media. Mr. Pittman was appointed as Chairman of the Board on May 17, 2013.

Other than the period of time between Mr. Mays’ March 31, 2011 retirement as our Chief Executive Officer and May 17, 2013, we historically have combined the roles of Chairman of the Board and Chief Executive Officer. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of CC Media to make that determination based on the position and direction of CC Media, the membership of the Board and the individuals who occupy those roles. Our Nominating and Corporate Governance Committee and our Board evaluated the leadership structure for our company, including our past leadership structures and Mr. Pittman’s service as our Chief Executive Officer. After considering those factors, our Nominating and Corporate Governance Committee recommended and our Board approved the appointment of Mr. Pittman to serve as our Chairman of the Board beginning on May 17, 2013.

We believe that having the Chief Executive Officer also serve as our Chairman of the Board provides us with a clear leadership structure. As our Chairman and Chief Executive Officer, Mr. Pittman provides our Board with insight into our operations and helps facilitate the flow of information between management and the Board. Mr. Mays remains a member of our Board and we continue to benefit from his experience as our previous Chairman and Chief Executive Officer. In addition, Board members John P. Connaughton and Scott M. Sperling continue to serve as Co-Presiding Directors of our Board, providing an additional layer of non-employee director oversight. For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

•	timely identify the material risks that CC Media faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	implement appropriate and responsive risk management strategies consistent with CC Media’s risk profile; and
•	integrate risk management into CC Media’s decision-making.

The Board has designated the Audit Committee to oversee risk management. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of CC Media’s risk management processes. In addition, in his role as our Chairman and Chief Executive Officer, Mr. Pittman is able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experience with the daily management of our business. The Board encourages management to promote a corporate culture that incorporates risk management into CC Media’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties desiring to communicate with the Board or individual directors should do so by sending regular mail to:

Board of Directors
c/o Secretary
CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our Internet website at www.clearchannel.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchannel.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CC Media’s common stock as of March 24, 2014 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to CC Media to beneficially own more than 5% of any class of CC Media’s outstanding shares of common stock. At the close of business on March 24, 2014, there were 28,354,605 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding. In addition, information concerning the beneficial ownership of common stock of our indirect subsidiary, CCOH, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on March 24, 2014, there were 44,327,621 shares of CCOH’s Class A common stock outstanding and 315,000,000 shares of CCOH’s Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which ultimately is controlled jointly by funds affiliated with the Sponsors. These shares represent in the aggregate approximately 68% (whether measured by voting power or economic interest) of the equity of CC Media.

Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CC Media, each share of Class B common stock and each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CC Media. Each share of common stock is entitled to share on a pro rata basis in any distributions by CC Media.
	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock		Number of Shares of Class C Common Stock		Percentage of Outstanding Common Stock on an As-Converted Basis (b)
Holders of More than 5%:
Bain Capital Investors, LLC and related investment funds	—	555,556	(c)	58,967,502	(d)	67.7%
Thomas H. Lee Partners, L.P. and related investment entities	—	555,556	(e)	58,967,502	(f)	67.7%
Highfields Capital Management LP and managed investment funds(g)	9,950,510	—		—		11.3%
Abrams Capital Management, L.P. and affiliates(h)	6,811,407	—		—		7.8%

Named Executive Officers, Executive Officers and Directors:
David C. Abrams(h)	6,811,407	—		—		7.8%
Irving L. Azoff	—	—		—		—
Richard J. Bressler(i)	910,000	—		—		1.0%
James C. Carlisle	—	—		—		—
Thomas W. Casey	—	—		—		—
John P. Connaughton(j)	—	—		—		—
Julia B. Donnelly	—	—		—		—
C. William Eccleshare(k)	—	—		—		—
Matthew J. Freeman(j)	—	—		—		—
Blair E. Hendrix(j)	—	—		—		—
John E. Hogan	157,964	—		—		*
Jonathon S. Jacobson(g)	9,950,510	—		—		11.3%
Ian K. Loring(j)	—	—		—		—
Mark P. Mays(l)	1,042,044	—		—		1.2%
Robert W. Pittman(m)	1,508,215	—		—		1.7%
Scott M. Sperling(n)	—	—		—		—
Robert H. Walls, Jr.(o)	148,359	—		—		*
All directors and executive officers as a group (16 individuals)(p)	20,397,535	—		—		23.0%

* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

(c)
Represents the 555,556 shares of Class B common stock of CC Media owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV. BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(d)
Represents the 58,967,502 shares of Class C common stock of CC Media owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”), which holds 50% of the limited partnership interests in CC V. Bain CC Investors expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act. BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)
Represents the 555,556 shares of CC Media’s Class B common stock owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) holds 50% of the limited liability company interests in CC IV. THL Holdco, LLC (“THL Holdco”) is the managing member of Thomas H. Lee Advisors, LLC (“THLA”), which is the general partner of Thomas H. Lee Partners, L.P. (“THL”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of THL Fund VI. Voting and investment determinations with respect to the securities held by THL Fund VI are made by the management committee of THL Holdco. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, and as such may be deemed to share beneficial ownership of the securities held or controlled by THL Fund VI. Each of THL Holdco and Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(f)
Represents the 58,967,502 shares of CC Media’s Class C common stock owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. THL Fund VI and THL Equity Fund VI Investors (Clear Channel), L.P. (“THL Investors Fund”) collectively hold 50% of the limited partnership interests in CC V. Each of the following entities are limited partners of THL Investors Fund: Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. (collectively, the “THL Funds”). THL Advisors is the general partner of THL Fund VI, Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Investors Fund. THL is the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V. Voting and investment determinations with respect to the securities held by THL Funds are made by the management committee of THL Holdco. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, and as such may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each of THL Holdco and Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of its or his pecuniary interest therein. The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(g)
As reported on a Schedule 13G/A filed with respect to CC Media’s Class A common stock on February 14, 2014, Highfields Capital Management is the investment manager to each of Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”). Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management. Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III. Mr. Jacobson is the managing member of Highfields GP and the senior managing member of Highfields Associates. Each of Highfields Capital Management, Highfields GP, Highfields Associates and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares owned by Highfields I, Highfields II and Highfields III. Each of the above disclaims beneficial ownership of any securities owned beneficially by any other person or persons. Mr. Jacobson has indicated that a portion or all of the securities described in the Schedule 13G/A may be held in margin accounts from time to time. The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is c/o Highfields Capital Management LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The business address of Highfields III is c/o Goldman Sachs (Cayman) Trust Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands. As of March 24, 2014, the shares of CC Media’s Class A common stock reported on the Schedule 13G/A represented 35.1% of the outstanding shares of CC Media’s Class A common stock.

(h)
As reported on a Schedule 13D filed with respect to CC Media’s Class A common stock on November 29, 2011. The CC Media shares reported in the Schedule 13D for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital, LLC (“Abrams Capital”) serves as general partner. Shares reported in the Schedule 13D for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The CC Media shares reported in the Schedule 13D for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116. As of March 24, 2014, the shares of CC Media’s Class A common stock reported on the Schedule 13D represented 24.0% of the outstanding shares of CC Media’s Class A common stock.

As reported on a Schedule 13G/A filed with respect to CCOH’s Class A common stock on February 13, 2013, ACP II and affiliates beneficially owned 3,354,390 shares of CCOH’s Class A common stock, which represented, as of March 24, 2014, 7.6% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock. Shares of CCOH’s Class A common stock reported in the Schedule 13G/A for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

(i)
Represents 910,000 shares of unvested restricted Class A common stock of CC Media held by Mr. Bressler. Mr. Bressler’s holdings represented 3.2% of CC Media’s outstanding Class A common stock as of March 24, 2014.

As of March 24, 2014, Mr. Bressler also held 271,739 shares of unvested restricted Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(j)
John P. Connaughton, Matthew J. Freeman, Blair E. Hendrix and Ian K. Loring are managing directors or operating partners of BCI and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of CC Media’s Class B common stock held by CC IV and all of the shares of CC Media’s Class C common stock held by CC V. Each of Messrs. Connaughton, Freeman, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Connaughton, Freeman, Hendrix and Loring is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(k)
As of March 24, 2014, Mr. Eccleshare held 9,139 shares of CCOH’s Class A common stock and vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 440,453 shares of CCOH’s Class A common stock. As of March 24, 2014, Mr. Eccleshare’s holdings collectively represented 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(l)
Includes vested stock options representing 576,287 shares of CC Media’s Class A common stock held by Mark P. Mays and 169,313 shares of CC Media’s Class A common stock held by trusts of which Mr. Mays is the trustee. Mr. Mays’ holdings collectively represented 3.6% of CC Media’s outstanding Class A common stock as of March 24, 2014.

As of March 24, 2014, Mr. Mays also held 15,565 shares of CCOH’s Class A common stock and vested stock options to purchase 150,000 shares of CCOH’s Class A common stock. As of March 24, 2014, these holdings collectively represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common are converted to shares of CCOH’s Class A common stock.

(m)
Represents 550,000 shares of unvested restricted Class A common stock of CC Media and vested stock options to purchase 252,000 shares of CC Media’s Class A common stock held by Mr. Pittman and 706,215 shares of CC Media’s Class A common stock beneficially owned by Pittman CC LLC, a limited liability company controlled by Mr. Pittman. As of March 24, 2014, these holdings collectively represented 5.3% of CC Media’s outstanding Class A common stock.

As of March 24, 2014, Mr. Pittman also held 271,739 shares of unvested restricted Class A common stock of CCOH, which represented less than 1% of CCOH’s outstanding Class A common stock and less than 1% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(n)
Scott M. Sperling is a member of THL Holdco and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of CC Media’s Class B common stock held by CC IV and all of the shares of CC Media’s Class C common stock held by CC V. Mr. Sperling expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of Mr. Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(o)
Includes 76,500 shares of unvested restricted Class A common stock of CC Media held by Mr. Walls. As of March 24, 2014, Mr. Walls’ holdings represented less than 1% of CC Media’s outstanding Class A common stock.

(p)
Includes: (1) 6,811,407 shares of CC Media’s Class A common stock beneficially owned by Abrams CM LP and affiliates (Mr. Abrams is one of our directors and the managing member of Abrams Capital and Abrams CM LLC); (2) 9,950,510 shares of CC Media’s Class A common stock beneficially owned by Highfields Capital Management and managed investment funds (Mr. Jacobson is one of our directors and the managing member of Highfields GP and the senior managing member of Highfields Associates); (3) vested stock options representing 828,287 shares of CC Media’s Class A common stock held by our directors and executive officers as a group; (4) 1,556,750 shares of unvested restricted Class A common stock of CC Media held by such persons; (5) 169,313 shares of CC Media’s Class A common stock held by trusts of which Mark P. Mays is the trustee; and (6) 706,215 shares of CC Media’s Class A common stock held by Pittman CC LLC. As of March 24, 2014, the holdings of our directors and executive officers collectively represented 69.9% of CC Media’s outstanding Class A common stock.

As of March 24, 2014, all of CC Media’s directors and executive officers as a group also were the beneficial owners of CCOH’s Class A common stock as follows: (1) 24,704 shares of CCOH’s Class A common stock held by such persons; (2) vested stock options and stock options that will vest within 60 days after March 24, 2014 collectively representing 590,453 shares of CCOH’s Class A common stock; (3) 543,478 shares of unvested restricted Class A common stock of CCOH held by such persons; and (4) 3,354,390 shares of CCOH’s Class A common stock beneficially owned by Abrams CM LP and affiliates. As of March 24, 2014, these holdings collectively represented 10.1% of CCOH’s outstanding Class A common stock and 1.3% of CCOH’s outstanding Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the 13 persons listed as nominees below for election as directors at the annual meeting of stockholders. Each of the directors elected at the annual meeting will serve until the next annual meeting of stockholders or until his or her successor shall have been elected and qualified, subject to earlier resignation, removal, death or disqualification. The directors are to be elected by a plurality of the votes cast at the annual meeting by the holders of the shares of CC Media common stock represented and entitled to be voted at the annual meeting. Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. For the election of the 11 other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class. However, since the Sponsors hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media Class A common stock do not have the voting power to elect the remaining 11 members of our Board. Pursuant to the Voting Agreement, of the members of the Board to be elected by holders of CC Media’s Class A common stock (referred to as the public directors), the parties to the Voting Agreement initially agreed that:

•
one of the directors, who was selected by Highfields Capital Management, would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of CC Media’s Board; and

•	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management, would be David C. Abrams.

These two directors are nominated to stand for re-election at the annual meeting. Until the date that Highfields owns less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management. CC Media also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and if such public director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another public director.

Each of the nominees listed below currently is a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following information, which is as of March 24, 2014, is furnished with respect to each of the nominees for election at our annual meeting.

David C. Abrams, age 53, is the managing member of Abrams Capital, a Boston-based investment firm he founded in 1999. Abrams Capital manages approximately $7 billion in assets across a wide spectrum of investments. Mr. Abrams has been one of our directors since July 30, 2008. Mr. Abrams also serves on the boards of directors or the board of managers, as applicable, of Clear Channel and Clear Channel Capital I, LLC and several private companies. Mr. Abrams previously served on the board of directors of Crown Castle International, Inc. Mr. Abrams received a B.A. from the University of Pennsylvania. He serves as a member of The Berklee College of Music Board of Trustees and as an overseer of the College of Arts and Sciences at the University of Pennsylvania. Mr. Abrams was selected to serve as a member of our Board because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the boards of directors of public and private companies.

Irving L. Azoff, age 66, has been one of our directors since September 27, 2010. Mr. Azoff also serves on the board of directors or the board of managers, as applicable, of Clear Channel and Clear Channel Capital I, LLC. Until his retirement on December 31, 2012, Mr. Azoff served as Executive Chairman and a member of the board of directors of Live Nation Entertainment, Inc. (“Live Nation”) since January 2010 and as Chairman of the Board of Live Nation since February 2011. Until his retirement on December 31, 2012, Mr. Azoff also served as Chairman and CEO of Front Line Management Group Inc. since January 2005. Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc. since October 2008. Mr. Azoff is the Chairman and founder of Azoff Music Management and the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Van Halen and Steely Dan. Mr. Azoff also is Chairman and CEO of Azoff MSG (Madison Square Garden) Entertainment, LLC. Mr. Azoff was selected to serve as a member of our Board because of his extensive experience in the entertainment industry.

Richard J. Bressler, age 56, was appointed as our President and Chief Financial Officer, as President and Chief Financial Officer of Clear Channel and Clear Channel Capital I, LLC and as Chief Financial Officer of CCOH on July 29, 2013. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler has been one of our directors since May 2007. Mr. Bressler also currently is a director of Clear Channel and Gartner, Inc., a member of the board of managers of Clear Channel Capital I, LLC, a board observer at Univision Communications Inc. and serves on the boards of various other private companies. Mr. Bressler previously served as a member of the boards of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler was selected to serve as a member of our Board for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

James C. Carlisle, age 38, is a Managing Director at THL. Prior to joining THL in 2000, Mr. Carlisle worked at Goldman, Sachs & Co. in the Financial Institutions Group. Mr. Carlisle has been one of our directors since March 20, 2013. Mr. Carlisle also currently is a board observer at Univision Communications, Inc. and a director of Clear Channel and Agencyport Software Ltd., a provider of software systems to the insurance industry, and a member of the board of managers of Clear Channel Capital I, LLC.  Mr. Carlisle previously served as a director of CCOH. Mr. Carlisle holds a B.S.E., summa cum laude, in Operations Research from Princeton University and an M.B.A. from Harvard Business School. He also serves as a member of the board of directors of The Massachusetts Eye and Ear Infirmary and is an active contributor to the National Park Foundation. Mr. Carlisle was selected to serve as a member of our Board based on his experience evaluating strategies, operations and risks gained through his work at Goldman, Sachs & Co. and THL, as well as his experience serving as a director for other media companies.

John P. Connaughton, age 48, has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton has been one of our directors since May 2007. Mr. Connaughton also currently serves as a director of Clear Channel, HCA Holdings, Inc. (Hospital Corporation of America), Quintiles Transnational Corp., Plasma Resources UK and Air Medical Holdings, Inc. and is a member of the board of managers of Clear Channel Capital I, LLC. Mr. Connaughton previously served as a member of the boards of directors of Warner Music Group Corp., SunGard Data Systems, Inc., AMC Entertainment Inc., Stericycle Inc., CRC Health Corporation, Warner Chilcott plc and CMP Susquehanna Holdings Corp. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in Commerce from the University of Virginia and an M.B.A. from Harvard Business School. Mr. Connaughton was selected to serve as a member of our Board because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.

Julia B. Donnelly, age 31, is a Principal at THL. Ms. Donnelly rejoined THL in 2010 after attending Harvard Business School and working as an Associate at the firm from 2006 to 2008. Prior to THL, Ms. Donnelly worked at Morgan Stanley & Co. Incorporated in the Investment Banking Division. She has been one of our directors since September 10, 2013. Ms. Donnelly also currently serves on the boards of directors of Agencyport Software Ltd., a provider of software systems to the insurance industry, and Clear Channel and serves on the board of managers of Clear Channel Capital I, LLC. Ms. Donnelly holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School. Ms. Donnelly was selected to serve as a member of our Board based on her experience evaluating strategies, operations and risks gained through her work at Morgan Stanley & Co. and THL.

Matthew J. Freeman, age 44, has been one of our directors since December 14, 2012 and also serves on the board of directors or board of managers, as applicable, of Clear Channel and Clear Channel Capital I, LLC. He is an Operating Partner at Bain Capital. From 2010 until he joined Bain Capital in 2012, Mr. Freeman served in multiple capacities for The Interpublic Group of Companies, Inc. (a global advertising and marketing services company), including as CEO of its Mediabrands Ventures unit and as Vice Chairman and Global Chief Innovation Officer of its McCann Erickson unit. Prior thereto, Mr. Freeman was the CEO of an online media company, Betawave, from 2009 to 2010 and served as CEO of the Tribal DDB Worldwide unit of Omnicom Group Inc. (a global advertising, marketing and corporate communications company) from 1998 to 2009. Mr. Freeman, who graduated from Dartmouth College and the School of Visual Arts, currently serves as Chairman of Advertising Week and has served on the boards of the Advertising Club of New York and the American Association of Advertising Agencies (4As) and is a member of the Marketing Advisory Board of the Museum of Modern Art (MoMA). Mr. Freeman also has been inducted into the American Advertising Federation Hall of Achievement. Mr. Freeman was selected to serve as a member of our Board because of his experience in the media and advertising industries.

Blair E. Hendrix, age 49, is a Managing Director of Bain Capital and the Head of the firm’s operationally focused Portfolio Group for North America. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm. Mr. Hendrix has been one of our directors since August 2008. Mr. Hendrix also currently serves as a director of Clear Channel, CCOH and TWCC Holdings Corp. (The Weather Channel) and as a member of the board of managers of Clear Channel Capital I, LLC. He previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Jonathon S. Jacobson, age 52, founded Highfields Capital Management, a Boston-based investment firm, in July 1998 and serves as Senior Managing Director/Chief Investment Officer. Prior to founding Highfields Capital Management, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment. At HMC, Mr. Jacobson managed both a U.S. and an emerging markets equity fund. Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets. Mr. Jacobson has been one of our directors since July 30, 2008 and also serves as a director of Clear Channel and a member of the board of managers of Clear Channel Capital I, LLC. Mr. Jacobson received an M.B.A. from Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983. He is the Vice Chairman of the Board of Trustees of Brandeis University, where he is a member of both the Executive and Investment Committees, and a Trustee and Executive Committee member of the Gilman School. He also serves on the Board of the Birthright Israel Foundation, is a member of the Investment Committee of the Weizmann Global Endowment Management Trust and is a past member of the Board of Dean’s Advisors at Harvard Business School. Mr. Jacobson was selected to serve as a member of our Board because of his knowledge of finance and capital markets gained through his investment experience at Highfields and other investment funds.

Ian K. Loring, age 50, is a Managing Director at Bain Capital. Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave. Prior to joining Bain Capital, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. Mr. Loring has been one of our directors since May 2007. Currently, Mr. Loring also serves on the boards of directors of BMC Software, Clear Channel, TWCC Holdings Corp. (The Weather Channel), NXP Semiconductors N.V., Skillsoft and Denon & Marantz and serves on the board of managers of Clear Channel Capital I, LLC. Mr. Loring previously served as a member of the boards of directors of Warner Music Group Corp. and SMTC Corporation. He also volunteers for a variety of non-profit organizations and is a director of the Linda Loring Nature Foundation. He received an M.B.A. from Harvard Business School and a B.A. from Trinity College. Mr. Loring was selected as a member of our Board because of his knowledge of the industry gained through his experience at Bain Capital.

Mark P. Mays, age 50, currently serves as one of our directors and serves on the board of directors or the board of managers, as applicable, of Clear Channel and Clear Channel Capital I, LLC. He was appointed as our Chairman and Chief Executive Officer and a director in July 2008 and as our President in January 2010. He retired as our President and Chief Executive Officer on March 31, 2011 and as our Chairman on May 17, 2013, but continues to serve as a director. Mr. Mays also served as President and Chief Operating Officer of Clear Channel from February 1997 until his appointment as its President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel in February 2006 until he was reappointed as President in January 2010. Mr. Mays has been one of Clear Channel’s directors since May 1998 and its Chairman from July 2008 until May 17, 2013. Additionally, he previously served as a director of CCOH until May 2012. Mr. Mays retired as President and Chief Executive Officer of Clear Channel and as Chief Executive Officer of CCOH on March 31, 2011. Mr. Mays is the son of L. Lowry Mays, our previous Chairman, and the brother of Randall T. Mays, our former President, Chief Financial Officer, Vice Chairman and director. Mr. Mays was selected to serve as a member of our Board because of his service as our Chief Executive Officer as well as his experience in the industry.

Robert W. Pittman, age 60, was appointed as our Chairman and as Chairman of Clear Channel on May 17, 2013, as Chief Executive Officer and a director of ours and Clear Channel and as Executive Chairman and a director of CCOH on October 2, 2011. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of Clear Channel Capital I, LLC on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and Clear Channel since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, as well as his extensive media experience gained through the course of his career.

Scott M. Sperling, age 56, is Co-President of THL. Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling has been one of our directors since May 2007. Mr. Sperling also currently serves as a director of Clear Channel and Thermo Fisher Scientific Inc. and a member of the board of managers of Clear Channel Capital I, LLC. He previously served as a director of Vertis, Inc., Warner Music Group Corp. and several private companies. Mr. Sperling also is active in numerous community activities, including serving as a director of the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts and a member of Harvard Business School’s Board of Dean’s Advisors and Harvard Business School’s Rock Center for Entrepreneurship. Mr. Sperling received an M.B.A. from Harvard Business School and a B.S. from Purdue University. Mr. Sperling was selected as a member of our Board because of his operational and strategic knowledge gained through his experience at THL and various directorships.

The Board recommends that you vote “For” the director nominees named above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. As described below in the Compensation Discussion and Analysis section of this proxy statement, we believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing in this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at our annual meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2014 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

This resolution, commonly referred to as a “say-on-pay” resolution, is advisory, which means that the vote is not binding on CC Media, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather is related to the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules of the SEC. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We currently hold our say-on-pay vote once every three years. Accordingly, we expect that the next say-on-pay advisory vote will occur at our annual meeting of stockholders in 2017.

The Board recommends that you vote “For” approval of the advisory resolution on executive compensation above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
John P. Connaughton, Chairman
David C. Abrams
James C. Carlisle
Blair E. Hendrix
Jonathon S. Jacobson

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance
Bonus	Cash
Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation
Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and perquisites
Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)

Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers. Approximately 91% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2011 proxy statement. Accordingly, we made no significant changes to the objectives or structure of our executive compensation program.

COMPENSATION PRACTICES

Our named executive officers for fiscal year 2013 are as follows:

•	Robert W. Pittman, our Chairman and Chief Executive Officer (Principal Executive Officer);
•	Richard J. Bressler, who became our President and Chief Financial Officer on July 29, 2013 (Principal Financial Officer);
•	Thomas W. Casey, who served as our Executive Vice President and Chief Financial Officer until July 29, 2013 (Principal Financial Officer);
•	C. William Eccleshare, our Chief Executive Officer—Outdoor (overseeing both our Americas and International outdoor divisions as Chief Executive Officer of our subsidiary, CCOH);
•	John E. Hogan, who served as our Chairman and Chief Executive Officer—Clear Channel Media & Entertainment (our Media & Entertainment division) until January 13, 2014; and
•	Robert H. Walls, Jr., our Executive Vice President, General Counsel and Secretary.

CC Media’s Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers on an annual basis. However, because Mr. Eccleshare’s responsibilities relate to our Outdoor divisions, CC Media’s Compensation Committee only reviews his compensation, with final determination and approval of his compensation made by the Compensation Committee of the board of directors of our subsidiary, CCOH. For purposes of this Compensation Discussion and Analysis, we sometimes refer to CC Media’s Compensation Committee and CCOH’s Compensation Committee collectively as the “Compensation Committee.” All compensation decisions are made within the scope of each named executive officer’s employment agreement.

In making decisions with respect to each element of executive compensation, the applicable Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements;
•	the Chief Executive Officer’s recommendations (other than for himself);
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of CC Media and its stockholders. Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the applicable Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration. Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement. In the case of our named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the applicable Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. Our named executive officers are eligible for annual raises commensurate with Company policy.

Mr. Pittman became our Chief Executive Officer on October 2, 2011, after serving as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 15, 2010. Under his October 2, 2011 employment agreement, Mr. Pittman was provided an initial base salary of $1,000,000. Mr. Pittman’s annual base salary remained at that level for 2013. As described under “Executive Compensation—Employment Agreements with the Named Executive Officers,” on January 13, 2014, CC Media and Mr. Pittman amended and restated his employment agreement, extending the initial term of his service until January 13, 2019. In connection with the amended and restated employment agreement, on January 13, 2014, Mr. Pittman’s base salary increased to $1,200,000. CC Media’s Compensation Committee felt that this base salary, together with the restricted stock and other benefits and perquisites provided to Mr. Pittman under his amended and restated employment agreement, represented a competitive compensation package for Mr. Pittman.

Mr. Bressler became our President and Chief Financial Officer on July 29, 2013. Under his July 29, 2013 employment agreement, Mr. Bressler was provided with an initial base salary of $1,200,000. CC Media’s Compensation Committee felt that this base salary, together with the restricted stock and other benefits and perquisites provided to Mr. Bressler under his employment agreement, represented a competitive compensation package for Mr. Bressler.

At the beginning of 2010, we hired Messrs. Casey and Walls. Under their employment agreements, Mr. Casey and Mr. Walls were provided initial base salaries of $750,000 and $550,000, respectively, consistent with our view of market rates for their positions at the time. In November 2011 the Compensation Committee approved an increase in the annual base salary of Mr. Walls from $550,000 to $750,000, effective as of October 1, 2011, and in February 2012 the Compensation Committee approved an increase in the annual base salary of Mr. Casey from $750,000 to $800,000, effective March 1, 2012, in recognition of their continued contribution and value to the organization. Their base salaries remained at those levels for 2013. Mr. Casey ceased serving as our Executive Vice President and Chief Financial Officer on July 29, 2013.

Mr. Eccleshare’s base salary increased from ₤486,577 (or $760,860 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013) to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer—Outdoor and Chief Executive Officer of our subsidiary, CCOH, on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2013.

In November 2010, we amended and restated the employment agreement of Mr. Hogan. Pursuant to his amended and restated employment agreement, Mr. Hogan received an annual base salary increase in November 2010 from $800,000 to $1,000,000 in recognition of his continued contribution and value to the organization, and his annual base salary remained at that level for 2011 and 2012. In connection with Mr. Hogan’s relocation from San Antonio to New York City, Mr. Hogan’s base salary increased from $1,000,000 to $1,125,000 on June 3, 2013. Mr. Hogan retired from his position as Chairman and Chief Executive Officer—Clear Channel Media & Entertainment on January 13, 2014.

For a more detailed description of the employment agreements for our named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration. Messrs. Pittman, Bressler, Casey, Hogan and Walls and other key executives of CC Media participate in the CC Media 2008 Annual Incentive Plan. Mr. Eccleshare and other key executives of CCOH participate in the CCOH Amended and Restated 2006 Annual Incentive Plan.

In July 2008, CC Media’s sole stockholder at that time, CC IV, approved the CC Media 2008 Annual Incentive Plan (the “CCMH Annual Incentive Plan”). In May 2012, CCOH’s stockholders approved the CCOH Amended and Restated 2006 Annual Incentive Plan (which was originally approved by CCOH’s stockholders in April 2007) (the “CCOH Annual Incentive Plan”). The CCMH Annual Incentive Plan is administered by CC Media’s Compensation Committee and the CCOH Annual Incentive Plan is administered by CCOH’s Compensation Committee (collectively, both plans are referred to in this Compensation Discussion and Analysis as the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The CCOH Annual Incentive Plan is designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The performance goals for each named executive officer (other than Mr. Eccleshare) are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of CC Media in consultation with CC Media’s Board, the Chief Financial Officer of CC Media and other senior executive officers of CC Media within any parameters specified within each executive’s employment agreement. The Chief Executive Officer of CC Media makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own and Mr. Eccleshare’s) to CC Media’s Compensation Committee for its review, consideration and approval. CC Media’s Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer of CC Media. CCOH’s Compensation Committee determines the compensation levels and performance goals of Mr. Eccleshare, which are reviewed by CC Media’s Compensation Committee.

The 2013 annual incentive bonuses were based on the following performance goals (as further described below): (1) the performance goals for Messrs. Pittman and Walls were based on achievement of a targeted OIBDAN level on a Company-wide basis and certain qualitative performance objectives, which were directly relevant to their respective positions and responsibilities; (2) pursuant to his severance agreement and general release, for 2013 Mr. Casey’s performance goals were based solely on achievement of a targeted OIBDAN level on a Company-wide basis; (3) Mr. Hogan’s performance goals were based upon achievement of a targeted OIBDAN level for our Media & Entertainment division and certain qualitative performance objectives, which contributed to divisional performance, and his annual incentive bonus payment for 2013 was determined as part of his severance and general release; and (4) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for CCOH and certain qualitative performance objectives, which contributed to CCOH’s performance. For 2013, Mr. Bressler’s employment agreement provided a guaranteed minimum annual incentive bonus and additional bonus opportunity. Messrs. Eccleshare and Hogan also were provided with additional bonus opportunities based on achievement of certain qualitative performance objectives directly relevant to their respective positions and responsibilities.

The annual incentive bonuses for Messrs. Eccleshare and Walls for 2013 and the payments made to Mr. Eccleshare in 2014 under the additional bonus opportunities are reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The applicable Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable. Mr. Bressler’s guaranteed minimum annual bonus and guaranteed additional bonus for 2013 and Mr. Hogan’s annual bonus for 2013 pursuant to his severance agreement and general release are disclosed in the Bonus column of the Summary Compensation Table.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses and the additional bonus opportunities for the named executive officers:

•	at the outset of the fiscal year:

•	set performance goals for the year for CC Media, CCOH and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

•
after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of CC Media, CCOH and the operating divisions, as well as any individual performance goals.

For 2013, OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, CC Media, CCOH and the operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels. Furthermore, none of the named executive officers received discretionary bonus awards with respect to 2013 performance.

Pursuant to their employment agreements, Messrs. Bressler, Eccleshare and Hogan were awarded additional bonus opportunities with respect to 2013 performance. Mr. Hogan did not earn an additional bonus amount for 2013. Mr. Bressler’s additional bonus amount was guaranteed for 2013 pursuant to his employment agreement. To enhance the retention value of additional bonus awards, as described below, a significant portion of the earned additional bonus amount for Mr. Eccleshare with respect to 2013 and the entire amount of any future additional bonus award earned by Mr. Bressler beginning with respect to 2014 will be paid at a later date subject to continued employment.

Analysis. In determining whether the 2013 financial performance goals were met, the Compensation Committee considered the financial results of CC Media, CCOH and the operating divisions from January 1, 2013 to December 31, 2013. For 2013, the performance-based goals applicable to the named executive officers are set forth below.

Robert W. Pittman

Pursuant to his October 2, 2011 employment agreement, CC Media’s Compensation Committee determined that Mr. Pittman was eligible to receive a bonus with respect to 2013. Prior to CC Media’s Compensation Committee determining the amount of Mr. Pittman’s annual incentive bonus for 2013, Mr. Pittman declined to receive his bonus to make more funds available for bonus payments to other employees. Accordingly, Mr. Pittman received no annual incentive bonus with respect to 2013.

Richard J. Bressler

Pursuant to his employment agreement, Mr. Bressler was eligible to receive a target bonus of not less than 150% of his base salary (prorated to $769,315 for the portion of 2013 during which he served as our President and Chief Financial Officer). In addition to the annual incentive bonus, Mr. Bressler was eligible for an additional annual bonus opportunity of up to $500,000. Mr. Bressler’s annual incentive bonus and annual bonus opportunity amounts were guaranteed for 2013 pursuant to his employment agreement. Accordingly, for 2013, Mr. Bressler received his guaranteed annual incentive bonus of $769,315 and his guaranteed additional bonus of $500,000.

Thomas W. Casey

Pursuant to his employment agreement, Mr. Casey’s target bonus for 2013 was set at $1,000,000, with a maximum bonus for 2013 set at $2,000,000. Mr. Casey’s bonus target and maximum were prorated to $580,822 and $1,161,644, respectively, for the portion of 2013 during which he served as our Executive Vice President and Chief Executive Officer. Pursuant to his severance agreement and general release, Mr. Casey’s 2013 bonus was calculated based solely on Company OIBDAN. The Company-wide OIBDAN target for 2013 was $2.100 billion. For purposes of calculating Mr. Casey’s bonus, OIBDAN was calculated as the Company’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items. Our achieved OIBDAN for 2013 was approximately $1.856 billion, which was below the OIBDAN minimum. Accordingly, Mr. Casey did not receive an annual incentive bonus for 2013. Pursuant to Mr. Casey’s severance agreement and general release, his $198,000 additional bonus opportunity with respect to 2012 performance was paid during 2013 in connection with his July 29, 2013 termination of employment. See “Executive Compensation—Potential Post-Employment Payments” for a description of Mr. Casey’s severance agreement and general release.

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2013 was set at $1,000,000, with 70% based on the achievement of OIBDAN at CCOH of $932.8 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2013 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated as CCOH’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items. Mr. Eccleshare’s individual qualitative performance objectives for 2013 consisted of: (1) reducing expenses in the Outdoor businesses; (2) developing and communicating a strategy, including bringing new advertising revenue to the Outdoor advertising sector; (3) raising the profile of CCOH; and (4) continuing to build leadership capabilities and a collaborative business environment. The 2013 CCOH OIBDAN was approximately $862.7 million, which was below the OIBDAN target but above the OIBDAN minimum. Based on the achieved OIBDAN level, together with Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $679,833.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by CCOH’s Compensation Committee with respect to 2013 performance, Mr. Eccleshare also earned an additional $252,000 supplemental bonus based on achieving the following additional performance objectives established by CCOH’s Compensation Committee for Mr. Eccleshare with respect to the Outdoor business: (1) sharing best practices across CCOH; (2) developing a collaborative sales approach; (3) developing a plan to bring new advertising revenue to the Americas outdoor division and gaining market share; and (4) integrating the new President for the Americas outdoor division and solidifying the management team. Of the $252,000 supplemental bonus earned with respect to 2013 performance, $84,000 was paid at the end of February 2014, and the remaining $168,000 will be paid in equal installments of $84,000 each at the same time as the annual incentive bonus payments in 2015 and 2016 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2014, Mr. Eccleshare was paid the second of three $99,000 installments earned pursuant to his additional bonus with respect to 2012 performance. The final $99,000 installment of the 2012 additional bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2015 if Mr. Eccleshare remains employed on the payment date.

John E. Hogan

Pursuant to his employment agreement, Mr. Hogan’s target bonus for 2013 was set at $1,301,644, with 70% based on the achievement of target OIBDAN of $1.351 billion for the Media & Entertainment division and 30% based on the achievement of the other qualitative performance objectives referenced below. His maximum bonus for 2013 was set at $2,603,288. For purposes of calculating Mr. Hogan’s bonus, OIBDAN was calculated in the manner described above for Mr. Casey, but with respect to the Media & Entertainment division. Mr. Hogan’s individual qualitative performance objectives for 2013 consisted of: (1) continuing to build the brand and scope of iHeartRadio and the digital business; (2) achieving audience growth; (3) bringing new advertising revenue to the radio sector; (4) continuing to reduce expenses for the Media & Entertainment division; (5) developing and implementing improvement plans for specific businesses and continuing to develop talent and leadership in the Media & Entertainment division; and (6) continuing to work collaboratively with the Americas outdoor division. The Media & Entertainment division OIBDAN for 2013 was approximately $1.175 billion, which was below the OIBDAN minimum. In connection with his severance agreement and general release, we and Mr. Hogan agreed that he would receive an annual bonus of $77,250 for 2013 as part of his severance. In addition, pursuant to his January 13, 2014 severance agreement and general release, Mr. Hogan was paid the $900,000 that he previously earned with respect to 2012 performance pursuant to the additional bonus opportunity.

Pursuant to his employment agreement, Mr. Hogan also was awarded an additional bonus opportunity of up to $900,000 with respect to 2013 performance based on the following additional performance objectives established by CC Media’s Compensation Committee with respect to the Media & Entertainment division: (1) developing specific initiatives to bring additional advertising revenues to the Media & Entertainment division; (2) continuing to develop new products; (3) supporting and creating value for the Company and its leadership; (4) developing and demonstrating new joint business opportunities with the Americas outdoor division; and (5) continuing to align the portfolio. Mr. Hogan did not earn an additional bonus amount with respect to 2013 performance.

Robert H. Walls, Jr.

Pursuant to his employment agreement, Mr. Walls’ target bonus for 2013 was set at $750,000, with 50% based on the achievement of a Company-wide OIBDAN target of $2.100 billion and 50% based on the achievement of the other qualitative performance objectives described below. His maximum bonus was set at $1,500,000. For purposes of calculating Mr. Walls’ bonus, OIBDAN was calculated in the manner described above for Mr. Casey. Mr. Walls’ individual qualitative performance objectives for 2013 consisted of: (1) continuing to develop legal strategies to support the Media & Entertainment division; (2) continuing to expand the impact of the government affairs function; (3) resolving certain legal matters relating to CCOH; (4) continuing to implement initiatives in connection with the Company’s compliance and enterprise risk management program; and (5) focusing on the continued development of the legal department. Our achieved OIBDAN for 2013 was approximately $1.856 billion, which was below the OIBDAN minimum. Based on Mr. Walls’ level of achievement of his qualitative performance objectives described above, Mr. Walls’ received an annual incentive bonus of $318,750.

Long-Term Incentive Compensation

Administration. Our named executive officers participate in CC Media’s 2008 Executive Incentive Plan (the “CC Media Stock Incentive Plan”) and/or CCOH’s 2012 Stock Incentive Plan or CCOH’s previous 2005 Stock Incentive Plan (collectively, the CCOH 2005 Stock Incentive Plan and the CCOH 2012 Stock Incentive Plan are referred to as the “CCOH Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The CC Media Stock Incentive Plan is administered by CC Media’s Board of Directors. The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the CC Media Stock Incentive Plan and the CCOH Stock Incentive Plan. As of December 31, 2013, there were 201 employees holding outstanding stock incentive awards under the CC Media Stock Incentive Plan and 344 employees holding outstanding stock incentive awards under the CCOH Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation historically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. Equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units. Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of CC Media or CCOH stock, as applicable, on the date of grant. We typically define fair market value as the closing price on the date of grant; however, in certain cases, the CC Media Board has determined an alternative fair market value in excess of the closing price of CC Media stock on the date of grant. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the CC Media Board of Directors or the CCOH Compensation Committee, as applicable, in their discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the applicable Board or Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the CC Media Board of Directors or the CCOH Compensation Committee, as applicable.

Analysis. CC Media did not provide stock options to named executive officers during 2013. In connection with his employment agreement, CC Media’s Board of Directors granted Mr. Bressler an award of 910,000 shares of restricted stock on July 29, 2013, 250,000 shares of which vest based on time and 660,000 shares of which vest upon satisfaction of performance conditions. Similarly, on July 29, 2013, CCOH’s Compensation Committee granted Mr. Bressler an award of 271,739 shares of restricted stock, which vest based on time. See “Executive Compensation—Grants of Plan-Based Awards” below for a description of the vesting of Mr. Bressler’s awards.

As mentioned above, CC Media’s Board of Directors and CCOH’s Compensation Committee typically consider internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers. However, they do so broadly and do not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2013 long-term incentive awards, please refer to the Grants of Plan-Based Awards and the Employment Agreements with the Named Executive Officers sections appearing later under the Executive Compensation heading in this proxy statement.

Equity Award Grant Timing Practices

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the applicable Board of Directors or Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Board of Directors or Compensation Committee.

Equity Awards for Directors. Due to the ownership structure of CC Media and the representation on the Board of designees of the Sponsors and two other large stockholders, CC Media historically has not provided compensation, including any equity awards, to any members of the Board for their service as directors.

Timing of Equity Awards. We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the applicable Board or Compensation Committee prior to granting equity awards, the Board or Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. Mr. Eccleshare, who is a citizen of the United Kingdom, also is provided with private medical insurance and we contribute a portion of his salary to a private pension scheme in which he participates in the United Kingdom (or provide the cash benefits to him as salary in lieu of such contribution). We also provide certain other perquisites to the named executive officers.

Aircraft Benefits. From time to time, our officers use Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, during the term of his employment, CC Media agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft. CC Media currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.”

Club Dues, Automotive Benefits and Other Services. CC Media also has agreed to make a car and driver available for Mr. Pittman's business and personal use in and around the New York area as well as anywhere else on Company business. Mr. Eccleshare receives an automobile allowance and a leased car in the United Kingdom and we have agreed to make a car service available for his business use in the United States. In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide supplemental life insurance benefits to Mr. Eccleshare.

Relocation, Housing, Tax and Legal Review Benefits. Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees. As part of this process, the CC Media and CCOH Compensation Committees considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations. After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the CC Media and CCOH Compensation Committees adopted new Company-wide tiered relocation policies reflecting these types of relocation benefits. The new relocation policies apply only in the case of a Company-requested relocation and provide different levels of benefits based on the employee’s level within the organization. In connection with his promotion to serve as the Chief Executive Officer of CCOH, Mr. Eccleshare relocated from our offices in London to our offices in New York City. Through the negotiation of his employment agreement, CCOH agreed to provide Mr. Eccleshare with certain additional benefits in consideration of his international relocation. Similarly, in connection with Mr. Hogan’s relocation from our offices in San Antonio to our offices in New York City and in connection with the negotiation of an amendment to his employment agreement, CC Media agreed to provide Mr. Hogan with certain additional relocation benefits. We also paid Mr. Bressler’s and Mr. Pittman’s legal fees in connection with the negotiation of their employment agreements in 2013 and 2014, respectively. See “Executive Compensation—Employment Agreements with the Named Executive Officers” for a description of these additional benefits.

CC Media’s Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. In addition, in connection with Mr. Casey’s July 29, 2013 termination of service and Mr. Hogan’s January 13, 2014 retirement, we entered into a severance agreement and general release with each of Messrs. Casey and Hogan. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Compensation Committee. As described above, CC Media’s Compensation Committee primarily is responsible for conducting reviews of CC Media’s executive compensation policies and strategies, overseeing and evaluating CC Media’s overall compensation structure and programs, setting executive compensation and setting performance goals and evaluating the performance of executive officers against those goals, with the full Board approving equity awards. With respect to executive officers who are employed exclusively by our Outdoor divisions, CC Media’s Compensation Committee reviews compensation; however, CCOH’s Compensation Committee has the responsibility for conducting reviews of CCOH’s executive compensation policies and strategies, overseeing and evaluating CCOH’s overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of CC Media’s Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers. CC Media’s Chief Executive Officer provides reviews and recommendations regarding CC Media’s executive compensation programs, policies and governance for CC Media’s Compensation Committee’s consideration. In the case of our Outdoor divisions, his recommendations incorporate the recommendations from CCOH’s Chief Executive Officer (other than for himself). Our Chief Executive Officer’s responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CC Media’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for the named executive officers other than himself.

Use of Compensation Consultants. During 2013, management engaged Mercer (US) Inc. to review and analyze, using its existing sources of data, the compensation program for the independent members of CCOH’s board of directors in light of current trends and practices. Mercer (US) Inc. is affiliated with Marsh & McLennan Companies. During 2013, MMC and its affiliated companies (collectively, “MMC”) were retained by management to provide services unrelated to executive or director compensation, including: consulting services related to divisional sales and market-specific incentive plans for employees who are not executive officers, an equity plan overhang analysis, testing and investment consulting services with respect to defined contribution plans, leasing services, as well as insurance, brokerage, actuarial and employee benefit services. In addition, during 2013, MMC was retained by a special litigation committee of CCOH’s board of directors to provide economic analyses in connection with litigation. MMC’s fees during 2013 with respect to its review of independent director compensation were $17,200, and the aggregate fees for the other services provided by MMC during 2013 were approximately $4.8 million.

CC Media requested and received responses from MMC addressing its independence, including the following factors: (1) other services provided to CC Media and its subsidiaries by MMC; (2) fees paid CC Media and its subsidiaries as a percentage of MMC’s total revenue; (3) policies or procedures maintained by MMC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any CC Media or CCOH stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and MMC or the individual consultants involved in the engagements.  The Compensation Committee discussed these considerations and concluded that MMC’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for Federal income tax purposes in any one year with respect to certain senior executives, in 2013, CC Media was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations. This is because, following the July 2008 merger (the “Merger”) pursuant to which Clear Channel became an indirect wholly owned subsidiary of CC Media, CC Media was not required to register its Class A common stock and, on December 31, 2013, CC Media would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act had CC Media not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008. In the event that CC Media subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), CC Media’s Compensation Committee will consider the anticipated tax treatment to CC Media and to senior executives covered by these rules of various payments and benefits. In that event, CC Media’s Compensation Committee may consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

CC Media accounts for stock-based payments, including awards under the CC Media Stock Incentive Plan and the CCOH Stock Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

CORPORATE SERVICES AGREEMENT

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement (the “Corporate Services Agreement”) with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc. (“CCMS”), an indirect subsidiary of CC Media. Under the terms of the agreement, CCMS provides, among other things, certain executive officer services to CCOH. These executive officer services are allocated to CCOH based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense) - net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense) – net; depreciation & amortization; and impairment charges.

For 2013, CCOH was allocated 36.51% of certain personnel costs for Messrs. Bressler and Casey for the portions of the year during which they respectively served as Chief Financial Officer of CCOH. CC Media and CCOH considered these allocations to be a reflection of the utilization of services provided based on 2012 OIBDAN. Please refer to footnote (g) to the Summary Compensation Table in this proxy statement for the allocations for 2013, 2012 and 2011. For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2013, 2012 and 2011 for the principal executive officer (“PEO”) and the principal financial officers (“PFO”) serving during 2013 and each of the three next most highly compensated executive officers of CC Media for services rendered in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman	2013	1,000,000		—		—	—		—		1,020,622		2,020,622
– Chairman and	2012	1,000,000		597,200		260,000	—		902,800		885,145		3,645,145
Chief Executive Officer (PEO)(e)	2011	250,000		1,435,500		—	1,146,064		—		570,190		3,401,754

Richard J. Bressler – President and Chief Financial Officer (PFO)(f)	2013	512,500	(g)	1,269,315	(g)	3,244,999	—		—		71,748	(g)	5,098,562

Thomas W. Casey	2013	466,667	(g)	—		—	—		—		5,736,622	(g)	6,203,289
– Former Executive	2012	791,667	(g)	230,000	(g)	2,675,187	—		562,152	(g)	6,250	(g)	4,265,256
Vice President and Chief Financial Officer (PFO)(h)	2011	750,000	(g)	439,380	(g)	—	—		710,620	(g)	64,953	(g)	1,964,953

C. William	2013	1,067,509		—		—	—		862,833		937,383		2,867,725
Eccleshare – Chief	2012	1,057,296		405,096		1,860,760	374,094		540,186		1,191,919		5,429,351
Executive Officer –Outdoor(i)	2011	798,260		—		—	1,256,729	(j)	920,134		126,970		3,102,093

John E. Hogan –	2013	1,072,917		77,250		—	—		—		881,920		2,032,087
Former Chairman	2012	1,000,000		655,013		804,602	—		685,323		190,386		3,335,324
and Chief Executive Officer – Clear Channel Media & Entertainment(k)	2011	1,000,000		758,333		—	59,834	(l)	612,864		46,276		2,477,307

Robert H. Walls, Jr.	2013	750,000		—		—	—		318,750		24,844		1,093,594
– Executive Vice	2012	750,000		115,250		2,422,983	—		523,474		10,279		3,821,986
President, General Counsel & Secretary(m)	2011	600,000		273,694	(g)	—	—		476,306		6,125		1,356,125
(a)	The amounts reflect:
•	For Mr. Pittman, cash payments for 2012 and 2011 as discretionary bonus awards from CC Media;
•
For Mr. Bressler, who began serving as our President and Chief Financial Officer on July 29, 2013, (1) a guaranteed minimum annual bonus from CC Media equal to 150% of his base salary prorated for the number of days that he worked during 2013, which equaled $769,315, and (2) a guaranteed additional bonus of $500,000 from CC Media, as provided in his employment agreement;

•
For Mr. Casey, (1) cash payments for 2012 and 2011 as discretionary bonus awards from CC Media and (2) for 2011, a $250,000 bonus that Mr. Casey received from CC Media for his service in the Office of the Chief Executive Officer;

•	For Mr. Eccleshare, a cash payment for 2012 as a discretionary bonus award from CCOH;
•
For Mr. Hogan, (1) cash payments for 2012 and 2011 as discretionary bonus awards from CC Media; (2) for 2011, (a) a $25,000 discretionary bonus payment for 2011 approved by CC Media’s Compensation Committee in March 2011 and (b) a $333,333 payment pursuant to an additional bonus opportunity approved by CC Media’s Compensation Committee in November 2011 with respect to 2011 performance; (3) for 2012, the second $333,333 payment under the 2011 additional bonus opportunity; and (4) for 2013, a bonus award of $77,250 with respect to 2013 performance pursuant to his severance agreement and general release; and

•
For Mr. Walls, (1) cash payments for 2012 and 2011 as discretionary bonus awards from CC Media and (2) for 2011, a $250,000 bonus that Mr. Walls received from CC Media for his service in the Office of the Chief Executive Officer.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)
CC Media Stock Awards. On July 29, 2013, Mr. Bressler received a restricted stock award with respect to 910,000 shares of CC Media’s Class A common stock, 250,000 shares of which contain time-vesting provisions and 660,000 shares of which contain performance-based vesting conditions. The amount shown in the Stock Awards column for Mr. Bressler for 2013 includes $1,245,000 as the full grant date fair value of the time-vesting portion of his July 29, 2013 restricted stock award based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based portion of his July 29, 2013 restricted stock award, the grant date fair value of the performance-based portion of his restricted stock award would have been $3,286,800. However, on the date of grant, the actual fair market value of the performance-based portion of the restricted stock award was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based portion of the restricted stock award in the Stock Awards column.

On October 15, 2012, Messrs. Pittman and Walls received restricted stock awards with respect to 200,000 shares and 60,000 shares of CC Media’s Class A common stock, respectively, 50% of which contain performance-based vesting conditions and 50% of which contain time-vesting provisions. The amounts shown in the Stock Awards column for Messrs. Pittman and Walls for 2012 include $260,000 and $78,000, respectively, as the full grant date fair value of the time-vesting portion of the October 15, 2012 restricted stock awards based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock awards that Messrs. Pittman and Walls received on October 15, 2012, the grant date fair value of those performance-based restricted stock awards would have been $260,000 and $78,000, respectively. However, on the date of grant, the actual fair market value of those performance-based restricted stock awards was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based restricted stock awards in the Stock Awards column.

On October 22, 2012, CC Media commenced an offer to exchange (the “2012 Exchange Program”), pursuant to which CC Media offered to exchange certain outstanding options to purchase shares of CC Media’s Class A common stock granted under the 2008 Executive Incentive Plan that had a per share exercise price equal to $10.00 for restricted replacement shares (the “Replacement Shares”) of CC Media’s Class A common stock in an amount equal to 90.0% of the number of shares of Class A common stock underlying such person’s eligible options. In addition, on October 22, 2012, CC Media granted additional fully-vested stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the 2012 Exchange Program. The Replacement Shares and Additional Shares were granted on October 22, 2012, the date of the commencement of the offer. If an individual participated in the 2012 Exchange Program, that person was required to tender his or her eligible options prior to November 19, 2012, the expiration date of the offer, in order to retain his or her Replacement Shares. If participants in the 2012 Exchange Program timely delivered a properly completed election form under Code Section 83(b), CC Media repurchased a portion of their Additional Shares with a value sufficient to fund a portion of the tax withholdings in connection with the award of the Replacement Shares, subject to an aggregate maximum amount. Additional Shares that were not repurchased were forfeited at the expiration of the offer on November 19, 2012. If an individual declined to participate in the 2012 Exchange Program, that person’s Replacement Shares and Additional Shares were forfeited on November 19, 2012, the date of the expiration of the offer, and that person retained his or her eligible options.

Because the Replacement Shares and the Additional Shares were granted at the commencement of the offer, subject to forfeiture, $877,723, $804,602 and $344,987 included in the Stock Awards column for 2012 for Messrs. Casey, Hogan and Walls, respectively, represents the incremental fair value of their time-vesting Replacement Shares and all of their Additional Shares (including those forfeited as described below) based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based Replacement Shares that Mr. Hogan received on October 22, 2012, the grant date fair value of those performance-based Replacement Shares would have been $110,016. However, on the date of grant, the actual fair market value of those performance-based Replacement Shares was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based Replacement Shares in the Stock Awards column.

Mr. Casey received 225,000 Replacement Shares and 162,500 Additional Shares at the commencement of the offer. Mr. Casey declined to participate in the 2012 Exchange Program and forfeited the 225,000 Replacement Shares and 162,500 Additional Shares on November 19, 2012. He retained his existing options that were eligible for exchange, with no changes to the terms. As a result, the entire $877,723 grant date fair value in respect of his Replacement Shares and Additional Shares included in the Stock Awards column for 2012 was forfeited.

Mr. Hogan received 226,101 Replacement Shares and 163,295 Additional Shares at the commencement of the offer. Mr. Hogan participated in the 2012 Exchange Program and exchanged his eligible options for the 226,101 Replacement Shares. In addition, 124,187 of Mr. Hogan’s Additional Shares were repurchased pursuant to the tax assistance program and the remaining 39,108 of Mr. Hogan’s Additional Shares were forfeited. As a result, $117,715 of the grant date fair value in respect of his Additional Shares included in the Stock Awards column for 2012 was forfeited.

Mr. Walls received 90,000 Replacement Shares and 65,000 Additional Shares at the commencement of the offer. Mr. Walls participated in the 2012 Exchange Program and exchanged his eligible options for the 90,000 Replacement Shares. In addition, 30,994 of Mr. Walls’ Additional Shares were repurchased pursuant to the tax assistance program and the remaining 34,006 of Mr. Walls’ Additional Shares were forfeited. As a result, $102,358 of the grant date fair value in respect of his Additional Shares included in the Stock Awards column for 2012 was forfeited.

CCOH Stock Awards. The amounts shown in the Stock Awards column for Mr. Bressler for 2013 and for Messrs. Casey and Walls for 2012 include $1,999,999, $1,797,464 and $1,999,996, respectively, as the full grant date fair value of time-vesting restricted stock or restricted stock units awarded to them by CCOH on July 29, 2013, May 10, 2012 and March 26, 2012, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock or restricted stock unit awards, the grant date fair value is based on the closing price of CCOH’s Class A common stock on the date of grant.

On July 26, 2012, Mr. Eccleshare was awarded a restricted stock unit award with respect to (1) 126,582 shares of CCOH’s Class A common stock that contain performance-based vesting conditions and (2) 379,747 shares of CCOH’s Class A common stock that contain time-vesting provisions. The amount shown in the Stock Awards column for Mr. Eccleshare for 2012 includes $1,860,760 as the full grant date fair value of the time-vesting restricted stock units based on the closing price of CCOH’s Class A common stock on the date of grant, as described above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock units that Mr. Eccleshare received, the grant date fair value of those performance-based restricted stock units would have been $620,252. However, on the date of grant, the actual fair market value of those performance-based restricted stock units was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based restricted stock units in the Stock Awards column.

CC Media Option Awards. The amount shown in the Option Awards column for 2011 for Mr. Pittman reflects the full grant date fair value of time-vesting CC Media stock options awarded to him in 2011, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

For Mr. Hogan, the amount shown in the Option Awards column for 2011 reflects the incremental fair value of stock option awards to Mr. Hogan on February 17, 2011 in exchange for stock option awards originally granted in 2008 pursuant to an Offer to Exchange that commenced in February 2011 (the “2011 Exchange Program”). For a description of the 2011 Exchange Program, see footnote (l) below. As described above, Mr. Hogan participated in the 2012 Exchange Program and exchanged the stock options reflected in the Option Awards column for 2011 for Replacement Shares included in the 2012 Stock Awards column.

CCOH Option Awards. The amounts shown in the Option Awards column for 2012 and 2011 for Mr. Eccleshare reflect the full grant date fair value of time-vesting stock options awarded to Mr. Eccleshare by CCOH in 2012 and 2011, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For Mr. Eccleshare, the amount shown in the Option Awards column for 2011 also includes the incremental fair value of modifications made on August 11, 2011 to certain of his outstanding stock option awards originally granted on September 10, 2009 and September 10, 2010. For a description of Mr. Eccleshare’s award modifications, see footnote (j) below.

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Interest beginning on page A-88 of Appendix A.

(c)	The amounts reflect:
•
For Messrs. Pittman, Casey, Hogan and Walls, cash payments from CC Media as annual incentive bonus awards for 2013, 2012 and 2011, as applicable, under its 2008 Annual Incentive Plan pursuant to pre-established performance goals; and

•
For Mr. Eccleshare, (1) cash payments from CCOH as annual incentive bonus awards for 2013, 2012 and 2011 under its Amended and Restated 2006 Annual Incentive Plan pursuant to pre-established performance goals; (2) for 2013, a cash payment in 2014 of (a) the second one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012 and (b) one-third ($84,000) of the $252,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2013; and (3) for 2012, a cash payment in 2013 of one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012. The remaining $99,000 of the additional bonus opportunity with respect to 2012 will be paid in 2015 and the remaining $168,000 of the additional bonus opportunity with respect to 2013 will be paid in equal installments in 2015 and 2016, in each case if Mr. Eccleshare remains employed at the payment dates.

Messrs. Casey and Hogan also earned an additional $198,000 and $900,000, respectively, pursuant to additional bonus opportunities based on pre-established performance goals with respect to 2012. These amounts were not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2012 because they were to be paid 36 months after the performance goals were established if they remained employed through the payment date. Pursuant to Mr. Casey’s severance agreement and general release, his $198,000 additional bonus opportunity was paid during 2013 in connection with his July 29, 2013 termination of employment and is reflected in the “All Other Compensation” column as described in footnote (d) below. Pursuant to Mr. Hogan’s severance agreement and general release, his $900,000 additional bonus opportunity was paid during 2014 in connection with his January 13, 2014 termination of employment as described in “—Potential Post-Employment Payments.”

(d)	As described below, for 2013 the All Other Compensation column reflects:
•
amounts we contributed under our 401(k) plan as a matching contribution for the benefit of the named executive officers in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;

•	club membership dues for Mr. Eccleshare paid by us;
•	the value of personal use of company aircraft by the named executive officers;
•	security services for Mr. Pittman;
•	personal tax services paid by us;
•	tax gross-ups on tax services;
•	relocation expenses for Mr. Hogan;
•	tax gross-ups on relocation expenses for Mr. Hogan;
•	the cost of travel for family members of Mr. Eccleshare;
•	legal expenses in connection with employment and other related matters for Mr. Bressler;
•	the cost of private medical insurance for the benefit of Mr. Eccleshare;
•	an automobile allowance and leased car for the benefit of Mr. Eccleshare in the United Kingdom and amounts reimbursed for car service expenses incurred by Mr. Eccleshare;
•	amounts reimbursed for car service expenses incurred by Mr. Pittman;
•	housing and related expenses for Mr. Eccleshare in the United States;
•	tax gross-ups on housing and related expenses for Mr. Eccleshare;
•	housing expenses for Mr. Hogan;
•	tax gross-ups on housing expenses for Mr. Hogan;
•	the cost of supplemental life insurance for Mr. Eccleshare; and
•	severance benefits for Mr. Casey.

	Pittman	Bressler	Casey	Eccleshare	Hogan	Walls
Plan contributions (or payment in lieu thereof)	$6,375	$2,500	$6,375	$157,419	$6,375	$6,375
Club dues	—	—	—	782	—	—
Aircraft usage	719,192	18,697	—	18,284	214,799	18,469
Security services	124,114	—	—	—	—	—
Tax services	—	—	—	35,809	—	—
Tax services tax gross-up	—	—	—	26,411	—	—
Relocation expenses	—	—	—	—	100,000	—
Relocation tax gross-up	—	—	—	—	103,278	—
Family travel expenses	—	—	—	49,116	—	—
Legal fees	—	50,551	—	—	—	—
Private medical insurance	—	—	—	14,594	—	—
Automobile allowance/transportation	—	—	—	23,930	—	—
Car service	170,941	—	—	8,306	—	—
Housing and related expenses	—	—	—	239,442	225,045	—
Housing and related expenses tax gross-up	—	—	—	352,568	232,423	—
Supplemental life insurance	—	—	—	10,722	—	—
Severance payments	—	—	5,730,247	—	—	—
Total	$1,020,622	$71,748	$5,736,622	$937,383	$881,920	$24,844

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on CC Media’s actual costs.

As a result of CC Media’s high public profile and due in part to threats against CC Media, its operations and management, CC Media engaged an outside security consultant to assess security risks to CC Media’s physical plant and operations, as well as Mr. Pittman. Based upon the findings and recommendation of this security consultant, CC Media’s management and Board of Directors implemented, and CC Media’s management and Board intend to continue the implementation of, numerous security measures for CC Media’s operations and Mr. Pittman.

Pursuant to his employment agreement, for security purposes and at the direction of the Board of CC Media, during the term of his employment, CC Media agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft. CC Media currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” Pursuant to the security assessment and at the direction of the Board of CC Media, Mr. Pittman’s spouse and dependents also travel by private aircraft for all personal and business travel. From time to time, our other officers also use the Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy.

The value of personal aircraft usage reported above is based on CC Media’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. CC Media applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which CC Media reimburses the aircraft management company for costs that would otherwise be incurred directly by CC Media (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by CC Media. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

Messrs. Pittman and Eccleshare are reimbursed for car service use for commuting and other personal purposes.

Pursuant to his employment agreement and in connection with his relocation to the United States, Mr. Eccleshare also receives certain housing, tax and other services. Pursuant to his employment agreement and in connection with his relocation to New York City, Mr. Hogan receives certain relocation, housing and tax benefits. For a description of these services and the other items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

Mr. Casey’s severance payments reflected in the table above consist of: (1) $198,000 earned under an additional bonus opportunity with respect to 2012 performance; (2) an equity preservation value payment of $5,000,000 pursuant to his employment agreement; (3) severance of $525,000 paid during 2013 pursuant to his employment agreement; and (4) equipment retained by Mr. Casey with a value of $7,247. See “—Potential Post-Employment Payments” for a summary of Mr. Casey’s severance agreement and general release.

(e)
Mr. Pittman became our Chief Executive Officer on October 2, 2011. The summary compensation information presented above for Mr. Pittman reflects his service in that capacity since October 2, 2011. Prior to becoming our Chief Executive Officer and an employee of ours on October 2, 2011, Mr. Pittman served as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 2010. During 2011, we paid Mr. Pittman $375,000 for his services under the consulting agreement.

(f)
Mr. Bressler became our President and Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity since July 29, 2013.

(g)
As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” CCMS provides, among other things, certain executive officer services to CCOH. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for each of Messrs. Bressler, Casey and Walls. However, pursuant to the Corporate Services Agreement, based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN, CCOH was allocated: (1) 36.51% of certain amounts for Mr. Bressler for 2013; (2) 36.51% of certain amounts for Mr. Casey for 2013, 40.62% for 2012 and 38.95% for 2011; and (3) 38.95% of certain amounts for Mr. Walls for 2011, as described below:

•	With respect to Mr. Bressler, 36.51% of the amounts reflected in the Salary, Bonus and All Other Compensation columns;
•
With respect to Mr. Casey: (1) 36.51% of the amount reflected in the Salary column for 2013 and 36.51% of certain of the amounts reflected in the All Other Compensation column for 2013; (2) 40.62% of the amounts reflected in the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns for 2012; (3) 38.95% of the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns and 38.95% of certain of the amounts reflected in the All Other Compensation column for 2011 based on his service as Chief Financial Officer; (4) $73,764 of the amount reflected in the Bonus column for 2011, reflecting 38.95% of his discretionary bonus provided for his service as Chief Financial Officer during 2011; and (5) $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH; and

•
With respect to Mr. Walls, $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH.

	Salary Allocated to CCOH
	2013	2012	2011
Richard J. Bressler	$187,114	—	—
Thomas W. Casey	170,380	$321,575	$292,125

	Bonus and Non-Equity Incentive Plan Compensation Allocated to CCOH
	2013	2012	2011
Richard J. Bressler	$463,427	—	—
Thomas W. Casey	—	$321,772	$498,800
Robert H. Walls, Jr.	—	—	148,250

	All Other Compensation Allocated to CCOH
	2013	2012	2011
Richard J. Bressler	$26,195	—	—
Thomas W. Casey	268,941	$2,539	$25,299

(h)
Mr. Casey served as our Executive Vice President and Chief Financial Officer from January 4, 2010 until July 29, 2013. The summary compensation information presented above for Mr. Casey reflects his service in that capacity for that period of time, as well as his service as a member of the Office of the Chief Executive Officer of CC Media from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through January 24, 2012.

(i)
On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of CCOH, overseeing both our Americas and International outdoor divisions. Prior thereto, Mr. Eccleshare served as our Chief Executive Officer—Clear Channel Outdoor—International. The summary compensation information presented above for Mr. Eccleshare reflects his compensation from CCOH for service in those capacities during the relevant periods of 2013, 2012 and 2011. Mr. Eccleshare is a citizen of the United Kingdom and his compensation from CCOH reported in the Summary Compensation Table that was originally denominated in British pounds has been converted to U.S. dollars using the average exchange rates of ₤1=$1.5637, ₤1=$1.5848 and ₤1=$1.60359 for the years ended December 31, 2013, 2012 and 2011, respectively.

In addition to his compensation paid by CCOH, the amounts in the Salary column for Mr. Eccleshare include $18,046 paid in each of 2013 and 2012 and $17,990 paid in 2011 by our majority-owned subsidiary, Clear Media Limited, for his service as a director of Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid by Clear Media Limited have been converted from Hong Kong dollars to U.S. dollars using the average exchange rates of HK$1=$0.1289, HK$1=$0.1289 and HK$1=$0.1285 for the years ended December 31, 2013, 2012 and 2011, respectively.

(j)	The amount in the Option Awards column for Mr. Eccleshare for 2011 reflects the full grant date fair value of time-vesting stock options awarded by CCOH, as described in footnote (b) above.

On August 11, 2011, CCOH’s Compensation Committee amended and restated certain of Mr. Eccleshare’s outstanding stock options. As part of the amendment and restatement, the performance-based vesting conditions applicable to Mr. Eccleshare’s outstanding stock options originally awarded on September 10, 2009 and September 10, 2010 were replaced with time-vesting conditions. Accordingly, as described in footnote (b) above, the amount in the Option Awards column for 2011 also includes the incremental fair value of the August 11, 2011 modifications made to his September 10, 2009 and September 10, 2010 stock option awards.

(k)
Mr. Hogan served as our Chairman and Chief Executive Officer—Clear Channel Media & Entertainment from February 16, 2012 until his retirement on January 13, 2014. Prior thereto, he served as President and Chief Executive Officer—Clear Channel Media & Entertainment. The summary compensation information presented above for Mr. Hogan reflects his service in those capacities during the periods presented.

(l)
During 2008 Mr. Hogan received stock options to purchase 108,297 shares of CC Media’s Class A common stock that contained performance-based vesting conditions and received time-vesting stock options to purchase 54,148 shares of CC Media’s Class A common stock. The 108,297 performance-based stock options awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 54,149 new performance-based stock options pursuant to the 2011 Exchange Program. Similarly, the 54,148 time-vesting stock options to purchase CC Media Class A common stock awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 27,074 new time-vesting stock options pursuant to the 2011 Exchange Program.

The amount in the Option Awards column for Mr. Hogan for 2011 reflects the incremental fair value of the time-vesting stock options awarded to Mr. Hogan by CC Media in the 2011 Exchange Program, as described in footnote (b) above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based vesting stock options that Mr. Hogan received in the 2011 Exchange Program, the grant date fair value of those performance-based vesting stock options would have been $184,648. However, on the date of the 2011 Exchange Program, the actual fair value of those options was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based options in the Option Awards column.

(m)
Mr. Walls became our Executive Vice President, General Counsel and Secretary on January 1, 2010. The summary compensation information presented above for Mr. Walls reflects his service in that capacity during the periods presented, as well as his service as a member of the Office of the Chief Executive Officer of CC Media from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through January 24, 2012.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference. Mr. Casey’s service with us terminated on July 29, 2013 and Mr. Hogan’s service with us terminated on January 13, 2014. For a description of the severance arrangements for Messrs. Casey and Hogan, see “—Potential Post-Employment Payments.”

Robert W. Pittman

On October 2, 2011, CC Media entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of CC Media and as Executive Chairman of the Board of Directors of CCOH. The October 2, 2011 employment agreement superseded the consulting agreement that Mr. Pittman previously entered into with CC Media and Pilot Group Manager LLC, dated November 15, 2010, and had an initial term ending on December 31, 2016, with automatic 12-month extensions thereafter unless either party provided prior notice electing not to extend the employment agreement. On January 13, 2014, CC Media entered into an amended and restated employment agreement with Mr. Pittman. The amended and restated employment agreement has an initial five-year term ending on January 13, 2019, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to his amended and restated employment agreement, Mr. Pittman’s minimum base salary increased from $1,000,000 per year under his previous employment agreement to $1,200,000 per year. His base salary may be increased at the discretion of CC Media’s Board or its compensation committee. Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by CC Media’s Board or its compensation committee after consultation with Mr. Pittman. Under Mr. Pittman’s previous employment agreement, his aggregate target annual bonus that could be earned upon achievement of all of his performance objectives was not less than $1,650,000. Under the amended and restated employment agreement, beginning in 2014, Mr. Pittman’s aggregate target annual performance bonus is 150% of his annual base salary. Pursuant to his October 2, 2011 employment agreement, CC Media’s compensation committee determined that Mr. Pittman was eligible to receive a bonus with respect to 2013. Prior to CC Media’s compensation committee determining the amount of Mr. Pittman’s annual incentive bonus for 2013, Mr. Pittman declined to receive his bonus to make more funds available for bonus payments to other employees. Accordingly, Mr. Pittman received no annual incentive bonus with respect to 2013. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CC Media may participate. In addition, during the term of his employment, CC Media will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. CC Media leases this aircraft from a company controlled by Mr. Pittman. See “Certain Relationships and Related Party Transactions—Commercial Transactions.” If a company aircraft is not available due to service or maintenance issues, CC Media will charter a comparable aircraft for Mr. Pittman's business and personal use. CC Media also will make a car and driver available for Mr. Pittman's business and personal use in and around the New York area as well as anywhere else on company business. During 2014, CC Media reimbursed Mr. Pittman for legal fees incurred by Mr. Pittman in connection with the negotiation of the amended and restated employment agreement.

Pursuant to his previous employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of CC Media’s Class A common stock. See “—Outstanding Equity Awards at Fiscal Year-End” below. In connection with the amended and restated employment agreement, on January 13, 2014, CC Media and Mr. Pittman amended his stock option to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vest ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

Pursuant to the amended and restated employment agreement, on January 13, 2014, CC Media granted Mr. Pittman 350,000 restricted shares of CC Media’s Class A common stock. Mr. Pittman’s CC Media restricted stock award is divided into two tranches consisting of: (1) 100,000 shares (the “Tranche 1 Shares”) and (2) 250,000 shares (the “Tranche 2 Shares”). The Tranche 1 Shares vest in two equal parts on each of December 31, 2017 and December 31, 2018. The Tranche 2 Shares vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns. In addition, as provided in the amended and restated employment agreement, on January 13, 2014, CCOH granted Mr. Pittman 271,739 restricted shares of CCOH’s Class A common stock. Mr. Pittman’s CCOH restricted stock award vests in two equal parts on each of December 31, 2016 and December 31, 2017.

Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by CC Media’s stockholders, CC Media will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the amended and restated employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of the confidential information of CC Media, CCOH and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. CC Media agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

On July 29, 2013, CC Media entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary at a rate no less than $1,200,000 per year, subject to increase at the discretion of CC Media’s Board or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by CC Media’s Board or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount; provided, however, that Mr. Bressler’s actual bonus for 2013 is no less than the target performance bonus multiplied by the percentage of the 2013 calendar year from July 29, 2013 to December 31, 2013. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity of up to $500,000, based on CC Media’s achievement of one or more annual performance goals determined by CC Media’s chief executive officer and approved by CC Media’s Board or a committee thereof, which amount was guaranteed in full for 2013. For 2013, Mr. Bressler received his guaranteed annual incentive bonus of $769,315 and his guaranteed additional bonus of $500,000. Beginning with 2014, any additional bonus amount will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CC Media may participate.

During the term of his employment, CC Media will make a car service available for Mr. Bressler’s business use. During 2013, CC Media also reimbursed Mr. Bressler for legal fees incurred by Mr. Bressler in connection with the negotiation of the employment agreement and ancillary documents.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by CC Media’s stockholders, CC Media will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Pursuant to Mr. Bressler’s employment agreement, on July 29, 2013, CC Media granted Mr. Bressler 910,000 restricted shares of CC Media’s Class A common stock. In addition, as provided in the employment agreement, on July 29, 2013, CCOH granted Mr. Bressler 271,739 restricted shares of the Class A common stock of CCOH. See the Grants of Plan-Based Awards During 2013 table and “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the awards.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of the Company Group. He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. CC Media agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

Thomas W. Casey

On December 15, 2009, Thomas W. Casey entered into an employment agreement with Clear Channel. Mr. Casey ceased serving as our Executive Vice President and Chief Financial Officer on July 29, 2013 and entered into a severance agreement and general release with Clear Channel on September 11, 2013. See “—Potential Post-Employment Payments” for a description of Mr. Casey’s severance arrangements.

Under his employment agreement, Mr. Casey received compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Casey’s annual base salary initially was set at $750,000, with eligibility for additional annual raises commensurate with company policy. Mr. Casey’s 2013 annual base salary was $800,000. Under his employment agreement, Mr. Casey also was eligible to receive a performance bonus no later than March 15 of each calendar year, with a target annual bonus of $1,000,000. Mr. Casey’s bonus was prorated for the portion of 2013 during which he served as our Executive Vice President and Chief Financial Officer and, pursuant to his severance agreement and general release, was based solely on Clear Channel’s performance for 2013. Based on Clear Channel’s OIBDAN performance, Mr. Casey did not receive an annual bonus for 2013. However, pursuant to his September 11, 2013 severance agreement and general release, during 2013 Mr. Casey was paid the $198,000 that he previously earned with respect to 2012 performance pursuant to an additional bonus opportunity. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Potential Post-Employment Payments” for a description of Mr. Casey’s bonus and severance arrangements. Mr. Casey was entitled to participate in all employee welfare benefit plans in which other similarly situated employees were entitled to participate.

Pursuant to the terms of his employment agreement, Mr. Casey also received certain relocation benefits in connection with his relocation to San Antonio during the 24-month period after entering into his employment agreement. During 2011, Mr. Casey completed his relocation and received relocation benefits from Clear Channel of $37,385 with respect to the transfer tax on the deed to his home, plus $21,443 to compensate him for the taxes on those relocation benefits.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Casey was granted a stock option to purchase 250,000 shares of CC Media’s Class A common stock, which he forfeited in connection with his July 29, 2013 termination.

Mr. Casey’s employment agreement imposes certain post-termination obligations on Mr. Casey. He is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel for the 18-month period following his employment termination, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel for the 18-month period following his termination of employment. Clear Channel remains obligated to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

C. William Eccleshare

August 31, 2009 Contract of Employment. On August 31, 2009, Clear Channel Outdoor Ltd., a subsidiary of CCOH, entered into an employment agreement with C. William Eccleshare, pursuant to which he served as Chief Executive Officer of our International outdoor division. The agreement had no specified term, but generally could be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement set Mr. Eccleshare’s initial base salary at £402,685 (or $629,679 using the average exchange rate of ₤1=$1.5637 for the year ended December 31, 2013), subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd. As described below, in connection with his promotion to Chief Executive Officer of CCOH, Mr. Eccleshare’s annual base salary was increased to $1,000,000. Mr. Eccleshare also received a car allowance, was eligible to receive a performance bonus and was entitled to certain other employee benefits.

In addition, pursuant to his employment agreement, Mr. Eccleshare was entitled to have Clear Channel Outdoor Ltd. contribute a portion of his annual base salary to a personal pension plan (not sponsored by Clear Channel Outdoor Ltd.) registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom. Mr. Eccleshare’s employment agreement also contained non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

January 24, 2012 Employment Agreement. On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of CCOH, overseeing both our Americas and International outdoor divisions. In connection with his promotion, CCOH and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either CCOH or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As Chief Executive Officer of CCOH, Mr. Eccleshare relocated from CCOH’s offices in London to CCOH’s offices in New York City in 2012. In his new position, Mr. Eccleshare receives an annual base salary from CCOH of $1,000,000. His salary will be reviewed at least annually for possible increase by the CCOH Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus from CCOH with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by CCOH’s Compensation Committee for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive an additional annual bonus from CCOH of up to $300,000, based on the achievement of one or more annual performance goals determined by CCOH’s Board of Directors or a subcommittee thereof. Any bonus earned under the additional bonus opportunity will be paid by CCOH in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2013, Mr. Eccleshare received an annual bonus of $679,833. Mr. Eccleshare also (1) received an additional bonus payment of $99,000 provided pursuant to his additional bonus opportunity earned with respect to 2012 performance and (2) earned an additional bonus of $252,000 with respect to his additional bonus opportunity with respect to 2013 performance, $84,000 of which was paid in February 2014 and $168,000 of which will be paid in equal installments in 2015 and 2016 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

CCOH continues to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment. CCOH also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by CCOH or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, CCOH will reimburse this excess tax on a fully-grossed up basis for applicable taxes. CCOH also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to similarly-situated senior executives of CCOH; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary.

In connection with Mr. Eccleshare’s relocation to New York City in 2012, CCOH reimbursed Mr. Eccleshare for all reasonable expenses associated with his relocation to New York City pursuant to CCOH’s relocation policy. In addition, CCOH agreed to: (1) pay Mr. Eccleshare an additional $200,000 (less applicable taxes) for relocation-related expenses not otherwise covered by CCOH’s relocation policy; (2) provide a reasonable number of flights during the first 12 months after Mr. Eccleshare’s permanent relocation for his family to visit New York City; and (3) reimburse Mr. Eccleshare up to $20,000 per month, fully grossed-up for applicable taxes, for housing in New York City during any portion of his employment period in which he is based in New York City.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 CCOH restricted stock units on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with CCOH and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with other senior executives of CCOH. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Hays plc. Upon his service with Hays plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with CCOH or its affiliates, subject to CCOH’s prior written consent that will not be unreasonably withheld.

John E. Hogan

Prior to his retirement, effective June 29, 2008, John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly owned subsidiary of CC Media, with such employment agreement amending and restating in its entirety his previous employment agreement with CCB. On November 15, 2010, Mr. Hogan entered into a new amended and restated employment agreement, pursuant to which he would have served as President and Chief Executive Officer of our Media & Entertainment division through December 31, 2013, with automatic extensions from year to year thereafter unless either party provided prior notice of non-renewal. Mr. Hogan and CCB further amended his amended and restated employment agreement on February 23, 2012, pursuant to which he would have served as Chairman and Chief Executive Officer of our Media & Entertainment division through December 31, 2015, with automatic extensions from year to year thereafter unless either party provided prior notice of non-renewal. In connection with the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table, the guaranteed value provisions of his February 2012 amendment were amended on November 15, 2012 to reflect the exchange of his stock options for restricted stock in the 2012 Exchange Program so that, as described below, the guaranteed value provisions are offset by the value of the restricted stock received in the 2012 Exchange Program rather than the stock option awards, which no longer exist after the closing of the 2012 Exchange Program. In connection with Mr. Hogan’s relocation from the offices in San Antonio to the offices in New York City, Mr. Hogan’s employment agreement was amended effective June 3, 2013 to increase Mr. Hogan’s compensation and provide for certain relocation benefits, as described below. On January 13, 2014, Mr. Hogan retired and entered into a severance agreement and general release with CCB. See “—Potential Post-Employment Payments” for a description of Mr. Hogan’s severance arrangements.

Under Mr. Hogan’s employment agreement, he received compensation consisting of a base salary, incentive awards and other benefits and perquisites. Pursuant to his November 2010 amended and restated employment agreement with CCB, Mr. Hogan’s annual base salary initially was set at $1,000,000, with eligibility for additional annual raises commensurate with company policy. In connection with his relocation from San Antonio to New York City, his base salary increased to $1,125,000 effective June 3, 2013. In connection with his relocation, CC Media also agreed to pay Mr. Hogan a housing allowance of $25,000 per month (fully grossed-up for certain applicable taxes) for a period of 18 months and $100,000 for relocation-related expenses. Pursuant to his employment agreement, Mr. Hogan was eligible to receive a performance bonus of not less than 120% of his annual base salary no later than March 15 of each calendar year if all of his performance objectives were achieved for the year. For 2013, the amount of his target performance bonus was increased to $1,375,000 (with the new target performance bonus amount prorated for the portion of 2013 beginning on June 3, 2013). Pursuant to the February 2012 amendment to his agreement, Mr. Hogan was eligible to earn an additional bonus with a target of $900,000, based upon criteria approved by the Compensation Committee, in addition to his annual performance bonus. In connection with his January 13, 2014 severance agreement and general release, CCOH and Mr. Hogan agreed that he would receive an annual bonus of $77,250 for 2013 as part of his severance. In addition, pursuant to his January 13, 2014 severance agreement and general release, Mr. Hogan was paid the $900,000 that he previously earned with respect to 2012 performance pursuant to the additional bonus opportunity. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a description of Mr. Hogan’s bonus and “—Potential Post-Employment Payments” for a description of Mr. Hogan’s severance arrangements. During his employment, Mr. Hogan also was entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate. He also was reimbursed for his legal expenses in connection with the negotiation of his November 2010 amended and restated employment agreement and the February 2012 amendment thereto.

Under the employment agreement, Mr. Hogan remains required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB. Under his employment agreement, Mr. Hogan is prohibited from activities that compete with CCB or its affiliates for 12 months after leaving CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. The January 13, 2014 severance agreement and general release extended such 12 month periods to 24 months. However, pursuant to the terms of his employment agreement, upon receiving written permission from the Board, Mr. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. Hogan also is prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.

Mr. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).

Robert H. Walls, Jr.

Effective January 1, 2010, Robert H. Walls, Jr. entered into an employment agreement with CCMS. Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Walls’ annual base salary initially was set at $550,000, with eligibility for additional annual raises commensurate with company policy. Mr. Walls’ current annual base salary is $750,000. During 2010, Mr. Walls received a $500,000 signing bonus, a prorated portion of which he would have been required to reimburse if he terminated his employment without good reason within the first 12 months of his employment or CCMS terminated his employment for cause during that period. No later than March 15 of each calendar year, Mr. Walls is eligible to receive a performance bonus. For 2010, Mr. Walls’ target bonus was $1,000,000, with the criteria being 50% EBITDA-based and 50% MBO-based. For purposes of his agreement, (1) EBITDA-based means performance criteria selected by the Board with respect to the annual bonus and with target performance determined on the same basis as determined for other similarly situated employees of CCMS and its affiliates and (2) MBO-based means the subjective performance criteria agreed to on an annual basis between the Chief Executive Officer and Mr. Walls at about the same time as established for other similarly situated employees. For 2011, Mr. Walls’ target bonus was required to be no less than 100% of his base salary for 2011, with the criteria being 50% EBITDA-based and 50% MBO-based. For 2012 and thereafter, Mr. Walls’ target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Walls. For 2013, Mr. Walls received an annual bonus of $318,750. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Mr. Walls also received certain other benefits, including reimbursement of legal expenses in connection with the negotiation of his employment agreement and certain relocation benefits in connection with his relocation to San Antonio, such as reimbursement of living expenses and commuting expenses until September 1, 2010, reimbursement of taxes associated with the relocation benefits as well as other relocation benefits in accordance with company policy.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Walls was granted a stock option to purchase 100,000 shares of CC Media’s Class A common stock, which Mr. Walls exchanged for shares of restricted stock in the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table.

Under the employment agreement, Mr. Walls is required to protect the secrecy of confidential information of CCMS and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with CCMS and its affiliates during employment and for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment during employment and for 12 months after termination of employment. CCMS agreed to defend and indemnify Mr. Walls for acts committed in the course and scope of his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

2008 Executive Incentive Plan. CC Media grants equity incentive awards to named executive officers and other eligible participants under the 2008 Executive Incentive Plan adopted in connection with, and prior to, the consummation of the Merger. The 2008 Executive Incentive Plan is intended to advance the interests of CC Media and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, CC Media or its affiliates who are in a position to make a significant contribution to the success of CC Media and its affiliates.

The 2008 Executive Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CC Media and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CC Media or any of its affiliates in the case of other awards.

The 2008 Executive Incentive Plan is administered by the Board of CC Media. The Board determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Executive Incentive Plan. The Board also makes other determinations and interpretations necessary to carry out the purposes of the 2008 Executive Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Certain key participants who receive equity awards under the 2008 Executive Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan. In addition, all participants in the 2008 Executive Incentive Plan would be required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan in connection with a public offering of CC Media’s shares on terms and conditions requested by CC Media or its underwriters.

CCOH Stock Incentive Plans. CCOH grants equity incentive awards to named executive officers in our outdoor businesses and other eligible participants under the 2012 Stock Incentive Plan and, prior to obtaining stockholder approval of the 2012 Stock Incentive Plan on May 18, 2012, the 2005 Stock Incentive Plan (collectively, the “CCOH Stock Incentive Plan”). The CCOH Stock Incentive Plan is intended to facilitate the ability of CCOH to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The CCOH Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to CCOH or its subsidiaries.

The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee, except that the entire CCOH Board has sole authority for granting and administering awards to CCOH’s non-employee directors. The CCOH Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the CCOH Stock Incentive Plan. The CCOH Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the CCOH Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plans

As discussed above, CC Media historically has provided awards to Messrs. Pittman, Bressler, Casey, Hogan and Walls under the CCMH Annual Incentive Plan and CCOH has provided awards to Mr. Eccleshare under the CCOH Annual Incentive Plan. In addition, Messrs. Bressler, Eccleshare and Hogan were eligible to participate in additional bonus opportunities with respect to performance in 2013. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the CCMH Annual Incentive Plan, the CCOH Annual Incentive Plan and the grant of awards to the named executive officers thereunder, as well as the additional bonus opportunities available to Messrs. Bressler, Eccleshare and Hogan.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards During 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards(a) ($)
Robert W. Pittman	N/A(b)	—	1,650,000	3,300,000	—	—	—	—	—	—	—

Richard J. Bressler	N/A(b)	—	769,315	1,538,630	—	—	—	—	—	—	—
	N/A(b)	—	500,000	500,000	—	—	—	—	—	—	—
	07/29/13(c)	—	—	—	—	660,000	—	250,000	—	—	1,245,000
	07/29/13(c)	—	—	—	—	—	—	271,739	—	—	1,999,999

Thomas W. Casey	N/A(b)	—	580,822	1,161,644	—	—	—	—	—	—	—

C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—	—	—	—

John E. Hogan	N/A(b)	—	1,301,644	2,603,288	—	—	—	—	—	—	—
	N/A(b)	—	—	900,000	—	—	—	—	—	—	—

Robert H. Walls, Jr.	N/A(b)	—	750,000	1,500,000	—	—	—	—	—	—	—

(a)
The amounts in the table reflect the full grant date fair value of time-vesting restricted stock awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Interest beginning on page A-88 of Appendix A.

(b)
Each of Messrs. Pittman, Casey, Hogan and Walls was granted a cash incentive award by CC Media under the CCMH Annual Incentive Plan based on the achievement of pre-established performance goals. Mr. Bressler also was granted a cash incentive award by CC Media under the CCMH Annual Incentive Plan, with a minimum bonus amount guaranteed for 2013 pursuant to his July 29, 2013 employment agreement, as described below. Pursuant to his severance agreement and general release, Mr. Casey’s bonus was prorated for the portion of 2013 during which he served as our Executive Vice President and Chief Financial Officer. Mr. Eccleshare was granted a cash incentive award by CCOH under the CCOH Annual Incentive Plan based on the achievement of pre-established performance goals. In addition, each of Messrs. Bressler, Eccleshare and Hogan was eligible to participate in an additional bonus opportunity with respect to CC Media’s 2013 performance in the case of Messrs. Bressler and Hogan and CCOH’s 2013 performance in the case of Mr. Eccleshare. For 2013 Mr. Bressler was entitled to receive (1) a minimum annual bonus equal to 150% of his base salary prorated for the number of days that he worked during 2013, which equaled $769,315, and (2) a guaranteed additional bonus of $500,000, which amounts are reflected in the Bonus column in the Summary Compensation Table for Mr. Bressler for 2013. Mr. Eccleshare had the opportunity to earn up to $300,000 from CCOH under his additional bonus opportunity and earned $252,000 based on 2013 performance, of which $84,000 was paid at the end of February 2014 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $168,000 of which will be paid in equal installments of $84,000 each at the same time as the annual incentive bonus payments are paid generally in 2015 and 2016 if Mr. Eccleshare remains employed at that time. Mr. Hogan had the opportunity to earn up to $900,000 from CC Media under his additional bonus opportunity but did not earn an additional bonus amount based on 2013 performance. For further discussion of the 2013 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)
On July 29, 2013, Mr. Bressler received a restricted stock award with respect to 910,000 shares of CC Media’s Class A common stock under the CC Media Stock Incentive Plan. The restricted stock will vest as follows: (1) 250,000 shares of the award is time-vesting, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date; (2) 360,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns; and (3) 300,000 shares of the award will vest on a pro rata basis (using straight line linear interpolation) only if the Sponsors receive between 200% and 278% return on their investment in CC Media in the form of cash returns.

On July 29, 2013, Mr. Bressler also received a restricted stock award with respect to 271,739 shares of CCOH’s Class A common stock under the 2012 Stock Incentive Plan. The restricted stock will vest with respect to 50% of the shares on each of the third and fourth anniversaries of the grant date.

For further discussion of these awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a)($)
	(#) Exercisable		(#) Unexercisable
Robert W. Pittman	332,000	(b)	498,000	(b)	36.00	10/02/21	—		—	—		—
	—		—		—	—	100,000	(c)	653,000	100,000	(c)	653,000

Richard J. Bressler	—		—		—	—	250,000	(d)	1,632,500	660,000	(d)	4,309,800
	—		—		—	—	271,739	(e)	2,755,433	—		—

Thomas W. Casey	—		—		—	—	—		—	—		—

C. William Eccleshare	202,813	(f)	—		4.05	09/10/19	—		—	—		—
	46,570	(g)	15,524	(g)	3.48	02/24/20	—		—	—		—
	47,686	(h)	15,897	(h)	4.31	09/10/20	—		—	—		—
	15,360	(i)	—		7.66	12/13/20	—		—	—		—
	45,000	(j)	45,000	(j)	8.97	02/21/21	—		—	—		—
	22,500	(k)	67,500	(k)	7.90	03/26/22	—		—	—		—
	—		—		—	—	379,747	(l)	3,850,635	126,582	(l)	1,283,541

John E. Hogan	—		—		—	—	38,250	(m)	249,773	—		—
	—		—		—	—	18,276	(m)	119,342	36,550	(m)	238,672

Robert H. Walls, Jr.	—		—		—	—	24,000	(n)	156,720	30,000	(n)	195,900
	—		—		—	—	22,500	(o)	146,925	—		—
	—		—		—	—	253,164	(p)	2,567,083	—		—

(a)
For equity awards with respect to the Class A common stock of CC Media, this value is based upon the closing sale price of CC Media’s Class A common stock on December 31, 2013 of $6.53. For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 31, 2013 of $10.14.

(b)
Options to purchase 166,000 shares of CC Media’s Class A common stock vested on each of October 2, 2012 and October 2, 2013. However, in connection with his amended and restated employment agreement, CC Media and Mr. Pittman amended this stock option on January 13, 2014 to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vest ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

(c)
This unvested restricted stock award representing 200,000 shares of CC Media’s Class A common stock vests as follows: (1) 50% of the award is time-vesting, with 50% vesting on each of October 15, 2016 and October 15, 2017; and (2) 50% of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.

(d)
This unvested restricted stock award representing 910,000 shares of CC Media’s Class A common stock vests as follows: (1) 250,000 shares of the award is time-vesting, with 20% vesting annually beginning July 29, 2014; (2) 360,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns; and (3) 300,000 shares of the award will vest on a pro rata basis (using straight line linear interpolation) only if the Sponsors receive between 200% and 278% return on their investment in CC Media in the form of cash returns.

(e)	This unvested restricted stock award representing 271,739 shares of CCOH’s Class A common stock vests 50% on each of the July 29, 2016 and July 29, 2017.
(f)
Options to purchase 202,813 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(g)
Options to purchase 62,094 shares of CCOH’s Class A common stock vest as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) the remaining options vest on February 24, 2014.

(h)
Options to purchase 63,583 shares of CCOH’s Class A common stock vest as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 vested on September 10, 2013; and (4) the remaining options vest on September 10, 2014.

(i)	Options to purchase 15,360 shares of CCOH’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.
(j)
Options to purchase 22,500 shares of CCOH’s Class A common stock vested on each of February 21, 2012 and February 21, 2013. The remaining options vest in two equal annual installments, beginning on February 21, 2014.

(k)	Options to purchase 22,500 shares of CCOH’s Class A common stock vested on March 26, 2013. The remaining options vest in three equal annual installments, beginning on March 26, 2014.
(l)
This unvested restricted stock unit award representing 506,329 shares of CCOH’s Class A common stock vests as follows: (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon CCOH achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

(m)
These unvested restricted stock awards were issued pursuant to the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table. As provided under Mr. Hogan’s severance agreement and general release, these 93,076 shares vested on January 21, 2014 and 83,938 of the shares were repurchased by CC Media on February 19, 2014 at $7.10 per share.

(n)
This unvested restricted stock award representing 54,000 shares of CC Media’s Class A common stock vests as follows: (1) 24,000 shares of the award vest in four equal annual installments beginning on October 15, 2014; and (2) 30,000 shares of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.

(o)
This unvested restricted stock award representing 22,500 shares of CC Media’s Class A common stock was issued pursuant to the 2012 Exchange Program described in footnote (b) to the Summary Compensation Table and vests on December 31, 2014.

(p)	This unvested restricted stock unit award representing 253,164 shares of CCOH’s Class A common stock vests 50% on each of March 26, 2015 and March 26, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2013.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Robert W. Pittman	—	—	—	—
Richard J. Bressler	—	—	—	—
Thomas W. Casey	—	—	—	—
C. William Eccleshare	—	—	4,346	34,855
John E. Hogan	—	—	47,388	271,704
Robert H. Walls, Jr.	—	—	28,500	182,925

(a)
Represents the gross number of shares acquired on vesting of CC Media restricted stock by Messrs. Hogan and Walls and the gross number of shares acquired on vesting of CCOH restricted stock units by Mr. Eccleshare, without taking into account any shares withheld to satisfy applicable tax obligations.

(b)
Represents the value of the vested restricted stock or restricted stock units, as applicable, calculated by multiplying (1) the number of vested shares of restricted stock or the number of vested restricted stock units, as applicable, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

PENSION BENEFITS

CC Media, Clear Channel and CCOH do not have any pension plans in which the named executive officers participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

CC Media historically has offered a nonqualified deferred compensation plan for its highly compensated executives, pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Any matching credits on amounts deferred would be made in CC Media’s sole discretion and CC Media retains ownership of all assets until distributed. Participants in the plan could allocate their deferrals and any CC Media matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and company matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee.

Payments under the plan must begin upon separation from service, death, disability or change in control; however, key employees generally must wait six months after separation from service for distributions to begin. Payments will be made in accordance with the participant’s elections if the participant reaches retirement under the plan (age 65, or age 55 and 10 years of service) and has an account balance of $25,000 or more. If a participant terminates employment and does not meet both of these criteria, the participant’s account balance will be distributed on the 10th of the month on or following 60 days after termination. Distributions due to financial hardship (as determined by CC Media’s Compensation Committee) are permitted, but other unscheduled withdrawals are not allowed. In the event of a change in control, all deferral account balances will be distributed in a lump sum as soon as administratively feasible.

The following table sets forth certain information for the named executive officers with respect to the nonqualified deferred compensation plan for the year ended December 31, 2013.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013(a) ($)
Robert W. Pittman	—	—	—	—	—
Richard J. Bressler	—	—	—	—	—
Thomas W. Casey	—	—	—	—	—
C. William Eccleshare	—	—	—	—	—
John E. Hogan	—	—	38,864	—	265,680
Robert H. Walls, Jr.	—	—	—	—	—

(a)
Salary and bonus deferral contributions and company matching contributions have been suspended since 2010. Accordingly, none of the $265,680 shown in the Aggregate Balance at December 31, 2013 column is reflected in the Summary Compensation Table as a contribution of salary or bonus by Mr. Hogan during 2013, 2012 or 2011.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers (other than Thomas W. Casey), using an assumed December 31, 2013 trigger event for each scenario. In addition, for Mr. Hogan, who retired on January 13, 2014, the narrative to the table describes the actual payments and benefits provided subsequent to December 31, 2013 in connection with his January 13, 2014 retirement. In the case of Mr. Casey, the narrative and table describe the actual payments and benefits provided in connection with his July 29, 2013 termination of service.

Robert W. Pittman

Termination by CC Media for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman. Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of CC Media’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CC Media to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Pittman’s base salary, performance bonus opportunity or additional bonus opportunity. To terminate for Good Cause, Mr. Pittman must provide CC Media with 30 days notice, after which CC Media has 15 days to cure.

If CC Media terminates Mr. Pittman’s employment for Cause, CC Media will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under applicable employee benefit plans (“Accrued Amounts”). If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, CC Media will pay Mr. Pittman a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”).

Termination by CC Media without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by CC Media or Upon Change in Control. If CC Media terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if CC Media gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, CC Media will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman's termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”). Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Death or Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, CC Media may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, CC Media will pay to Mr. Pittman or his designee or estate: (1) a lump sum cash payment equal to his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, CC Media will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman's date of termination.

Impact of Termination on October 2, 2011 and October 15, 2012 Equity Awards. Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested CC Media stock options granted on October 2, 2011 and restricted stock granted on October 15, 2012 will be cancelled. If Mr. Pittman’s employment is terminated by CC Media without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of CC Media where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in CC Media immediately prior to the transaction, his unvested options will vest and become immediately exercisable. If Mr. Pittman’s employment is terminated by CC Media without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable. Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six-month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by CC Media without Cause within 12 months after a change of control, his time-vesting CC Media restricted stock granted on October 15, 2012 will vest.

On January 13, 2014, Mr. Pittman and CC Media amended and restated Mr. Pittman’s employment agreement, providing certain additional benefits to Mr. Pittman, as described below.

Impact of Termination on Equity Awards Granted on January 13, 2014. In connection with Mr. Pittman’s amended and restated employment agreement, he was granted awards of restricted stock by CC Media and CCOH on January 13, 2014.

The CC Media restricted stock award granted on January 13, 2014 is divided into the Tranche 1 Shares and the Tranche 2 Shares. The Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event Mr. Pittman’s employment is terminated by CC Media without Cause, because CC Media does not renew his employment agreement or because of Mr. Pittman’s death or disability (each, a “Good Leaver Termination”); and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within 90 days of a Change in Control. The Tranche 2 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC (defined as a Change in Control that the Board determines is not effected by an entity with material operating assets and after which the business and assets of CC Media continue on a standalone basis materially consistent with immediately prior to the Change in Control), be converted to a dollar vesting schedule such that the Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of CC Media’s Class A common stock reaches $36; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

With respect to the CCOH restricted stock, in the event that Mr. Pittman’s employment with CC Media and its subsidiaries is terminated by CC Media for a reason other than Cause or by Mr. Pittman for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Pittman ceases to be Executive Chairman of the Board of CCOH but continues to be employed by CC Media, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of CC Media having an aggregate Fair Market Value (as defined in CC Media’s Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such CC Media restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting CC Media for CCOH). In the event of Mr. Pittman’s termination of employment or service from CC Media for any other reason, then all unvested shares of CCOH restricted stock will be immediately forfeited.

Gross-Up Provisions under Mr. Pittman’s January 13, 2014 Amended and Restated Employment Agreement. Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by CC Media’s stockholders, CC Media will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Pittman’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

In the event that Mr. Pittman’s employment is terminated due to his death, disability or retirement, CC Media will pay him a lump sum amount equal to any taxes paid by Mr. Pittman in accordance with Section 83(b) of the Code with respect to the CC Media restricted stock awarded on January 13, 2014 that, at the time of such death, disability or retirement, remains unvested. For purposes of Mr. Pittman’s employment agreement, retirement is deemed to occur if, for the 12-month period following Mr. Pittman’s termination by reason of non-renewal of the employment agreement by either party (excluding termination by CC Media for Cause or due to disability) or by Mr. Pittman without Good Cause, Mr. Pittman does not commence employment with or provide significant services as an advisor or consultant to CC Media or any unaffiliated companies.

Richard J. Bressler

Termination by CC Media for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler. Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of CC Media’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CC Media to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of CCOH will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide CC Media with 30 days notice, after which CC Media has 30 days to cure.

If CC Media terminates Mr. Bressler’s employment for Cause, CC Media will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, CC Media will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus and additional bonus opportunity with respect to a previous year (“Earned Prior Year Annual and Additional Bonus”).

Termination by CC Media without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by CC Media or Upon Change in Control. If CC Media terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following CC Media’s notice of non-renewal after the initial term of the employment agreement, CC Media will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, CC Media will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his additional bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, CC Media may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, CC Media will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, CC Media will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions. Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by CC Media’s stockholders, CC Media will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards. In connection with Mr. Bressler’s employment agreement, he was granted awards of restricted stock by CC Media and CCOH on July 29, 2013.

The CC Media award of 910,000 restricted shares of CC Media’s Class A common stock is divided into three tranches consisting of: (1) 250,000 shares (the “Bressler Tranche 1 Shares”); (2) 360,000 shares (the “Bressler Tranche 2 Shares”); and 300,000 shares (the “Bressler Tranche 3 Shares”). The Bressler Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event of a Good Leaver Termination; and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within the 90-day period prior to a Change in Control or following a Change in Control. The Bressler Tranche 2 Shares and Bressler Tranche 3 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC, be converted to a dollar vesting schedule such that the Bressler Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of CC Media’s Class A common stock reaches $36, and the Bressler Tranche 3 Shares will vest, if at all, on a pro rated basis (using straight line linear interpolation) upon the achievement, if any, of a Fair Market Value of CC Media Class A common stock of between $72 and $100.08; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Bressler Tranche 2 Shares and Bressler Tranche 3 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

On July 29, 2013, CCOH granted Mr. Bressler 271,739 restricted shares of Class A common stock of CCOH. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of CCOH restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with CC Media, CCOH and its subsidiaries is terminated by CC Media or CCOH for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by CCOH and its subsidiaries by reason of termination by CCOH with or without Cause or at the written request of CC Media but continues to be employed by CC Media, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of CC Media having an aggregate Fair Market Value (as defined in the CC Media Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such CC Media restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting CC Media for CCOH).

Thomas W. Casey

Mr. Casey served as Executive Vice President and Chief Financial Officer of CC Media, Clear Channel and CCOH until July 29, 2013. In connection with Mr. Casey’s termination of employment, on September 11, 2013 Clear Channel and Mr. Casey entered into a severance agreement and general release pursuant to which Clear Channel agreed to pay Mr. Casey: (1) $198,000, representing the amount previously earned by Mr. Casey pursuant to an additional bonus opportunity with respect to 2012 performance; and (2) as provided in Mr. Casey’s previous employment agreement dated December 15, 2009 for a termination without Cause (as defined below pursuant to Mr. Casey’s previous employment agreement), and in exchange for the agreement and Mr. Casey’s release of claims: (a) a prorated annual bonus with respect to the days he was employed during 2013, calculated based solely on Clear Channel’s performance as provided in his previous employment agreement; (b) an “equity value preservation payment” equal to $5,000,000; and (c) a $2,700,000 severance payment paid over 18 months. However, if Mr. Casey violates the non-compete provision of Section 7 of his previous employment agreement during the 18-month period above (but without regard to whether Mr. Casey’s activities are within or outside the non-compete area specified in such provision) or if Mr. Casey is rehired by Clear Channel, the severance payments referred to in (c) above will cease, although Clear Channel will continue to pay Mr. Casey the difference, if any, between his previous annualized base salary and his new annualized base salary for the remainder of the 18-month period. In addition, Mr. Casey was permitted to retain certain electronic equipment previously provided to Mr. Casey by Clear Channel. Mr. Casey’s vested CC Media stock options remained exercisable for 90 days after his termination, and then forfeited. Mr. Casey’s unvested CC Media stock options and his unvested CCOH restricted stock units forfeited upon his termination.

Under Mr. Casey’s previous employment agreement, “Cause” was defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties with us (other than due to disability or following his notice to us of termination for Good Reason), after a demand for substantial performance is delivered by our Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature was not curable or was a recurrence of a previously cured act with respect to which Mr. Casey had previously been provided notice, those acts would not constitute Cause unless the Board provided Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey could take the remedial action, and Mr. Casey failed to take the remedial action within the specified time.

C. William Eccleshare

Termination by CCOH for Cause or by Mr. Eccleshare without Good Reason. Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by CCOH for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of CCOH’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (2), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (other than if, after a restructuring or reorganization of CCOH or a sale or spinoff of all or a portion of CCOH’s operations, Mr. Eccleshare continues as Chief Executive Officer of CCOH or Clear Channel International (or either of their respective successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of CCOH; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by CCOH of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide CCOH with 30 days notice, after which CCOH has 30 days to cure.

If Mr. Eccleshare’s employment is terminated by CCOH for Cause or by Mr. Eccleshare without Good Reason, CCOH will pay to Mr. Eccleshare his Accrued Amounts. In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare any Earned Prior Year Annual and Additional Bonus and, if CCOH terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, CCOH will pay any base salary for the remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his CCOH stock options will be cancelled and any unvested CCOH restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested CCOH stock options will be cancelled, he will have three months to exercise any vested CCOH stock options and any unvested CCOH restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCOH without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by CCOH or Upon Change in Control. If CCOH terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if CCOH does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, CCOH will pay to Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee (the “Relocation Fee”); (3) pay to Mr. Eccleshare any Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a Prorated Annual Bonus; and (5) provide for him and his dependents continued participation in CCOH’s group health plan that covers Mr. Eccleshare at CCOH’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse CCOH for any Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by CCOH without Cause or by Mr. Eccleshare for Good Reason, his unvested CCOH restricted stock units awarded on July 26, 2012 will vest, his unvested CCOH stock options will be cancelled and his vested CCOH stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested CCOH stock options and CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability. If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, CCOH may terminate his employment. If Mr. Eccleshare’s employment is terminated, CCOH will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination due to Death. If Mr. Eccleshare’s employment is terminated by his death, CCOH will pay to his designee or estate: (1) the Accrued Amounts; (2) the Earned Prior Year Annual and Additional Bonus; (3) the Prorated Annual Bonus; and (4) the Relocation Fee. In addition, if Mr. Eccleshare’s employment is terminated due to his death, CCOH will provide the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested CCOH stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested CCOH restricted stock units will vest.

John E. Hogan

John E. Hogan retired from his position as Chairman and Chief Executive Officer of Clear Channel Media & Entertainment on January 13, 2014. Mr. Hogan will continue to serve as Chairman Emeritus of CCMH and Clear Channel for a 24-month period following his separation.

In connection with Mr. Hogan’s retirement, on January 13, 2014, CCB and Mr. Hogan entered into a severance agreement and general release pursuant to which CCB agreed to pay Mr. Hogan: (1) $900,000, representing the amount previously earned by Mr. Hogan pursuant to an additional bonus opportunity with respect to 2012 performance; (2) an annual bonus of $77,250 for performance during 2013; and (3) a prorated annual bonus with respect to the days he was employed during 2014, calculated as provided in his employment agreement dated November 15, 2010, as amended. Pursuant to the severance agreement and general release and in consideration of the extension by Mr. Hogan of certain restrictive covenants applicable to him, CC Media accelerated the vesting of 93,076 restricted shares of CC Media’s Class A common stock granted to Mr. Hogan on October 22, 2012 and CC Media repurchased 83,938 of such shares at $7.10 per share (the “Repurchase Amount”). Additionally, in exchange for the agreement, Mr. Hogan’s release of claims and the extension of certain restrictive covenants applicable to him, CCB agreed to pay Mr. Hogan: (a) $333,000, representing the remaining amount earned by Mr. Hogan pursuant to an additional bonus opportunity with respect to 2011 performance; (b) an “equity value preservation payment” equal to $1,027,355, paid in a lump sum payment; (c) a lump sum severance payment equal to (x) $1,538,000 minus (y) the Repurchase Amount; (d) a severance payment equal to $3,297,000, paid over 36 months; and (e) a payment of $1,000,000, paid over 12 months, beginning on the first anniversary of the date of separation. However, if Mr. Hogan violates the restrictive covenants contained in Sections 4, 5 or 6 of his previous employment agreement, Mr. Hogan will be required to promptly repay amounts already received. Mr. Hogan also is entitled to receive continued healthcare coverage for 36 months, continued secretarial services for 6 months, $20,000 in outplacement services, and a housing allowance of $25,000 per month for up to 9 months, which amount is grossed up for applicable Federal, state and local taxes with respect to the housing allowance; provided, that the housing allowance payments will stop if Mr. Hogan ceases to have obligations under the terms of his current lease agreement. CCB also agreed to pay up to $25,000 for Mr. Hogan’s reasonable legal fees incurred in connection with the negotiation of the severance agreement and general release. In addition, Mr. Hogan was permitted to retain certain electronic equipment previously provided to Mr. Hogan by CCB.

The discussion below describes the termination provisions of Mr. Hogan’s previous employment agreement, which are reflected in the table below as if his employment had terminated on December 31, 2013:

Termination by CCB for Cause or by Mr. Hogan without Good Cause. Mr. Hogan’s employment agreement provided for the following payments and benefits upon termination by CCB for “Cause” or by Mr. Hogan without “Good Cause.”

A termination for “Cause” would have been for one or more of the following reasons: (1) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB or any of its affiliates, or other willful misconduct as determined in the sole reasonable discretion of CCB; (2) continued, willful and deliberate non-performance by Mr. Hogan of his duties under his employment agreement (other than by reason of Mr. Hogan’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (3) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (4) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board of Directors, resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (6) a material violation by Mr. Hogan of CCB’s employment policies.

The term “Good Cause” included: (1) a repeated willful failure of CCB to comply with a material term of the employment agreement following notice by Mr. Hogan of the alleged failure; (2) a substantial and unusual change in Mr. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in Mr. Hogan’s material duties, responsibilities or authority. To terminate for Good Cause, Mr. Hogan would have had to provide CCB with 30 days notice, after which CCB would have had 30 days to cure.

If Mr. Hogan’s employment had been terminated by CCB for Cause or by Mr. Hogan without Good Cause, CCB would have paid in a lump sum to Mr. Hogan his Accrued Amounts. Furthermore, his CC Media restricted stock would have been forfeited.

Termination by CCB without Cause, by Mr. Hogan for Good Cause, Upon Non-Renewal of the Agreement or Upon Change in Control. If Mr. Hogan’s employment with CCB had been terminated by CCB without Cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause: (1) CCB would have paid Mr. Hogan his Accrued Amounts; (2) provided he signed and returned a release of claims in the time period required, CCB would have paid Mr. Hogan (a) over a period of three years, an amount equal to three times his average annualized salary for the current and prior full year of employment, (b) a lump sum cash payment equal to the difference between (i) two times the sum of (x) his average annualized salary for the current and prior full year of employment plus (y) 120% of his average annualized salary for the current and prior full year of employment and (ii) three times his average annualized salary for the current and prior full year of employment and (c) an outplacement cash lump sum benefit equal to $20,000. In addition, provided Mr. Hogan signed and returned a release of claims in the time period required: (1) he and his dependents would have been allowed to participate in CCB’s health benefit plans under which they were covered as of the date of termination for a period of three years, provided that he paid the applicable COBRA premium, which CCB would reimburse; and (2) he would have had access to secretarial services, at CCB’s expense, for a period of six months after termination of employment. In addition, if his employment had been terminated by CCB without cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause, he would have been paid (1) a Prorated Annual Bonus; and (2) for a termination in 2013, an “equity value preservation payment” equal to the lesser of (a) $2,500,000 and (b) the excess, if any, of the after tax value of $2,500,000 over the after tax value of the Replacement Shares received in the 2012 Exchange Offer as if they were sold at their fair market value on such date (with amounts varying for terminations occurring in other years).

If Mr. Hogan had given notice of non-renewal of his employment agreement, CCB would have paid Mr. Hogan: (1) his Accrued Amounts; and (2) provided he signed and returned a release of claims in the time period required, his then current base salary for one year, payable during the one-year term of Mr. Hogan’s non-compete obligations.

Furthermore, if Mr. Hogan had been terminated without Cause or if he terminated his employment for Good Cause or by non-renewal of his agreement, his CC Media restricted stock would have been forfeited. Mr. Hogan’s employment agreement did not provide for payments or benefits upon a change in control. Accordingly, if he had been terminated without Cause after a change in control, Mr. Hogan would have been entitled to the benefits described for a termination without Cause. If he had been terminated without Cause within 12 months after a change in control, his time-vesting CC Media restricted stock would have vested.

Termination due to Disability. If Mr. Hogan had been unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCB could have terminated his employment. If Mr. Hogan’s employment had been terminated, he would have received: (1) a lump-sum cash payment equal to his Accrued Amounts; and (2) a prorated annual bonus with respect to the days he was employed in the year that included the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity and based on CCB’s actual performance against those criteria as of the end of the performance period. If Mr. Hogan’s employment had been terminated due to disability, his unvested CC Media restricted stock would have been forfeited.

Termination due to Death. If Mr. Hogan’s employment had been terminated by his death, CCB would have paid in a lump sum to his designee or, if no designee, to his estate, his Accrued Amounts and Prorated Annual Bonus, if any. If Mr. Hogan’s employment had been terminated by his death, his unvested CC Media restricted stock would have been forfeited.

Robert H. Walls, Jr.

Termination by CCMS for Cause or by Mr. Walls without Good Cause. Mr. Walls’ employment agreement provides for the following payments and benefits upon termination by CCMS for “Cause” or by Mr. Walls without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Walls’: (1) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates; (2) willful and material nonperformance of his duties (other than due to disability), willful and material failure to follow lawful directives consistent with his obligations under the agreement or other willful and material breach of the agreement, in each case after written notice specifying the failure; (3) conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; or (4) fraud, embezzlement, theft or other act of dishonesty that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates. In the case of (1) or (2), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Walls has previously been provided notice, those acts will not constitute Cause unless Mr. Walls is provided with 10 days to cure after written notice and has an opportunity to address the Board upon his written request during the cure period.

The term “Good Cause” includes, subject to certain exceptions: (1) CCMS’ material breach of the agreement after written notice from Mr. Walls specifying the alleged failure; (2) a material diminution in Mr. Walls’ base compensation; (3) a material diminution in his authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the Chief Executive Officer; or (5) a change in the place of Mr. Walls’ performance of more than 50 miles. To terminate for Good Cause, Mr. Walls must provide CCMS with 30 days notice, after which CCMS has 30 days to cure.

If Mr. Walls is terminated for Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts. If Mr. Walls resigns without Good Cause, he will receive his base salary for the 60-day notice period and any Accrued Amounts and Earned Prior Year Annual Bonus. If he is terminated with Cause or if he resigns without Good Cause, his unvested CC Media restricted stock and his unvested CCOH restricted stock units will be forfeited. If Mr. Walls’ employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), his unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCMS without Cause, by Mr. Walls for Good Cause or Upon Change in Control. If Mr. Walls is terminated by CCMS without Cause or if Mr. Walls resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and Earned Prior Year Annual Bonus; and (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus for the year of termination and (b) a Prorated Annual Bonus. However, if Mr. Walls violates the non-compete provisions of his agreement, he will forfeit a prorata portion of the amount described in (a) above for the amount of time remaining under the non-compete provisions.

In the event that Mr. Walls’ employment is terminated by CCMS without Cause or he terminates his employment for Good Cause, his unvested CC Media restricted stock and his unvested CCOH restricted stock units will be forfeited. Mr. Walls’ employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Walls will be entitled to the benefits described for a termination without Cause. Mr. Walls’ time-vesting CC Media restricted stock will vest if he is terminated within 12 months after a change in control. His unvested CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability. If Mr. Walls is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCMS may terminate his employment. If Mr. Walls’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts; (2) a lump sum cash payment equal to any Earned Prior Year Annual Bonus; and (3) provided he signs and returns a release of claims in the time period required, a Prorated Annual Bonus. In addition, Mr. Walls’ unvested CCOH restricted stock units will continue to vest as if he were employed if his employment is terminated due to disability. His unvested CC Media restricted stock will be forfeited.

Termination due to Death. If Mr. Walls’s employment is terminated by his death, CCMS will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. In addition, his unvested CCOH restricted stock units will vest if his employment is terminated due to death. His unvested CC Media restricted stock will be forfeited.

Limitation on Benefits. To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Walls’ receiving the greatest after-tax amount.

Post-Employment Table

With respect to Thomas W. Casey, the following table reflects the actual payments to Mr. Casey in connection with his July 29, 2013 termination of service. With respect to all other named executive officers, the following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers, as if the triggering event occurred on December 31, 2013. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service. Mr. Hogan retired on January 13, 2014. For a description of Mr. Hogan’s actual severance payments and benefits in connection with his January 13, 2014 retirement, please see “—John E. Hogan” above.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control”(b)
Robert W. Pittman	Cash payment	—	$5,300,000	(c)	—	(d)	—	(d)	—		—
	TOTAL	—	$5,300,000		—		—		—		—

Richard J. Bressler(e)	Cash payment	—	$5,769,315	(f)	$1,269,315	(g)	$1,269,315	(g)	—		—
	Value of benefits(h)	—	24,871		24,871		24,871		—		—
	Vesting of equity awards(i)	—	326,500		—		—		—		$3,232,350
	Gross-up payment	—	5,644,446	(j)	—		—		—		—
	TOTAL	—	$11,765,132		$1,294,186		$1,294,186		—		$3,232,350

Thomas W. Casey(e)	Cash payment	—	$7,905,247	(k)	—		—		—		—
	TOTAL	—	$7,905,247		—		—		—		—

C. William Eccleshare	Cash payment	—	$3,116,833	(l)	$916,833	(m)	$916,833	(m)	$444,575	(n)	—
	Value of benefits(h)	—	7,892		7,892		7,892		—		—
	Vesting of equity awards(i)	—	5,134,176		—		5,534,095		—		$5,534,095
	TOTAL	—	$8,258,901		$924,725		$6,458,820		$444,575		$5,534,095

John E. Hogan(o)	Cash payment	—	$4,696,975	(p)	—	(q)	$77,250	(r)	—		—
	Value of benefits(h)	—	50,187		—		—		—		—
	TOTAL	—	$4,747,162		—		$77,250		—		—

Robert H. Walls, Jr.	Cash payment	—	$2,568,750	(s)	$318,750	(t)	$318,750	(t)	$123,288	(u)	—
	Vesting of equity awards(i)	—	—		—		2,567,083		—		$2,567,083
	TOTAL	—	$2,568,750		$318,750		$2,885,833		$123,288		$2,567,083

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2013 or, in the case of Mr. Casey, his actual July 29, 2013 termination date.
(b)
Amounts reflected in the “Change in Control” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Termination without Cause” or other applicable columns.

(c)
Represents two times the sum of Mr. Pittman’s base salary and annual bonus target for the year ended December 31, 2013. Mr. Pittman declined to receive a bonus for 2013 and the Compensation Committee did not determine the amount of any bonus he would otherwise have earned. Accordingly, the amount in the table does not include an amount for a prorated annual bonus for Mr. Pittman for the year ended December 31, 2013 pursuant to his employment agreement. If Mr. Pittman were terminated within 12 months after a change in control, his time-vesting CC Media restricted stock would vest. The value of his time-vesting CC Media restricted stock at December 31, 2013 was $653,000.

(d)
Mr. Pittman declined to receive a bonus for 2013 and the Compensation Committee did not determine the amount of any bonus he would otherwise have earned. Accordingly, the table does not include an amount for a prorated annual bonus for Mr. Pittman for the year ended December 31, 2013 pursuant to his employment agreement.

(e)
Amounts reflected in the table represent the entire portion of post-employment payments for Messrs. Bressler and Casey. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Bressler and Casey, other than payments with respect to the vesting of any CC Media equity awards, would be allocated to CCOH. For 2013, this allocation is based on CCOH’s 2012 OIBDAN as a percentage of Clear Channel’s 2012 OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Compensation Discussion and Analysis—Corporate Services Agreement” or “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

(f)
Represents (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013 and (3) a prorated additional bonus for the year ended December 31, 2013 pursuant to Mr. Bressler’s employment agreement. If Mr. Bressler’s employment had been terminated on December 31, 2013 as described in this column in connection with the change in control transactions described in the table below, his restricted stock with the values set forth below at December 31, 2013 would have vested:

Event	Value of Restricted Stock at 12/31/13
Bressler Tranche 1 of CC Media restricted stock vests 100% if a Good Leaver Termination occurs within 90 days before a change in control or after a change in control	$1,632,500
Bressler Tranche 2 and Bressler Tranche 3 of CC Media restricted stock vest 75% if a Good Leaver Termination occurs within 18 months after a Standalone Change in Control	$3,232,350
CCOH restricted stock vests 100% if a termination occurs within 90 days before or 12 months after a change in control	$2,755,433

See “—Richard J. Bressler” for further information regarding the vesting of Mr. Bressler’s equity awards.
(g)
Represents (1) a prorated annual bonus for the year ended December 31, 2013 and (2) a prorated additional bonus for the year ended December 31, 2013 pursuant to Mr. Bressler’s employment agreement. If Mr. Bressler’s employment were terminated within 90 days before or 12 months after a change in control, his CCOH restricted stock would vest. The value of his CCOH restricted stock at December 31, 2013 was $2,755,433.

(h)
The values associated with the continued provision of health benefits are based on the 2013 premiums for insurance multiplied by the amount of time Messrs. Bressler, Eccleshare and Hogan are entitled to those benefits pursuant to their respective employment agreements.

(i)
Amounts reflect the value of unvested CC Media equity awards held by the respective named executive officers on December 31, 2013 that would be subject to accelerated vesting. This value is based upon the closing price of CC Media’s Class A common stock on December 31, 2013 of $6.53, but it excludes stock options with an exercise price exceeding the closing price of CC Media’s Class A common stock on December 31, 2013. Also, in the case of Messrs. Bressler, Eccleshare and Walls, the amounts reflect the value of unvested CCOH equity awards on December 31, 2013, based upon the closing price of CCOH’s Class A common stock on December 31, 2013 of $10.14 and excluding any stock options with an exercise price exceeding the closing price of CCOH’s Class A common stock on December 31, 2013. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(j)
In certain circumstances described under “—Richard J. Bressler” above, Mr. Bressler would be eligible to receive an excise tax gross-up payment under the terms of his employment agreement. For purposes of calculating the gross-up amount shown in the table, the Company has assumed the termination and change in control scenario that would generate the largest gross-up payment for Mr. Bressler if he were terminated on December 31, 2013, which would be a Good Leaver Termination that occurs within 90 days after a change in control that also constitutes a Standalone Change in Control under Mr. Bressler’s agreements.

(k)
Represents the following amounts pursuant to Mr. Casey’s severance agreement and general release in connection with his July 29, 2013 termination of employment: (1) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance; (2) 1.5 times the sum of Mr. Casey’s base salary at termination and annual bonus target for the year ended December 31, 2013; (3) an equity value preservation payment of $5,000,000; (4) a prorated annual bonus for the year ended December 31, 2013 based on company performance; and (5) the value of electronic equipment retained by Mr. Casey. For a description of Mr. Casey’s severance agreement and general release, see “—Thomas W. Casey” above.

(l)
Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2013, (2) a prorated annual bonus for the year ended December 31, 2013, (3) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (4) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement. Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(m)
Represents (1) a prorated annual bonus for the year ended December 31, 2013, (2) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (3) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement. Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(n)
Represents (1) $198,000 previously earned pursuant to an additional bonus opportunity with respect to 2012 performance and (2) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(o)
In addition to the amounts reflected in this table, if Mr. Hogan had provided notice of non-renewal of his employment agreement, Mr. Hogan would have been entitled to receive his then current base salary for one year during the one-year period of his non-compete obligations. His salary at December 31, 2013 was $1,125,000. The amounts reflected in the table for Mr. Hogan do not include amounts payable to him under the non-qualified deferred compensation plan because those amounts are disclosed in the Nonqualified Deferred Compensation table above. Mr. Hogan retired and his service terminated on January 13, 2014. The information in the table is presented as if the trigger events occurred on December 31, 2013 and do not reflect Mr. Hogan’s actual severance. See “—John E. Hogan” above for a description of Mr. Hogan’s actual severance payments and benefits.

(p)
Represents (1) the prorated annual bonus for the year ended December 31, 2013 for Mr. Hogan, (2) three times the average of Mr. Hogan’s annualized base salary for 2013 and 2012, (3) a lump sum payment of $1,450,822, (4) an outplacement allowance of $20,000, (5) the value of the continuation of secretarial services for six months and (6) reimbursement of COBRA premiums for three years, to which he would have been entitled upon termination by CCB without Cause, termination by Mr. Hogan for Good Cause or CCB’s non-renewal of Mr. Hogan’s amended and restated employment agreement at the end of its term. If Mr. Hogan were terminated within 12 months after a change in control, his time-vesting CC Media restricted stock would have vested. The value of his time-vesting CC Media restricted stock at December 31, 2013 was $369,115.

(q)
If he had been terminated due to disability, Mr. Hogan would have been entitled to receive a prorated annual bonus based upon CCB performance for the year ended December 31, 2013 pursuant to his amended and restated employment agreement. However, since CCB performance for 2013 was below the minimum required to receive a bonus, the table does not include an amount for a prorated annual bonus based on CCB performance for Mr. Hogan for the year ended December 31, 2013 pursuant to his employment agreement.

(r)	Represents a prorated annual bonus based upon CCB and individual performance for the year ended December 31, 2013 pursuant to Mr. Hogan’s amended and restated employment agreement.
(s)
Represents the amount payable to Mr. Walls pursuant to his employment agreement, which includes (1) 1.5 times the sum of his base salary at termination and annual bonus target for the year ended December 31, 2013 and (2) a prorated annual bonus for the year ended December 31, 2013. If Mr. Walls were terminated within 12 months after a change in control, his time-vesting CC Media restricted stock would vest. The value of his time-vesting CC Media restricted stock at December 31, 2013 was $303,645.

(t)	Represents the prorated annual bonus for the year ended December 31, 2013 for Mr. Walls pursuant to his employment agreement.

(u)	Represents base salary during the required 60-day notice period under Mr. Walls’ employment agreement.
RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with CC Media’s Compensation Committee, management conducted an assessment of whether CC Media’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, CC Media’s Compensation Committee has focused on aligning CC Media’s compensation policies with the long-term interests of CC Media and avoiding rewards or incentive structures that could create unnecessary risks to CC Media.

Management reported its findings to CC Media’s Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on CC Media.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2013 are set forth in the table below. The non-employee directors of CC Media are reimbursed for their expenses associated with their service as directors of CC Media, but currently do not receive compensation for their service as directors of CC Media. Robert W. Pittman and Richard J. Bressler are employees of CC Media and Mark P. Mays was an employee of CC Media until July 31, 2013. They do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as CC Media’s Chief Executive Officer and Mr. Bressler’s compensation for his service as CC Media’s President and Chief Financial Officer is included in the Summary Compensation Table above. Mark P. Mays’ and Randall T. Mays’ compensation for 2013 pursuant to their respective employment agreements is set forth below. Charles A. Brizius and Randall T. Mays ceased serving as members of our Board on March 20, 2013 and May 17, 2013, respectively.

Director Compensation Table(a)

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
David C. Abrams	—		—		—
Irving L. Azoff	—		—		—
Richard J. Bressler	—		—		—
Charles A. Brizius	—		—		—
James C. Carlisle	—		—		—
John P. Connaughton	—		—		—
Julia B. Donnelly	—		—		—
Blair E. Hendrix	—		—		—
Matthew J. Freeman	—		—		—
Jonathon S. Jacobson	—		—		—
Ian K. Loring	—		—		—
Mark P. Mays	875,133	(b)	249,472	(c)	1,124,605
Randall T. Mays	291,667	(b)	62,940	(c)	354,607
Robert W. Pittman	—		—		—
Scott M. Sperling	—		—		—

(a)
As of December 31, 2013, Mark P. Mays owned vested stock options to purchase 576,287 shares of CC Media’s Class A common stock and unvested options to purchase 520,834 shares of CC Media’s Class A common stock that vest as follows: (1) options to purchase 260,417 shares will vest fully upon the Sponsors’ receiving a 200% return on their investment in CC Media in the form of cash returns; and (2) options to purchase an additional 260,417 shares will vest fully upon the Sponsors’ receiving a 250% return on their investment in CC Media in the form of cash returns. As of December 31, 2013, Randall T. Mays also owned options to purchase 402,675 shares of CC Media’s Class A common stock, all of which were vested. As of December 31, 2013, Mark P. Mays and Randall T. Mays each also owned options to purchase 150,000 shares of CCOH’s Class A common stock, all of which were vested. For a description of the outstanding equity awards for Messrs. Pittman and Bressler as of December 31, 2013, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” None of the other members of our Board have outstanding CC Media or CCOH equity awards.

(b)
The amounts shown represent (1) Mark P. Mays’ salary during his employment and his annual bonus, prorated for the days that he was employed by CC Media during 2013, and (2) Randall T. Mays' salary during his employment, in each case as provided in their respective employment agreements described below.

(c)	As described below, for 2013 the All Other Compensation column reflects:
•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Mark P. Mays and Randall T. Mays;
•	club membership dues paid by us;
•	personal use of company aircraft by Mark P. Mays and Randall T. Mays; and
•	personal accounting and tax services.

	Mark P. Mays	Randall T. Mays
Plan contributions	$6,375	$6,375
Club dues	918	6,080
Aircraft usage	230,337	36,743
Accounting/tax services	11,842	13,742
Total	$249,472	$62,940

Pursuant to their employment agreements, for security purposes and at the direction of the Board of CC Media, during their employment, Mark P. Mays and Randall T. Mays used company-owned aircraft for all business and personal air travel in accordance with the Aircraft Policy. The value of personal aircraft usage reported above was based on CC Media’s direct variable operating costs. This methodology calculated an average variable cost per hour. On certain occasions, a spouse or other family members and guests accompanied them on a flight and the additional direct operating cost incurred in such situations was included under the foregoing methodology. The value of all other perquisites included in the All Other Compensation column is based upon CC Media’s actual costs.

Mark P. Mays Employment Agreement

Upon the consummation of the Merger, Mark P. Mays was employed by CC Media and Clear Channel as the Chief Executive Officer of each entity, and entered into an employment agreement with a term ending July 31, 2013. Mark P. Mays’ employment agreement was amended in January 2009 and amended and restated in June 2010 in connection with his announcement of his intention to retire as our President and Chief Executive Officer. The amended and restated agreement provided for a term through July 31, 2013, at which time Mark P. Mays ceased being an employee. Upon the consummation of the Merger, the parties agreed that Mark P. Mays would receive an annual base salary of not less than $895,000. Pursuant to the January 2009 amendment to his employment agreement, Mark P. Mays voluntarily reduced his base salary to $500,000 for 2009, which increased to not less than $1,000,000 per year thereafter during his employment. Pursuant to his June 2010 amended and restated employment agreement, Mark P. Mays also was entitled to receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mark P. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mark P. Mays under Section 409A of the Code). In addition, during the term of his agreement, Mark P. Mays was entitled, at company expense, to use company-provided aircraft for personal travel, in accordance with the company’s Aircraft Policy. Mark P. Mays also had a right of first refusal to purchase a specified company-owned aircraft during the term of his agreement if the company received a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value. These rights with respect to the aircraft terminated in connection with our May 31, 2013 sale of the aircraft as described below under “Certain Relationships and Related Party Transactions—Commercial Transactions.”

Pursuant to his amended and restated employment agreement, Mark P. Mays’ performance bonus was determined solely at the discretion of the Board, but could not be less than $500,000 for any year (prorated upon termination of employment). For 2013, Mark P. Mays received a prorated bonus of $291,800 for the portion of the year prior to the expiration of the term of his employment agreement on July 31, 2013.

Pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mark P. Mays received a stock option award to purchase 2,083,333 shares of CC Media’s Class A common stock (subject to performance and time vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to time vesting requirements). Under certain circumstances, he also had a put option to require CC Media to purchase up to 555,556 of his shares at either $36 or the price on the date he notifies CC Media that he is exercising the put option, with the price varying depending on the circumstances triggering the ability to exercise the put option. Pursuant to the June 2010 amendments made to Mark P. Mays’ employment and option agreements: (1) the put option with respect to 200,000 shares became exercisable for a 30-day period beginning August 15, 2010 (and was exercised on August 23, 2010), with the put option for the other 355,556 shares remaining subject to the original terms; and (2) upon his cessation of service as our Chief Executive Officer on March 31, 2011, one-half of his time-vesting options and one-half of his performance-vesting options granted on July 30, 2008 were cancelled, with all remaining CC Media stock options continuing pursuant to their original conditions for the remainder of the original 10-year term of the options.

Under his employment agreement, Mark P. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also was prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminated, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminated.

Clear Channel will indemnify Mark P. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel. Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

Randall T. Mays Employment Agreement

Upon the consummation of the Merger, Randall T. Mays was employed by CC Media and Clear Channel as the President and Chief Financial Officer of each entity. Upon ceasing to serve as President and Chief Financial Officer on January 4, 2010, Randall T. Mays became Vice Chairman of CC Media. Randall T. Mays’ employment agreement provided for a term through July 31, 2013 with automatic extensions for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Randall T. Mays’ employment terminated on July 31, 2013.

Upon the consummation of the Merger, the parties agreed that Randall T. Mays would receive an annual base salary of not less than $875,000. Pursuant to the January 2009 amendment to his employment agreement, Randall T. Mays voluntarily reduced his base salary to $500,000 for 2009. Pursuant to his December 2009 amended and restated employment agreement, he received an annual base salary of $1,000,000 while he served as Chief Financial Officer (until January 4, 2010) and received an annual base salary of $500,000 thereafter during his employment. Randall T. Mays also received benefits and perquisites consistent with his previous arrangement with Clear Channel (including personal use of company-owned aircraft and “gross-up” payments for excise taxes that may be payable by Randall T. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Randall T. Mays under Section 409A of the Code). Pursuant to the December 2009 amended and restated employment agreement, Randall T. Mays was entitled to receive an annual bonus, to be determined at the discretion of the Board of CC Media. Randall T. Mays did not receive a bonus for 2013.

Pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Randall T. Mays received an equity incentive award of options to purchase 2,083,333 shares of CC Media’s Class A common stock (subject to vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to vesting requirements). Pursuant to the December 2009 amendments made to Randall T. Mays’ employment and option agreements, two-thirds of his time-vesting and all of his performance-vesting options were cancelled and vesting of his remaining options was accelerated.

Under his employment agreement, Randall T. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also was prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminated, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminated.

Clear Channel will indemnify Randall T. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel. Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires CC Media’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of CC Media to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish CC Media with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2013 and through the date of this proxy statement, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2013 and as of the date of this proxy statement. During 2013, no member of the Compensation Committee simultaneously served as an executive officer of CC Media. Mr. Bressler ceased being a member of the Compensation Committee when he was appointed as our President and Chief Executive Officer on July 29, 2013. For relationships between members of the Compensation Committee and CC Media requiring disclosure under the SEC’s rules governing disclosure of transactions with related persons, see “Certain Relationships and Related Party Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE MERGER AND THE MANAGEMENT AGREEMENT

In connection with the Merger, we became party to a management agreement with the Sponsors and certain other parties thereto, pursuant to which the Sponsors provide management and financial advisory services to us and our wholly owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus reimbursable expenses. We paid the Sponsors an aggregate of $15.8 million in management fees and reimbursable expenses for the year ended December 31, 2013.

STOCKHOLDERS AGREEMENTS

We are party to a stockholders agreement with CC IV, CC V, Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties. The stockholders agreement, among other things: (1) specifies how the parties vote in elections to our Board; (2) restricts the transfer of shares subject to the agreement; (3) includes the ability of CC IV to compel the parties to sell their shares in a change of control transaction or participate in a recapitalization of CC Media; (4) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CC Media or its subsidiaries to the Sponsors or their affiliates; (5) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provides the parties with customary demand and “piggy-back” registration rights. We, CC IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties that set forth terms and conditions under which certain of their shares of our common stock would be repurchased by us following the termination of their employment (through the exercise of a “call option” by us or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of our common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.

AFFILIATE TRANSACTION AGREEMENT

We, the Sponsors and Clear Channel are party to an agreement under which CC Media agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CC Media or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CC Media or a majority of the then-outstanding shares of our Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CC Media whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)). That agreement expires upon the earlier of (1) an underwritten public offering and sale of our common stock which results in aggregate proceeds in excess of $250 million to us and after which our common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (2) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CC Media.

The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (1) any commercial transaction between CC Media or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (2) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CC Media or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (3) the payment by CC Media or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the Merger Agreement; (4) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CC Media are made whole for the portion of such fees paid by CC Media that would otherwise be proportionate to their share holdings; and (5) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CC Media that is offered generally to other stockholders of CC Media (including the holders of shares of Class A common stock) on comparable or more favorable terms.

A change of control of CC Media will be deemed to have occurred upon the occurrence of any of the following: (1) any consolidation or merger of CC Media with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CC Media), in which the direct and indirect stockholders of CC Media immediately prior to such consolidation, merger, reorganization or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CC Media or other surviving entity immediately after such consolidation, merger, reorganization or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire board of directors of CC Media or other surviving entity immediately after such consolidation, merger, reorganization or transaction, excluding any bona fide primary or secondary public offering; (2) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CC Media’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (3) a sale, lease or other disposition of all or substantially all of the assets of CC Media.

The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, the agreement may not be terminated, amended, supplemented or otherwise modified without the prior written approval of either (1) a majority of the independent directors of CC Media elected by the holders of Class A common stock of CC Media or (2) a majority of the then-outstanding public shares.

CORPORATE SERVICES AGREEMENT

CCMS has entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, as long as Clear Channel continues to own greater than 50% of the total voting power of CCOH’s common stock, CCMS will provide CCOH with such services and other assistance, which CCOH must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;
•	certain executive officer services;
•	human resources and employee benefits;
•	legal and related services;
•	information systems, network and related services;
•	investment services;
•	corporate services; and
•	procurement and sourcing support.
The charges for the corporate services generally are intended to allow CCMS to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, CCMS and CCOH each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that certain executive officers of Clear Channel will be made available to CCOH, and CCOH will be obligated to utilize those executive officers, to serve as CCOH’s executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of CCOH’s common stock representing less than 50% of the total voting power of CCOH’s common stock, upon six months written notice by CCOH. CCMS charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of CCOH’s financial performance to the financial performance of Clear Channel. The compensation and benefits costs allocated to CCOH include such executives’ base salary, bonus and other standard employee benefits, but exclude equity-based compensation. See “Compensation Discussion and Analysis—Corporate Services Agreement” and footnote (g) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2013, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $35.4 million.

COMMERCIAL TRANSACTIONS

As described elsewhere in this proxy statement, entities controlled by the Sponsors hold all of the shares of our Class B common stock and Class C common stock, representing a majority (whether measured by voting power or economic interest) of our equity. Seven of our current directors (James C. Carlisle, John P. Connaughton, Julia B. Donnelly, Matthew J. Freeman, Blair E. Hendrix, Ian K. Loring and Scott M. Sperling) are affiliated with the Sponsors. Prior to becoming our President and Chief Financial Officer on July 29, 2013, Richard J. Bressler was a managing director at THL. In addition, director David C. Abrams is the managing member of the investment firm Abrams Capital, which beneficially owned 24.0% of our outstanding Class A common stock as of March 24, 2014, and director Jonathon S. Jacobson is the founder and Chief Investment Officer of the investment firm Highfields Capital Management, which beneficially owned 35.1% of our outstanding Class A common stock as of March 24, 2014. See “Security Ownership of Certain Beneficial Owners and Management.”

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and provide premiere opportunities for advertisers. We operate in more than 40 countries across five continents. The Sponsors are private equity firms and Mr. Abrams and Mr. Jacobson are affiliated with investment firms, each of which has investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by the Sponsors and the investment firms affiliated with Mr. Abrams and Mr. Jacobson, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2013, we provided ordinary course of business advertising and other services and/or received ordinary course of business services related to our media and entertainment and outdoor businesses exceeding $120,000 in value with respect to 16 companies in which one or both of the Sponsors directly or indirectly owned a greater than 10% equity interest. One or more of Messrs. Bressler and Connaughton also served as directors of three of these companies during 2013. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid $28.8 million by these entities and we paid $11.0 million to these entities with respect to these 2013 transactions. In addition, an entity in which THL directly or indirectly owns a greater than 10% equity interest provided us with commercial credit card processing services pursuant to an arms-length agreement at competitive market rates, for which the fees paid by us did not exceed $120,000.

From time to time the Sponsors or their affiliates or the investment firms affiliated with Mr. Abrams and Mr. Jacobson may acquire debt or debt securities issued by Clear Channel either directly from Clear Channel, in open market transactions or through loan syndications. As of December 31, 2013, the Sponsors collectively owned approximately $1.8 billion principal amount and the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively owned approximately $147.8 million principal amount of Clear Channel’s term loans under Clear Channel’s senior secured credit facilities and other Clear Channel debt securities (collectively, the “Clear Channel Debt Securities”). During 2013, Clear Channel also paid an aggregate of approximately $119.9 million in interest and an aggregate of approximately $153.5 million in principal on the Clear Channel Debt Securities owned by the Sponsors and an aggregate of approximately $15.5 million in interest and an aggregate of approximately $10.8 million in principal on the Clear Channel Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson. The largest principal amount of the Clear Channel Debt Securities owned by the Sponsors collectively and owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively was approximately $2.0 billion and $336.9 million, respectively, during 2013. As of December 31, 2013, the Clear Channel term loans owned by the Sponsors and the investment firm affiliated with Mr. Jacobson bear interest at various rates between LIBOR + 3.65% and LIBOR + 7.50%. The other Clear Channel Debt Securities owned by the Sponsors bear interest at 9.0% and the other Clear Channel Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson bear interest at 14.0% and 9.0%, respectively.

During 2012, Clear Channel offered eligible lenders under its senior secured credit facility the opportunity to exchange certain outstanding term loans for newly issued Clear Channel 9.0% Priority Guarantee Notes due 2019 (the “Priority Guarantee Notes”). As part of that transaction, the Sponsors and investment firms affiliated with Mr. Abrams and Mr. Jacobson exchanged term loans held by them for the same principal amount of Clear Channel’s Priority Guarantee Notes. Similarly, during 2013, Clear Channel offered to eligible holders of its outstanding 10.75% Senior Cash Pay Notes due 2016 and 11.00%/11.75% Senior Toggle Notes due 2016 (collectively, the “Outstanding Senior Notes”) the opportunity to exchange Outstanding Senior Notes for newly issued Clear Channel Senior Notes due 2021 (the “New Senior Notes”). Investment firms affiliated with Mr. Abrams exchanged Outstanding Senior Notes for New Senior Notes as part of that transaction. Because these entities are affiliates of Clear Channel’s, they were not eligible to participate in the “A/B exchange offers” with respect to the Priority Guarantee Notes and the New Senior Notes that were required by the registration rights agreements relating to such notes. Under the terms of the registration rights agreements relating to the Priority Guarantee Notes and the New Senior Notes, these affiliates holding the unregistered Priority Guarantee Notes had the right to require Clear Channel to file a shelf registration statement for the resale of their Priority Guarantee Notes by giving notice by August 2013 and investment firms affiliated with Mr. Abrams had the right to require Clear Channel to file a shelf registration statement for the resale of their New Senior Notes by giving notice by March 2014 . In exchange for the agreement of these affiliates still holding unregistered Priority Guarantee Notes or unregistered New Senior Notes not to trigger the requirement to file a shelf registration statement by the applicable deadlines and waive their existing rights, in August 2013 Clear Channel agreed to extend the time period that these affiliates may trigger their rights to require us to file a shelf registration statement for the Priority Guarantee Notes and in March 2014 Clear Channel agreed to extend the time period that the investment firms affiliated with Mr. Abrams may trigger their rights to require us to file a shelf registration statement for the New Senior Notes. To date, none of these affiliates has triggered these rights.

As part of the employment agreement for Robert W. Pittman, who became our Chief Executive Officer and a member of our Board on October 2, 2011, we agreed to provide him with an aircraft for his personal and business use during the term of his employment. For a description of Mr. Pittman’s employment agreement, see “Executive Compensation—Employment Agreements with the Named Executive Officers.” Subsequently, one of our subsidiaries entered into a six-year aircraft lease with Yet Again Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time upfront lease payment of $3.0 million during 2011. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). We paid Yet Again Inc. $1,828 during 2013 related to taxes and legal fees associated with the aircraft. On December 13, 2013 we terminated the lease agreement with Yet Again Inc. Pursuant to the terms of the original lease, Yet Again Inc. refunded to us $1,953,427 of the one-time upfront lease payment, based upon the period remaining in the term. On December 23, 2013, one of our subsidiaries entered into an aircraft lease with FalconAgain, Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time payment of $1,953,427, which our subsidiary paid in 2013. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). In addition, we paid Mr. Pittman $23,228 during 2013 as reimbursement for Mr. Pittman’s business use of a helicopter. We also have entered into a sublease with Pilot Group Manager, LLC, an entity that Mr. Pittman is a member of and an investor in (“Pilot Group”), to rent space in Rockefeller Plaza in New York City through July 29, 2014 for use by employees of CC Media and its subsidiaries, including Mr. Pittman, in the operation of our businesses (the “Clear Channel Sublease”). Fixed rent is approximately $560,000 annually plus a proportionate share of building expenses. We paid $671,856 to Pilot Group for the use of its office space in Rockefeller Plaza in New York City and our share of related office expenses during 2013. Subsequently in 2013, in exchange for use of additional space under the Clear Channel Sublease, our subsidiary offered rent abatement to Pilot Group in connection with a sublease with Pilot Group for the use of our office space at another New York City location through December 31, 2014 (the “Pilot Group Sublease”). Pilot Group has three one-year renewal options under the Pilot Group Sublease which, if exercised, would provide for fixed rent of approximately $158,000 annually plus a proportionate share of building expenses. In addition, on November 15, 2010, we issued and sold 706,215 shares of our Class A common stock to Pittman CC LLC, a Delaware limited liability company controlled by Mr. Pittman, for $5,000,000 in cash, pursuant to a Stock Purchase Agreement dated November 15, 2010 by and among Pittman CC LLC, CC IV and CC V. Fifty percent of the shares were vested upon issuance and the remaining shares will vest upon certain liquidity transactions initiated by the Sponsors.

Mark P. Mays serves as a member of our Board and, until July 31, 2013, was an employee of ours. Randall T. Mays served as a member of our Board until May 17, 2013 and was an employee of ours until July 31, 2013. See “Director Compensation—Mark P. Mays Employment Agreement” and “Director Compensation—Randall T. Mays Employment Agreement.” During 2013, subsidiaries of ours entered into various transactions with L. Lowry Mays, the father of Mark and Randall Mays, and other entities affiliated with the Mays family. On May 31, 2013, a subsidiary of ours sold a company-owned airplane (the “Airplane”) to L. Lowry Mays for $12.2 million. Each party hired an appraiser to determine the value of the Airplane and the purchase price was based on the average of those two appraised values, adjusted for the value of the remaining rights under Mark and Randall Mays’ employment agreements to use the Airplane and certain other costs related to the cost of the hangar. In connection with the sale of the Airplane, a subsidiary of ours assigned to an entity owned by L. Lowry Mays its right to lease the hangar housing the Airplane from the City of San Antonio. On May 31, 2013, in connection with the sale of the Airplane, a subsidiary of ours also entered into agreements with an entity owned by L. Lowry Mays for that entity to: (1) store another company-owned airplane in the hangar for $10,000 per month; and (2) provide support services for that company-owned airplane stored in the hangar for $15,000 per month. The storage and service agreements had initial terms of 180 days, with automatic 30 day renewals, and will terminate on February 25, 2015. In addition, on May 31, 2013, a subsidiary of ours leased space in our corporate headquarters in San Antonio to an entity owned indirectly by the Mays family for $7,000 per month for a term expiring on May 31, 2014. A subsidiary of ours leases other office space in San Antonio for certain of its radio operations from an entity that is majority owned by Mark and Randall Mays and their sibling for a term expiring on December 31, 2015. Our subsidiary paid rent of $20,411 per month for the leased office space during 2013.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of CC Media’s voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $20 million or the aggregate amount paid by us is less than $500,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board pursuant to these policies and procedures, to the extent required. We generally expect transactions of a similar nature to occur during 2014.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of CC Media’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent CC Media specifically incorporates this Report by reference therein.

The Audit Committee is composed of three directors, and it operates under a written charter adopted by the Board of Directors. CC Media does not have any securities listed on a national securities exchange. Accordingly, its Audit Committee charter reflects standards set forth in SEC regulations. In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on CC Media’s website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of CC Media.

As set forth in more detail in the charter, the Audit Committee assists the Board of Directors in its general oversight of CC Media’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of CC Media’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the independent registered public accounting firm that serves as CC Media’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of CC Media’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace CC Media’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of CC Media’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees CC Media’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of CC Media’s financial statements, the Audit Committee met with both management and CC Media’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to CC Media’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that CC Media’s audited financial statements be included in CC Media’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
David C. Abrams, Chairman
James C. Carlisle
Blair E. Hendrix

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by CC Media with respect to the years ended December 31, 2013 and 2012:

	Years Ended December 31,
(In thousands)	2013	2012
Audit Fees(a)	$6,577	$5,448
Audit-Related Fees(b)	21	9
Tax Fees(c)	441	929
All Other Fees(d)	85	44
Total Fees for Services	$7,124	$6,430

(a)
Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)
Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)
Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $440,804 and $929,056 in Tax Fees with respect to 2013 and 2012, respectively, $72,892 and $153,672, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.
CC Media’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to CC Media is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for CC Media by its independent auditor. The Chairman of the Audit Committee may represent the entire Audit Committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of CC Media for the year ending December 31, 2014.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2014. Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2015 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of CC Media no later than December 9, 2014, and must otherwise comply with the SEC’s rules. Proposals should be sent to: Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2015, or if you want to nominate one or more directors at the annual meeting of stockholders in 2015, you must comply with the advance notice provisions of CC Media’s bylaws. If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means that, for our 2015 annual meeting, our Secretary must receive the notice no earlier than January 16, 2015 and no later than February 15, 2015. You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither CC Media’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by CC Media. Following the original mailing of the proxy soliciting material, regular employees of CC Media or its subsidiaries may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. CC Media expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CC Media and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 822-2828. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of CC Media’s Annual Report on Form 10-K filed with the SEC on February 20, 2014 is available free of charge at CC Media’s website at www.clearchannel.com. A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for CC Media Holdings, Inc., our Radio Index, our Outdoor Index and the NASDAQ Stock Market Index for the period from December 31, 2008 through December 31, 2013.

Indexed Yearly Stock Price Close
(Price Adjusted for Stock Splits and Dividends)

	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
CC Media Holdings, Inc.	$1,000	$1,372	$3,982	$1,942	$1,504	$2,889
Radio Index	$1,000	$2,103	$4,223	$2,437	$2,773	$4,674
Outdoor Index	$1,000	$2,475	$3,172	$2,189	$3,085	$4,160
NASDAQ Stock Market Index	$1,000	$1,439	$1,682	$1,652	$1,915	$2,648

    Our Radio Index consists of Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corporation, Radio One Inc. and Spanish Broadcasting Systems Inc.   Our Outdoor Index, which provides a peer comparison for our Outdoor business, consists of Lamar Advertising Company, an outdoor advertising company.  During 2012, Lamar Advertising Company announced that it is actively considering an election to real estate investment trust (REIT) status.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We are a diversified media and entertainment company with three reportable business segments:  Media and Entertainment (“CCME”); Americas outdoor advertising (“Americas outdoor”); and International outdoor advertising (“International outdoor”).  Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business.  Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.  Our Americas outdoor segment consists of operations primarily in the United States and Canada.  Our International outdoor segment consists of operations primarily in Asia, Australia, Europe and Latin America.  Our “Other” category includes our full-service media representation business, Katz Media Group (“Katz Media”), as well as other general support services and initiatives, which are ancillary to our other businesses.  Approximately half of our revenue is generated from our CCME segment. The remaining half is comprised of our Americas outdoor and our International outdoor advertising segments, as well as Katz Media and other support services and initiatives.

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities while providing premiere opportunities for advertisers.  Through our strong capabilities and unique collection of assets, we have the ability to deliver compelling content as well as innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in the United States and internationally.

We focus on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We continue to invest strategically in our digital platforms, including the development of continued enhancements to iHeartRadio, our integrated digital radio platform, and the ongoing deployment of digital outdoor displays.  We intend to continue to execute our strategies while closely managing expenses and focusing on achieving operating efficiencies across our businesses. We share best practices across our businesses and markets to replicate our successes throughout the markets in which we operate.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 13 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

CCME Sources of Revenue

Our CCME segment generated 50%, 49%, and 48% of our revenue for the years ended December 31, 2013, 2012 and 2011, respectively.  The primary source of revenue in our CCME segment is the sale of commercials on our radio stations for local and national advertising.  Our iHeartRadio mobile application and website, our station websites and Total Traffic & Weather Network also provide additional means for our advertisers to reach consumers.

Our advertisers cover a wide range of categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive, media and political.  Our contracts with our advertisers generally provide for a term that extends for less than a one-year period.  We also generate revenues from network compensation, our online services, our traffic business, special events and other miscellaneous transactions.  These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time.

Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies.  Our ability to produce commercials that respond to the specific needs of our advertisers helps to build local direct advertising relationships.  To generate national advertising sales, we leverage national sales teams and engage our Katz Media unit, which specializes in soliciting radio advertising sales on a national level for us and other radio and television companies.  National sales representatives such as Katz Media obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold.

Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services.  A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach.  The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets.  Rates are generally highest during morning and evening commuting periods.

Americas Outdoor Advertising Sources of Revenue

Americas outdoor generated 21%, 20% and 20% of our revenue in 2013, 2012 and 2011, respectively.  Americas outdoor revenue is derived from the sale of advertising copy placed on our traditional and digital displays.  Our display inventory consists primarily of billboards, street furniture displays and transit displays.  The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked.  Billboards comprise approximately two-thirds of our display revenues.  The following table shows the approximate percentage of revenue derived from each category for our Americas outdoor inventory:

	Year Ended December 31,
	2013	2012	2011
Billboards:
Bulletins	57%	56%	53%
Posters	13%	13%	13%
Street furniture displays	4%	4%	4%
Transit displays	17%	17%	16%
Other displays (1)	9%	10%	14%
Total	100%	100%	100%

(1)	Includes spectaculars, mall displays and wallscapes.

Our Americas outdoor segment generates revenues from local and national sales.  Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.  “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks.  “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time.  Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Outdoor Advertising Sources of Revenue

Our International outdoor segment generated 27%, 27% and 28% of our revenue in 2013, 2012 and 2011, respectively.  International outdoor advertising revenue is derived from the sale of traditional advertising copy placed on our display inventory and electronic displays which are part of our network of digital displays.  Our International outdoor display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International outdoor segment:

	Year Ended December 31,
	2013	2012	2011
Street furniture displays	48%	46%	43%
Billboards (1)	23%	26%	28%
Transit displays	9%	8%	9%
Other (2)	20%	20%	20%
Total	100%	100%	100%

(1)	Includes revenue from posters and neon displays. We sold our neon business during the third quarter of 2012.

(2)
Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike programs and production revenue.

Our International outdoor segment generates revenues worldwide from local, regional and national sales. Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Shares of our Class A common stock are quoted for trading on the Over-The-Counter (“OTC”) Bulletin Board under the symbol “CCMO.”  There were 441 stockholders of record as of February 7, 2014.  This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.  The following quotations obtained from the OTC Bulletin Board reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2013			2012
First Quarter	$3.74	$2.20	First Quarter	$6.50	$4.39
Second Quarter	6.98	2.40	Second Quarter	6.50	2.02
Third Quarter	5.50	3.70	Third Quarter	6.00	1.20
Fourth Quarter	7.10	4.80	Fourth Quarter	4.00	1.95

There is no established public trading market for our Class B and Class C common stock.  There were 555,556 shares of our Class B common stock and 58,967,502 shares of our Class C common stock outstanding on February 14, 2014.  All outstanding shares of our Class B common stock are held by Clear Channel Capital IV, LLC and all outstanding shares of our Class C common stock are held by Clear Channel Capital V, L.P.

Dividend Policy

We currently do not intend to pay regular quarterly cash dividends on the shares of our common stock.  We have not declared any dividend on our common stock since our incorporation.  We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries.  We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends.  In addition, Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 5 to the Consolidated Financial Statements.

Sales of Unregistered Securities

We did not sell any equity securities during 2013 that were not registered under the Securities Act of 1933, other than as previously reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2013 by or on behalf of us or an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	-	-	-		(1)
November 1 through November 30	-	-	-		(1)
December 1 through December 31	-	-	-		(1)
Total	-	$-	-	$82,934,423	(1)

(1)
On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of CCOH.  No shares of our Class A common stock or CCOH’s Class A common stock were purchased under the stock purchase program during the quarter ended December 31, 2013.  During 2011, a subsidiary of Clear Channel purchased $16,372,690 of the Class A common stock of CCOH (1,553,971 shares) in open market purchases.  During 2012, a subsidiary of Clear Channel purchased $692,887 of our Class A common stock (111,291 shares) under the stock purchase program.  As a result of these purchases of shares of our Class A common stock and CCOH’s Class A common stock, an aggregate of $82,934,423 remains available under the stock purchase program to purchase our Class A common stock and/or the Class A common stock of CCOH.  The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion.

ITEM 6.                      SELECTED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2013 presentation.  Historical results are not necessarily indicative of the results to be expected for future periods.  Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of the Annual Report on Form 10-K.

(In thousands)	For the Years Ended December 31,
	2013	2012	2011	2010	2009
Results of Operations Data:
Revenue	$6,243,044	$6,246,884	$6,161,352	$5,865,685	$5,551,909
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,543,419	2,494,241	2,504,467	2,368,943	2,515,001
Selling, general and administrative expenses (excludes depreciation and amortization)	1,649,861	1,666,418	1,604,524	1,566,580	1,516,190
Corporate expenses (excludes depreciation and amortization)	324,182	297,366	239,399	300,378	272,629
Depreciation and amortization	730,828	729,285	763,306	732,869	765,474
Impairment charges (1)	16,970	37,651	7,614	15,364	4,118,924
Other operating income (expense), net	22,998	48,127	12,682	(16,710)	(50,837)
Operating income (loss)	1,000,782	1,070,050	1,054,724	864,841	(3,687,146)
Interest expense	1,649,451	1,549,023	1,466,246	1,533,341	1,500,866
Gain (loss) on marketable securities	130,879	(4,580)	(4,827)	(6,490)	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	(77,696)	18,557	26,958	5,702	(20,689)
Gain (loss) on extinguishment of debt	(87,868)	(254,723)	(1,447)	60,289	713,034
Other income (expense), net	(21,980)	250	(3,169)	(13,834)	(33,318)
Loss before income taxes	(705,334)	(719,469)	(394,007)	(622,833)	(4,542,356)
Income tax benefit	121,817	308,279	125,978	159,980	493,320
Consolidated net loss	(583,517)	(411,190)	(268,029)	(462,853)	(4,049,036)
Less amount attributable to noncontrolling interest	23,366	13,289	34,065	16,236	(14,950)
Net loss attributable to the Company	$(606,883)	$(424,479)	$(302,094)	$(479,089)	$(4,034,086)

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
Net loss per common share:
Basic:
Net loss attributable to the Company	$(7.31)	$(5.23)	$(3.70)	$(5.94)	$(49.71)
Diluted:
Net loss attributable to the Company	$(7.31)	$(5.23)	$(3.70)	$(5.94)	$(49.71)
Dividends declared per share	$-	$-	$-	$-	$-

(In thousands)	As of December 31,
	2013	2012	2011	2010	2009
Balance Sheet Data:
Current assets	$2,513,294	$2,987,753	$2,985,285	$3,603,173	$3,685,845
Property, plant and equipment, net	2,897,630	3,036,854	3,063,327	3,145,554	3,332,393
Total assets	15,097,302	16,292,713	16,452,039	17,460,382	18,047,101
Current liabilities	1,759,592	1,782,142	1,428,962	2,098,579	1,544,136
Long-term debt, net of current maturities	20,030,479	20,365,369	19,938,531	19,739,617	20,303,126
Shareholders' deficit	(8,696,635)	(7,995,191)	(7,471,941)	(7,204,686)	(6,844,738)

(1)
We recorded non-cash impairment charges of $17.0 million, $37.7 million, $7.6 million and $15.4 million during 2013, 2012, 2011, and 2010, respectively.  We also recorded non-cash impairment charges of $4.1 billion in 2009 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.  Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Media and Entertainment (“CCME”), Americas outdoor advertising (“Americas outdoor” or “Americas outdoor advertising”), and International outdoor advertising (“International outdoor” or “International outdoor advertising”).  Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business.  Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” segment are our media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to our other businesses.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income, net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Loss on extinguishment of debt, Other income (expense), net and Income tax benefit are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2013 presentation.

During the first quarter of 2012, and in connection with the appointment of the new chief executive officer of our indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), we reevaluated our segment reporting and determined that our Latin American operations were more appropriately aligned within the operations of our International outdoor advertising segment.  As a result, the operations of Latin America are no longer reflected within our Americas outdoor advertising segment and are currently included in the results of our International outdoor advertising segment.  Accordingly, we have recast the corresponding segment disclosures for prior periods.

CCME

Our revenue is derived primarily from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration.  The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers.  We also provide streaming content via the Internet, mobile and other digital platforms which reach national, regional and local audiences and derive revenues primarily from selling advertising time with advertising contracts similar to those used by our radio stations.

CCME management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service.  Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically priced the highest.  Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory.  Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

Management monitors macro-level indicators to assess our CCME operations’ performance.  Due to the geographic diversity and autonomy of our markets, we have a multitude of market-specific advertising rates and audience demographics.  Therefore, management reviews average unit rates across each of our stations.

Management looks at our CCME operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets.  Local advertising is sold by each radio station’s sales staff while national advertising is sold by our national sales team and through our national representation firm.  Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately because these revenue streams have different sales forces and respond differently to changes in the economic environment.  We periodically review and refine our selling structures in all markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.

Management also looks at CCME revenue by market size.  Typically, larger markets can reach larger audiences with wider demographics than smaller markets.  Additionally, management reviews our share of CCME advertising revenues in markets where such information is available, as well as our share of target demographics listening in an average quarter hour.  This metric gauges how well our formats are attracting and retaining listeners.

A portion of our CCME segment’s expenses vary in connection with changes in revenue.  These variable expenses primarily relate to costs in our sales department, such as commissions, and bad debt.  Our programming and general and administrative departments incur most of our fixed costs, such as utilities and office salaries.  We incur discretionary costs in our marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share. Lastly, we have incentive systems in each of our departments which provide for bonus payments based on specific performance metrics, including ratings, sales levels, pricing and overall profitability.

Outdoor Advertising

Our outdoor advertising revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy for our outdoor advertising businesses is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our outdoor advertising business by reviewing the average rates, average revenue per display, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include direct production, maintenance and installation expenses as well as site lease expenses for land under our displays including revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas Outdoor Advertising

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States.  Generally, we own the street furniture structures and are responsible for their construction and maintenance.  Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators.  Generally, these contracts have terms ranging from 10 to 20 years.

International Outdoor Advertising

Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  In addition, because our International outdoor advertising operations are conducted in foreign markets, including Europe, Asia, Australia and Latin America, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well.  Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts.  In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain.  A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.  As a result, our margins are typically lower in our International business than in our Americas outdoor business.

Macroeconomic Indicators

Our advertising revenue for all of our segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2013 was 1.9%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key developments in our business for the year ended December 31, 2013 are summarized below:

•
Consolidated revenue for 2013 decreased $3.8 million including an increase of $3.5 million from movements in foreign exchange compared to 2012. Excluding foreign exchange impacts and $20.4 million impact of our divestiture of our international neon business during 2012, consolidated revenue increased $13.1 million over the prior year.

•
CCME revenue for 2013 increased $46.8 million compared to 2012 driven by increased digital and national sales partially offset by lower political revenues.  Our iHeartRadio platform continues to drive higher digital revenues with listening hours increasing by 29%.

•	Americas outdoor revenue for 2013 increased $11.2 million compared to 2012 primarily due to increases in occupancy, capacity and rates in our traditional and digital product lines.
•
International outdoor revenue for 2013 decreased $11.9 million including the impact of favorable foreign exchange movements of $5.2 million compared to 2012.  Excluding foreign exchange impacts and the $20.4 million impact of our divestiture of our international neon business during 2012, revenue increased $3.3 million compared to 2012. Continued weakened macro-economic conditions in Europe were partially offset by growth in other markets.

•	Revenues in our Other category for 2013 declined $54.0 million primarily due to decreased political advertising through our media representation business.
•	We spent $57.9 million on strategic revenue and cost-saving initiatives during 2013 to realign and improve our on-going business operations—a decrease of $18.3 million compared to 2012.
•
Our subsidiary Clear Channel Communications, Inc. (“Clear Channel”) issued $575.0 million aggregate principal amount of 11.25% priority guarantee notes due 2021 (the “11.25% Priority Guarantee Notes”).  Using the proceeds from the 11.25% Priority Guarantee Notes issuance along with borrowings under its receivables based credit facility of $269.5 million and cash on hand, Clear Channel prepaid all $846.9 million outstanding under its Term Loan A under its senior secured credit facility.

•
Clear Channel repaid its 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using cash on hand.

•
Clear Channel amended its senior secured credit facility by extending $5.0 billion aggregate principal amount of Term Loan B loans and Term Loan C loans under Clear Channel’s senior secured credit facility through the creation of a new Term Loan D due January 30, 2019.  Clear Channel further amended its senior secured credit facility by extending $1.3 billion aggregate principal amount of Term Loan B loans and Term Loan C loans under Clear Channel’s senior secured credit facility through the creation of a new Term Loan E due July 30, 2019.

•
Clear Channel completed an exchange offer with certain holders of its 10.75% Senior Cash Pay Notes due 2016 (the “Outstanding Cash Pay Notes”) and 11.00%/11.75% Senior Toggle Notes due 2016 (the “Outstanding Toggle Notes” and collectively with the Outstanding Cash Pay Notes, the “Outstanding Notes”) pursuant to which $348.1 million aggregate principal amount of Outstanding Cash Pay Notes was exchanged for $348.0 million aggregate principal amount of 14.00% Senior Notes due 2021 (the “Senior Notes due 2021”), and $917.2 million aggregate principal amount of Outstanding Toggle Notes (including $452.7 million aggregate principal amount held by a subsidiary of Clear Channel) was exchanged for $853.0 million aggregate principal amount of Senior Notes due 2021 (including $421.0 million aggregate principal amount issued to the subsidiary of Clear Channel) and $64.2 million of cash (including $31.7 million of cash paid to the subsidiary of Clear Channel), plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the Outstanding Notes to, but not including, the closing date of the exchange offer.

•
Clear Channel completed a supplemental exchange offer with certain holders of its Outstanding Notes pursuant to which $353.8 million aggregate principal amount of Outstanding Cash Pay Notes was exchanged for $389.2 million aggregate principal amount of Senior Notes due 2021 and $14.2 million in cash and $212.1 million aggregate principal amount of Outstanding Toggle Notes was exchanged for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the Outstanding Notes to, but not including, the closing date of the exchange offer less cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the Senior Notes due 2021.

•	We sold our shares of Sirius XM Radio, Inc. for $135.5 million, recognizing a gain on the sale of securities of $130.9 million.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2013 to the year ended December 31, 2012 is as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$6,243,044	$6,246,884	(0%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,543,419	2,494,241	2%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,649,861	1,666,418	(1%)
Corporate expenses (excludes depreciation and amortization)	324,182	297,366	9%
Depreciation and amortization	730,828	729,285	0%
Impairment charges	16,970	37,651	(55%)
Other operating income, net	22,998	48,127	(52%)
Operating income	1,000,782	1,070,050	(6%)
Interest expense	1,649,451	1,549,023	6%
Gain (loss) on marketable securities	130,879	(4,580)
Equity in earnings (loss) of nonconsolidated affiliates	(77,696)	18,557
Loss on extinguishment of debt	(87,868)	(254,723)
Other income (expense), net	(21,980)	250
Loss before income taxes	(705,334)	(719,469)
Income tax benefit	121,817	308,279
Consolidated net loss	(583,517)	(411,190)
Less amount attributable to noncontrolling interest	23,366	13,289
Net loss attributable to the Company	$(606,883)	$(424,479)

Consolidated Revenue

Our consolidated revenue decreased $3.8 million including the increase of $3.5 million from the impact of movements in foreign exchange compared to 2012.  Excluding the impact of foreign exchange movements and $20.4 million impact of our divestiture of our international neon business during 2012, revenue increased $13.1 million.  CCME revenue increased $46.8 million, driven by growth from national advertising including telecommunications, retail, and entertainment, and higher advertising revenues from our digital services primarily as a result of increased demand as listening hours have increased.  Americas outdoor revenue increased $11.2 million, driven primarily by bulletin revenue growth as a result of increases in occupancy, capacity and rates in our traditional and digital product lines.  International outdoor revenue decreased $11.9 million including the impact of favorable movements in foreign exchange of $5.2 million compared to 2012.  Excluding the impact of foreign exchange movements and the $20.4 million impact of our divestiture of our international neon business during 2012, International outdoor revenue increased $3.3 million.  Declines in certain countries as a result of weakened macroeconomic conditions were partially offset by growth in street furniture and billboard revenue in other countries.  Revenue in our Other category declined $54.0 million as a result of decreased political advertising through our media representation business.

Consolidated Direct Operating Expenses

Direct operating expenses increased $49.2 million including an increase of $3.6 million due to the effects of movements in foreign exchange compared to 2012 and the impact of our divestiture of our international neon business of $13.0 million during 2012.  CCME direct operating expenses increased $53.4 million, primarily due to higher promotional and sponsorship costs for special events such as the iHeartRadio Music Festival and Jingle Balls and an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours, as well as music licensing fees, partially offset by a decline in traffic expenses.  Americas outdoor direct operating expenses decreased $15.7 million, primarily due to decreased site lease expense associated with declining revenues of some of our lower-margin product lines.  Direct operating expenses in our International outdoor segment increased $6.9 million, including a $4.8 million increase due to the effects of movements in foreign exchange.  The increase in expense excluding the impact of movements in foreign exchange and $13.0 million impact of our divestiture of our international neon business during 2012 was primarily driven by higher site lease and other expenses as a result of increased revenues in certain countries due to revenue growth and new contracts. These increases were partially offset by lower variable costs in other countries where revenues have declined.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased $16.6 million including an increase of $1.7 million due to the effects of movements in foreign exchange compared to 2012.  CCME SG&A expenses increased $27.0 million primarily due to compensation expenses and amounts related to our variable compensation plans including commissions, which were higher for the 2013 period in connection with increasing national and digital revenues.  SG&A expenses in our Americas outdoor segment increased $9.5 million including a $7.8 million decrease in expenses related to a favorable court ruling in 2012, with other 2013 increases being driven by higher compensation expenses including commissions and amounts related to our variable compensation plans and legal costs.  Our International outdoor SG&A expenses decreased $40.6 million including a $1.9 million increase due to the effects of movements in foreign exchange compared to the same period of 2012.  Excluding the impact of foreign exchange movements and excluding the $4.2 million impact of our divestiture of our international neon business during 2012, SG&A expenses decreased $38.3 million primarily due to certain expenses during the 2012 period related to legal and other costs in Brazil that did not recur during 2013, as well as lower expenses as a result of cost saving initiatives.

Corporate Expenses

Corporate expenses increased $26.8 million during 2013 compared to 2012.  This increase was primarily driven by increases in compensation expenses including amounts related to our variable compensation plans and strategic initiatives as well as $7.8 million in executive transition costs and legal costs related to the stockholder litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $57.9 million incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability.  These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.  Of these costs, $15.1 million are reported within direct operating expenses, $22.3 million are reported within SG&A and $20.5 million are reported within corporate expense.  In 2012, such costs totaled $13.8 million, $47.2 million, and $15.2 million, respectively.

Depreciation and Amortization

Depreciation and amortization increased $1.5 million during 2013 compared to 2012, primarily due to fixed asset additions primarily consisting of digital assets and software, which are depreciated over shorter useful lives partially offset by various assets becoming fully depreciated in 2013.

Impairment Charges

We performed our annual impairment tests as of October 1, 2013 and 2012 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $17.0 million and $37.7 million, respectively.  During 2013, we recognized a $10.7 million goodwill impairment charge in our International outdoor segment related to a decline in the estimated fair value of one market. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $23.0 million in 2013 primarily related to the gain on the sale of certain outdoor assets in our Americas outdoor segment.

Other operating income of $48.1 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Interest Expense

Interest expense increased $100.4 million during 2013 compared to 2012 primarily as a result of interest expense associated with the impact of refinancing transactions resulting in higher interest rates. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Our weighted average cost of debt during 2013 and 2012 was 7.6% and 6.7%, respectively.

Gain (Loss) on Marketable Securities

The gain on marketable securities of $130.9 million during 2013 resulted from the sale of the shares we held in Sirius XM Radio, Inc.

The loss on marketable securities of $4.6 million during 2012 primarily related to the impairment of our investment in Independent News & Media PLC (“INM”) during 2012 and the impairment of a cost-basis investment during 2012.  The fair value of INM was below cost for an extended period of time and recovery of the value was not probable.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.  We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern.  After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $77.7 million for 2013 primarily included the loss from our investments in Australia Radio Network and New Zealand Radio Network.  On February 18, 2014, a subsidiary of ours sold its 50% interest in Australian Radio Network Pty Ltd (“ARN”).  As of December 31, 2013 the book value of our investment in ARN exceeded the estimated selling price.  Accordingly, we recorded an impairment charge of $95.4 million during the fourth quarter of 2013 to write down the investment to its estimated fair value.

Equity in earnings of nonconsolidated affiliates of $18.6 million for 2012 primarily included earnings from our investments in Australia Radio Network and New Zealand Radio Network.

Loss on Extinguishment of Debt

We recognized a loss of $84.0 million due to a debt exchange during the fourth quarter of 2013 related to Clear Channel’s Outstanding Notes as discussed elsewhere in this MD&A.  In addition, we recognized a loss of $3.9 million due to the write-off of deferred loan costs in connection with the prepayment of Term Loan A of Clear Channel’s senior secured credit facilities.

In connection with the refinancing of Clear Channel Worldwide Holdings, Inc. (“CCWH”) Series A Senior Notes and Series B Senior Notes due 2017 with an interest rate of 9.25% (the “Existing CCWH Senior Notes”) with the CCWH Series A Senior Notes and Series B Senior Notes due 2022 with a stated interest rate of 6.5% (the “CCWH Senior Notes”) during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 7.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 6.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer.  The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt.  In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes, and recognized losses of $33.7 million in connection with a prepayment during the first quarter of 2012 and a debt exchange during the fourth quarter of 2012 related to Clear Channel’s senior secured credit facilities as discussed elsewhere in this MD&A.

Other Income (Expense), Net

In connection with the June 2013 exchange offer of a portion of the Outstanding Notes for newly-issued Senior Notes due 2021 and in connection with the senior secured credit facility amendments discussed elsewhere in the MD&A, all of which were accounted for as modifications of existing debt, we incurred expenses of $23.6 million partially offset by $1.8 million in foreign exchange gains on short-term intercompany accounts.

Other income of $0.3 million for 2012 primarily related to miscellaneous dividend and other income of $3.2 million offset by $3.0 million in foreign exchange losses on short-term intercompany accounts.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2013 was 17.3% as compared to 42.8% for the year ended December 31, 2012.  The effective tax rate for 2013 was primarily impacted by the $143.5 million valuation allowance recorded during the period as additional deferred tax expense.  The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods.  This expense was partially offset by tax benefits recorded during the period due to the settlement of our U.S. Federal and certain State tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $20.2 million to reflect the net tax benefits of the settlements.

The effective tax rate for the year ended December 31, 2012 was 42.8% as compared to 32.0% for the year ended December 31, 2011.  The effective tax rate for 2012 was favorably impacted by our settlement of U.S. Federal and foreign tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$3,131,595	$3,084,780	2%
Direct operating expenses	931,976	878,626	6%
SG&A expenses	1,020,097	993,116	3%
Depreciation and amortization	271,126	271,399	(0%)
Operating income	$908,396	$941,639	(4%)

CCME revenue increased $46.8 million during 2013 compared to 2012, primarily due to an increase in national advertising revenue across various markets and advertising categories, including telecommunications, retail, and entertainment, as well as growth in digital advertising revenue as a result of increased listenership on our iHeartRadio platform, with total listening hours increasing 29%.  Promotional and sponsorship revenues were also higher driven by special events, such as the iHeart Radio Music Festival, Jingle Balls, iHeartRadio Ultimate Pool Party, and album release events.  These increases were partially offset by lower political revenues compared to 2012, as well as a decline in our traffic business as a result of integration activities and certain contract losses.

Direct operating expenses increased $53.4 million during 2013 primarily from special events, promotional cost, compensation, and higher streaming and performance royalty expenses during 2013 due to increased listenership on our iHeartRadio platform.  In addition, we incurred higher music license fees after receiving a one-time $20.7 million credit in 2012 from one of our performance rights organizations.  These increases were partially offset by lower costs in our traffic business as a result of lower revenues and reduced spending on strategic revenue and cost initiatives.  SG&A expenses increased $27.0 million primarily on our variable compensation plans, including commissions, as a result of an increase in national and digital revenue.  In addition, we also incurred higher legal fees and research expenses related to sales and programming activities in 2013.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$1,290,452	$1,279,257	1%
Direct operating expenses	566,669	582,340	(3%)
SG&A expenses	220,732	211,245	4%
Depreciation and amortization	196,597	192,023	2%
Operating income	$306,454	$293,649	4%

Our Americas outdoor revenue increased $11.2 million during 2013 compared to 2012, driven primarily by increases in revenues from bulletins and posters.  Traditional bulletins and posters had increases in occupancy and rates in connection with new contracts, while the increase for digital displays was driven by higher occupancy and capacity.  The increase for digital displays was negatively impacted by lower revenues in our Los Angeles market as a result of the impact of litigation as discussed further in Item 3 of Part I of the Annual Report on Form 10-K.  Partially offsetting these increases were declines in specialty business revenues due primarily to a significant contract during 2012 that did not recur during 2013, and declines in our airport business driven primarily by the loss of certain of our U.S. airport contracts and other airport revenue.

Direct operating expenses decreased $15.7 million, primarily due to the benefits resulting from our previous strategic cost initiatives as well as reduced variable costs associated with site lease expenses due to reduced revenues on lower margin products. SG&A expenses increased $9.5 million primarily due to the 2012 period being impacted by a favorable court ruling that resulted in a $7.8 million decrease in expenses, with other 2013 increases being driven by legal costs related to the Los Angeles litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K, as well as compensation expenses including commissions and amounts related to our variable compensation plans, which were higher for the 2013 period in connection with increasing our revenues, partially offset by a decrease in costs during 2013 associated with our strategic revenue and cost initiatives compared to 2012.

Depreciation and amortization increased $4.6 million, primarily due to our continued deployment of digital billboards partially offset by assets becoming fully depreciated during 2013.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2013	2012	Change
Revenue	$1,655,738	$1,667,687	(1%)
Direct operating expenses	1,028,059	1,021,152	1%
SG&A expenses	322,840	363,417	(11%)
Depreciation and amortization	203,927	205,258	(1%)
Operating income	$100,912	$77,860	30%

International outdoor revenue decreased $11.9 million during 2013 compared to 2012, including an increase of $5.2 million from movements in foreign exchange, and the divestiture of our international neon business which had $20.4 million in revenues during 2012.  Excluding the impact of foreign exchange and the divestiture, revenues increased $3.3 million.  Revenue growth in certain markets including China, Latin America, and the UK primarily in street furniture advertising revenue, as well as higher transit advertising sales resulting from new contracts in Norway, was partially offset by lower revenues in other countries in Europe as a result of weakened macroeconomic conditions.

Direct operating expenses increased $6.9 million including an increase of $4.8 million from movements in foreign exchange, and the divestiture of our international neon business during 2012 which had $13.0 million in direct operating expenses during 2012.  Excluding the impact of movements in foreign exchange and the divestiture, direct operating expenses increased $15.1 million driven primarily by increases in variable costs in certain markets such as China, Norway and Latin America resulting from increased revenues partially offset by declines in expenses in response to declining revenues in other countries in Europe.  SG&A expenses decreased $40.6 million including an increase of $1.9 million from movements in foreign exchange and the divestiture of our international neon business during 2012, which had $4.2 million in SG&A expenses during 2012.  Excluding the impact of movements in foreign exchange and the divestiture, SG&A expenses decreased $38.3 million primarily due to the absence in 2013 of $22.7 million in expenses incurred during 2012 in connection with legal and other costs in Brazil as well as decreases in 2013 in strategic revenue and cost initiative expenses.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2012 to the year ended December 31, 2011 is as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$6,246,884	$6,161,352	1%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,494,241	2,504,467	(0%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,666,418	1,604,524	4%
Corporate expenses (excludes depreciation and amortization)	297,366	239,399	24%
Depreciation and amortization	729,285	763,306	(4%)
Impairment charges	37,651	7,614	394%
Other operating income, net	48,127	12,682	279%
Operating income	1,070,050	1,054,724	1%
Interest expense	1,549,023	1,466,246
Loss on marketable securities	(4,580)	(4,827)
Equity in earnings of nonconsolidated affiliates	18,557	26,958
Loss on extinguishment of debt	(254,723)	(1,447)
Other income (expense), net	250	(3,169)
Loss before income taxes	(719,469)	(394,007)
Income tax benefit	308,279	125,978
Consolidated net loss	(411,190)	(268,029)
Less amount attributable to noncontrolling interest	13,289	34,065
Net loss attributable to the Company	$(424,479)	$(302,094)

Consolidated Revenue

Our consolidated revenue increased $85.5 million including the impact of negative movements in foreign exchange of $79.3 million compared to 2011.  Excluding the impact of foreign exchange movements, revenue increased $164.8 million.  CCME revenue increased $98.0 million, driven by growth from national and local advertising including political, telecommunications and auto, and higher advertising revenues from our digital services primarily as a result of higher listening hours and event sponsorship.  Americas outdoor revenue increased $26.5 million, driven primarily by bulletin revenue growth as a result of our continued deployment of new digital displays during 2012 and 2011 and revenue growth from our airports business.  International outdoor revenue decreased $83.5 million including the impact of negative movements in foreign exchange of $78.9 million compared to 2011.  Excluding the impact of foreign exchange movements, International outdoor revenue decreased $4.6 million.  Declines in certain countries as a result of weakened macroeconomic conditions and our divestiture of our international neon business during the third quarter of 2012 were partially offset by growth in street furniture and billboard revenue in other countries.  Our Other category revenue grew by $47.3 million as a result of increased political advertising through our media representation business during the election year in the United States.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $10.2 million including a $49.7 million decline due to the effects of movements in foreign exchange compared to 2011.  CCME direct operating expenses increased $21.0 million, primarily due to an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours and rates and personnel costs.  In addition, increased expenses related to our traffic acquisition completed in the second quarter of 2011 were partially offset by a decline in music license fees.  Americas outdoor direct operating expenses increased $16.0 million, primarily due to increased site lease expense associated with our continued development of digital displays and growth from our airports business.  Direct operating expenses in our International outdoor segment decreased $43.4 million including a $49.4 million decline due to the effects of movements in foreign exchange.  The increase in expense excluding the impact of movements in foreign exchange was primarily driven by higher site lease and other expenses as a result of new contracts. These increases were partially offset by lower variable costs in countries where revenues have declined and the impact of the divestiture of our international neon business.

Consolidated SG&A Expenses

SG&A expenses increased $61.9 million including a decline of $21.7 million due to the effects of movements in foreign exchange compared to 2011.  CCME SG&A expenses increased $22.1 million, primarily due to expenses incurred in connection with strategic revenue and cost initiatives.  SG&A expenses in our Americas outdoor segment increased $12.3 million primarily due to increased personnel costs resulting from increased revenue in addition to increases in costs associated with strategic revenue and cost initiatives.  International outdoor SG&A expenses increased $24.4 million including a $21.6 million decline due to the effects of movements in foreign exchange. The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Brazil.

Corporate Expenses

Corporate expenses increased $58.0 million during 2012 compared to 2011.  This increase was driven by higher personnel costs resulting from amounts recorded under our variable compensation plans, higher expenses under our benefit plans, and increases in corporate infrastructure.  In addition, we incurred $14.2 million more in corporate strategic revenue and cost initiatives compared to the prior year as well as expenses related to the stockholder litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K.  Also impacting the increase during 2012 compared to 2011 is the reversal of $6.6 million of share-based compensation expense included in 2011 related to the cancellation of a portion of an executive’s stock options.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $76.2 million incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability.  These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.  Of these costs, $13.8 million are reported within direct operating expenses, $47.2 million are reported within SG&A and $15.2 million are reported within corporate expense.  In 2011, such costs totaled $8.8 million, $26.6 million, and $1.0 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $34.0 million during 2012 compared to 2011, primarily due to various assets becoming fully depreciated in 2011.  In addition, movements in foreign exchange contributed a decrease of $9.3 million during 2012.

Impairment Charges

We performed our annual impairment tests as of October 1, 2012 and 2011 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $37.7 million and $7.6 million, respectively.  During 2012, we recognized a $35.9 million impairment charge in our Americas outdoor segment related to declines in estimated fair values of certain markets’ billboard permits.  Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income of $48.1 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Other operating income of $12.7 million in 2011 primarily related to a gain on the sale of a tower and proceeds received from condemnations of bulletins.

Interest Expense

Interest expense increased $82.7 million during 2012 compared to 2011 primarily as a result of interest expense associated with CCWH’s issuance of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (collectively, “the CCWH Subordinated Notes”) during the first quarter of 2012, partially offset by the impact of other refinancing actions and repayments of senior notes. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Clear Channel’s weighted average cost of debt during 2012 and 2011 was 6.7% and 6.2%, respectively.

Loss on Marketable Securities

The loss on marketable securities of $4.6 million and $4.8 million during 2012 and 2011, respectively, primarily related to the impairment of our investment in INM during 2012 and 2011 and the impairment of a cost-basis investment during 2012.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.  We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern.  After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $18.6 million for 2012 included earnings from our investments in Australia Radio Network and New Zealand Radio Network.

Equity in earnings of nonconsolidated affiliates of $27.0 million for 2011 included earnings from our investments primarily in Australia Radio Network and New Zealand Radio Network.

Loss on Extinguishment of Debt

In connection with the refinancing of the Existing CCWH Senior Notes with an interest rate of 9.25% with the CCWH Senior Notes with a stated interest rate of 6.5% during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 7.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 6.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer.  The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt.  In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes, and recognized losses of $33.7 million in connection with a prepayment during the first quarter of 2012 and a debt exchange during the fourth quarter of 2012 related to Clear Channel’s senior secured credit facilities as discussed elsewhere in this MD&A.

Loss on extinguishment of debt of $1.4 million for 2011 primarily related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of Clear Channel’s senior secured credit facilities in connection with Clear Channel’s issuance of $1.0 billion of 9.0% Priority Guarantee Notes due 2021 during February 2011 (the “February 2011 Offering”), partially offset by an aggregate gain of $4.3 million on the repurchase of Clear Channel’s 5.5% senior notes due 2014.

Other Income (Expense), Net

Other income of $0.3 million for 2012 primarily related to miscellaneous dividend and other income of $3.2 million offset by $3.0 million in foreign exchange losses on short-term intercompany accounts.

Other expense of $3.2 million for 2011 primarily related to miscellaneous bank fees and foreign exchange losses on short-term intercompany accounts.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2012 was 42.8% as compared to 32.0% for the year ended December 31, 2011.  The effective tax rate for 2012 was favorably impacted by our settlement of U.S. Federal and foreign tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.

The effective tax rate for the year ended December 31, 2011 was 32.0% as compared to 25.7% for the year ended December 31, 2010.  The effective tax rate for 2011 was favorably impacted by our settlement of U.S. Federal and state tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and our inability to benefit from certain tax loss carryforwards in foreign jurisdictions.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$3,084,780	$2,986,828	3%
Direct operating expenses	878,626	857,622	2%
SG&A expenses	993,116	971,066	2%
Depreciation and amortization	271,399	268,245	1%
Operating income	$941,639	$889,895	6%

CCME revenue increased $98.0 million during 2012 compared to 2011, driven by growth from national and local advertising across political, automotive and telecommunication categories.  We continued to experience increases in digital revenue as a result of increased listening hours through our iHeartRadio platform as well as higher event sponsorship revenue.  Revenue in our traffic business increased due to our traffic acquisition completed in the second quarter of 2011.  This revenue growth was partially offset by declines in syndicated programming sales.

Direct operating expenses increased $21.0 million during 2012 compared to 2011, primarily due to an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours and rates and personnel costs as well as an increase from our traffic acquisition, partially offset by a decline in music license fees resulting from receiving a one-time $20.7 million credit from one of our performance rights organizations in 2012 and from lower negotiated royalty rates.  SG&A expenses increased $22.1 million, primarily due to higher spending on strategic revenue and cost initiatives.

Depreciation and amortization increased $3.2 million, primarily due to our traffic acquisition.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,279,257	$1,252,725	2%
Direct operating expenses	582,340	566,313	3%
SG&A expenses	211,245	198,989	6%
Depreciation and amortization	192,023	211,009	(9%)
Operating income	$293,649	$276,414	6%

Americas outdoor revenue increased $26.5 million during 2012 compared to 2011, primarily driven by revenue growth from our digital bulletins and from our airports business.  We deployed an additional 178 digital bulletins during 2012 bringing our total to more than 1,000 digital bulletins in service.  The revenue growth resulting from our increased digital bulletin capacity was partially offset by declines in our traditional bulletin and poster revenues.  Our airport revenues grew primarily as a result of higher average rates and increased occupancy by customers of our largest U.S. airports.

Direct operating expenses increased $16.0 million due to increased site lease expense as a result of our continued deployment of digital displays and growth of our airport revenue.  SG&A expenses increased $12.3 million, primarily as a result of higher personnel costs associated with the increase in revenue generating headcount and commissions and bonuses related to increased revenue, as well as legal and other expenses related to billboard permitting issues.  In addition, included in our 2012 SG&A expenses are revenue and cost initiatives.  These increases were partially offset by a favorable court ruling resulting in a $7.8 million decrease in expenses.

Depreciation and amortization decreased $19.0 million, primarily due to increases in 2011 for accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,667,687	$1,751,149	(5%)
Direct operating expenses	1,021,152	1,064,562	(4%)
SG&A expenses	363,417	339,043	7%
Depreciation and amortization	205,258	219,955	(7%)
Operating income	$77,860	$127,589	(39%)

International outdoor revenue decreased $83.5 million during 2012 compared to 2011, including $78.9 million of negative movements in foreign exchange. Excluding the impact of movements in foreign exchange, revenues declined in certain geographies as a result of weakened macroeconomic conditions, particularly in France, southern Europe and the Nordic countries, as well as the impact of $15.1 million due to the divestiture of our international neon business during the third quarter of 2012. These decreases were partially offset by countries including Australia, China and Mexico where economic conditions were stronger, and in the United Kingdom which benefited from the 2012 Summer Olympics in London.  These and other countries experienced increased revenues, primarily related to our shelters, street furniture, equipment sales and billboard businesses.  New contracts won during 2011 helped drive revenue growth.

Direct operating expenses decreased $43.4 million, attributable to a $49.4 million decrease from movements in foreign exchange.  The increase in expenses excluding the impact of foreign exchange was primarily due to higher site lease expense associated with new contracts, partially offset by lower site lease expenses in those markets where revenue declined as a result of weakened macroeconomic conditions.  The divestiture of our international neon business resulted in a $9.0 million decline in direct operating expenses.  SG&A expenses increased $24.4 million including a $21.6 million decrease from movements in foreign exchange.  The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America. Also contributing to the increase were revenue and cost initiatives and increased shelter maintenance in Latin America, partially offset by a $3.2 million impact from the divestiture of our international neon business.

Depreciation and amortization declined $14.7 million, including $9.3 million of negative movements in foreign exchange, primarily as a result of assets that became fully depreciated or amortized during 2011.

Reconciliation of Segment Operating Income to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2013	2012	2011
CCME	$908,396	$941,639	$889,895
Americas outdoor advertising	306,454	293,649	276,414
International outdoor advertising	100,912	77,860	127,589
Other	23,061	58,829	9,427
Impairment charges	(16,970)	(37,651)	(7,614)
Other operating income, net	22,998	48,127	12,682
Corporate expense (1)	(344,069)	(312,403)	(253,669)
Consolidated operating income	$1,000,782	$1,070,050	$1,054,724

(1)	Corporate expenses include expenses related to CCME, Americas outdoor, International outdoor and our Other category, as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2013, there was $22.9 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.  In addition, as of December 31, 2013, there was $19.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Share-based compensation payments are recorded in corporate expenses and were $16.7 million, $28.5 million, and $20.7 million for the years ended December 31, 2013, 2012, and 2011, respectively. Included in share-based compensation for year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options.

On October 22, 2012, we granted 1.8 million restricted shares of our Class A common stock (the “Replacement Shares”) in exchange for 2.0 million stock options granted under the Clear Channel 2008 Executive Incentive Plan pursuant to an option exchange program (the “Program”) that expired on November 19, 2012.  In addition, on October 22, 2012, we granted 1.5 million fully-vested shares of our Class A common stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the Program.  Upon the expiration of the Program on November 19, 2012, we repurchased 0.9 million of the Additional Shares from the employees who elected to participate in the Program and timely delivered to us a properly completed election form under Internal Revenue Code Section 83(b) to fund tax withholdings in connection with the Program.  Employees who ceased to be eligible, declined to participate in the Program or, in the case of the Additional Shares, declined to participate in the tax assistance program, forfeited their Replacement Shares and Additional Shares on November 19, 2012 and retained their stock options with no changes to the terms. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.7 million over the service period of the new awards.  We recognized $2.6 million of expense related to the Additional Shares granted in connection with the tax assistance program.

We also completed a stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights cash flow activities during the years ended December 31, 2013, 2012 and 2011.

(In thousands)	Years Ended December 31,
	2013	2012	2011
Cash provided by (used for):
Operating activities	$212,872	$485,132	$374,861
Investing activities	$(133,365)	$(397,021)	$(368,086)
Financing activities	$(595,882)	$(95,349)	$(698,116)

Operating Activities

2013

Our consolidated net loss, adjusted for $782.5 million of non-cash items resulted in positive cash flows of $199.0 million in 2013.  Our consolidated net loss, adjusted for $873.5 million of non-cash items, provided positive cash flows of $462.3 million in 2012.  Cash provided by operating activities in 2013 was $212.9 million compared to $485.1 million in 2012.  Cash paid for interest was $162.0 million higher in 2013 compared to the prior year due to the timing of accrued interest with the issuance of CCWH’s Subordinated Notes during the first quarter of 2012 and Clear Channel’s 9.0% Priority Guarantee Notes due 2019 during the fourth quarter of 2012.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

2012

The $110.2 million increase in cash flows from operations to $485.1 million in 2012 compared to $374.9 million in 2011 was primarily driven by changes in working capital. Our consolidated net loss, adjusted for $873.5 million of non-cash items, provided positive cash flows of $462.3 million in 2012.  Cash paid for interest was $120.6 million higher during 2012 compared to the prior year. Cash provided by operations in 2012 compared to 2011 also reflected lower variable compensation payments in 2012 associated with our employee incentive programs based on 2011 operating performance compared to such payments made in 2011 based on 2010 performance.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on marketable securities, equity in earnings of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

2011

The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by changes in working capital partially offset by improved profitability, including a 5% increase in revenue.  Our consolidated net loss of $268.0 million, adjusted for $833.1 million of non-cash items, provided positive cash flows of $565.0 million in 2011.  Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance.  In addition, in 2010 we received $132.3 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on marketable securities, equity in earnings of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

Investing Activities

2013

Cash used for investing activities of $133.4 million during 2013 reflected our capital expenditures of $324.5 million as well as proceeds from the sale of our shares of Sirius XM Radio, Inc. of $135.6 million.  We spent $75.7 million for capital expenditures in our CCME segment primarily related to leasehold improvements, $89.0 million in our Americas outdoor segment primarily related to the construction of new advertising structures such as digital displays, $108.6 million in our International outdoor segment primarily related to new advertising structures such as billboards and street furniture and renewals of existing contracts, $9.9 million in our Other category related to our national representation business, and $41.3 million by Corporate primarily related to equipment and software.  Other cash provided by investing activities were $81.6 million of proceeds from sales of other operating and fixed assets.

2012

Cash used for investing activities of $397.0 million during 2012 reflected capital expenditures of $390.3 million. We spent $65.8 million for capital expenditures in our CCME segment, $117.7 million in our Americas outdoor segment primarily related to the installation of new digital displays, $150.1 million in our International outdoor segment primarily related to new billboard, street furniture and mall contracts and renewals of existing contracts, $17.4 million in our Other category related to our national representation business, and $39.3 million by Corporate. Partially offsetting cash used for investing activities were $59.7 million of proceeds from the divestiture of our international neon business and the sales of other operating assets.

2011

Cash used for investing activities during 2011 primarily reflected capital expenditures of $362.3 million. We spent $50.2 million for capital expenditures in our CCME segment, $120.8 million in our Americas outdoor segment primarily related to the construction of new digital displays, $166.0 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts, $5.7 million in our Other category related to our national representation business, and $19.5 million by Corporate. Cash paid for purchases of businesses primarily related to our traffic acquisition and the cloud-based music technology business we purchased during 2011. In addition, we received proceeds of $54.3 million primarily related to the sale of radio stations, a tower and other assets in our CCME, Americas outdoor, and International outdoor segments.

Financing Activities

2013

Cash used for financing activities of $595.9 million in 2013 primarily reflected payments on long-term debt.  Clear Channel repaid its 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount held by and repaid to a subsidiary of Clear Channel) using cash on hand. Clear Channel prepaid $846.9 million outstanding under its Term Loan A under its senior secured credit facilities using the proceeds from the issuance of Clear Channel’s 11.25% Priority Guarantee Notes, borrowings under its receivables based credit facility, and cash on hand.  Other cash used for financing activities included payments to holders of the Outstanding Notes in connection with exchange offers in June 2013 of $32.5 million and in December 2013 of $22.7 million, payment of an applicable high yield discount obligation to holders of Outstanding Notes in August 2013 of $25.3 million, payments to repurchase noncontrolling interests of $61.1 million and $91.9 million in payments for dividends and other payments to noncontrolling interests.

2012

Cash used for financing activities of $95.3 million during 2012 primarily reflected (i) the issuance of $2.2 billion of the CCWH Subordinated Notes by CCWH and the use of proceeds distributed to us in connection with a dividend declared by CCOH during 2012, in addition to cash on hand, to repay $2.1 billion of indebtedness under Clear Channel’s senior secured credit facilities, (ii) the issuance by CCWH of $2.7 billion aggregate principal amount of the CCWH Senior Notes and the use of the proceeds to fund the tender offer for and redemption of the Existing CCWH Senior Notes, (iii) the repayment of Clear Channel’s 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount held by and repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), using a portion of the proceeds from Clear Channel’s June 2011 issuance of $750.0 million aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Additional Priority Guarantee Notes due 2021”), along with available cash on hand and (iv) the exchange of $2.0 billion aggregate principal amount of term loans under Clear Channel’s senior secured credit facilities for $2.0 billion aggregate principal amount of newly issued 9.0% priority guarantee notes due 2019. Our financing activities also reflect a $244.7 million reduction in noncontrolling interest as a result of the dividend paid by CCOH in connection with the CCWH Subordinated Notes issuance, which represents the portion paid to parties other than Clear Channel’s subsidiaries that own CCOH common stock.

2011

Cash used for financing activities during 2011 primarily reflected Clear Channel’s issuance in February 2011 of $1.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Initial Priority Guarantee Notes due 2021”) and the June 2011 issuance of Additional Priority Guarantee Notes due 2021, and the use of proceeds from the Initial Priority Guarantee Notes due 2021 offering, as well as cash on hand, to prepay $500.0 million of Clear Channel’s senior secured credit facilities and repay at maturity Clear Channel’s 6.25% senior notes that matured in 2011 as discussed in the “Refinancing Transactions” section within this MD&A. Clear Channel also repaid all outstanding amounts under its receivables based facility prior to, and in connection with, the Additional Priority Guarantee Notes due 2021 offering. Cash used for financing activities also included the $95.0 million of pre-existing, intercompany debt owed repaid immediately after the closing of the traffic acquisition. Additionally, Clear Channel repaid its 4.4% notes at maturity in May 2011 for $140.2 million, plus accrued interest, with available cash on hand, and repaid $500.0 million of its revolving credit facility on June 27, 2011. Additionally, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s 5.5% senior notes for $57.1 million, including accrued interest, as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand, cash flow from operations and borrowing capacity under Clear Channel’s domestic receivables based credit facility, subject to certain limitations contained in Clear Channel’s material financing agreements. A significant amount of our cash requirements are for debt service obligations.  We anticipate cash interest requirements of approximately $1.6 billion during 2014.  At December 31, 2013, we had debt maturities totaling $484.4 million, $256.4 million, and $2,384.7 million in 2014, 2015, and 2016, respectively.  At December 31, 2013, we had $708.2 million of cash on our balance sheet including $234.5 million in consolidated cash balances held outside the U.S. by our subsidiaries, all of which is readily convertible into other foreign currencies including the U.S. dollar. It is our policy to permanently reinvest the earnings of our non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses.  We have the ability and intent to indefinitely reinvest the undistributed earnings of consolidated subsidiaries based outside of the United States.  If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes.  This is a result of significant current and historic deficits in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.

Our ability to fund our working capital, capital expenditures, debt service and other obligations, and to comply with the financial covenants under Clear Channel’s financing agreements, depends on our future operating performance and cash from operations and our ability to generate cash from other liquidity-generating transactions, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control.  We are currently exploring, and expect to continue to explore, a variety of transactions to provide us with additional liquidity.  We cannot assure you that we will enter into or consummate any such liquidity-generating transactions, or that such transactions will provide sufficient cash to satisfy our liquidity needs, and we cannot currently predict the impact that any such transaction, if consummated, would have on us. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may not be able to refinance the debt as currently contemplated. Our ability to refinance the debt will depend on the condition of the capital markets and our financial condition at the time.  There can be no assurance that refinancing alternatives will be available on terms acceptable to us or at all. Even if refinancing alternatives are available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced.  In addition, the terms of our existing or future debt agreements may restrict us from securing a refinancing on terms that are available to us at that time.  If we are unable to obtain sources of refinancing or generate sufficient cash through liquidity-generating transactions, we could face substantial liquidity problems, which could have a material adverse effect on our financial condition and on our ability to meet Clear Channel’s obligations.

Clear Channel’s financing transactions during 2013 increased our annual interest expense by $267 million.  Our increased interest payment obligations will reduce our liquidity over time, which could in turn reduce our financial flexibility and make us more vulnerable to changes in operating performance and economic downturns generally, and could negatively affect Clear Channel’s ability to obtain additional financing in the future.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions or dispositions, which could be material.  Clear Channel’s and its subsidiaries’ significant amount of indebtedness may limit our ability to pursue acquisitions.  The terms of our existing or future debt agreements may also restrict our ability to engage in these transactions.

Our currently available sources of cash include cash on hand, cash flow from operations and borrowing capacity under Clear Chanel’s receivables based credit facility.  We are also exploring various liquidity-generating transactions, and expect to continue to do so.  Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flow from operations, borrowing capacity under Clear Channel’s receivables based credit facility and cash from other liquidity-generating transactions will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.  Significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements, and that we will be able to consummate liquidity-generating transactions in a timely manner and on terms acceptable to us.  We cannot assure you that this will be the case.  If our future cash flows from operations, financing sources and other liquidity-generating transactions are insufficient to pay our debt obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell material assets, seek additional capital or refinance Clear Channel’s and its subsidiaries’ debt.  We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all.

We were in compliance with the covenants contained in Clear Channel’s material financing agreements as of December 31, 2013, including the maximum consolidated senior secured net debt to consolidated EBITDA limitation contained in Clear Channel’s senior secured credit facilities. We believe our long-term plans, which include promoting spending in our industries and capitalizing on our diverse geographic and product opportunities, including the continued investment in our media and entertainment initiatives and continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term.  However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants.  In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in Clear Channel’s financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the receivables based facility under Clear Channel’s senior secured credit facilities would have the option to terminate their commitments to make further extensions of credit thereunder. If we are unable to repay Clear Channel’s obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of Clear Channel’s material financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities is $100.0 million.

Sources of Capital

As of December 31, 2013 and 2012, we had the following debt outstanding, net of cash and cash equivalents:

	December 31,
(In millions)	2013	2012
Senior Secured Credit Facilities:
Term Loan A Facility	$-	$846.9
Term Loan B Facility	1,891.0	7,714.9
Term Loan C - Asset Sale Facility	34.8	513.7
Term Loan D Facility	5,000.0	-
Term Loan E Facility	1,300.0	-
Receivables Based Facility (1)	247.0	-
9% Priority Guarantee Notes due 2019	1,999.8	1,999.8
9% Priority Guarantee Notes due 2021	1,750.0	1,750.0
11.25% Priority Guarantee Notes due 2021	575.0	-
Subsidiary Senior Revolving Credit Facility	-	-
Other Secured Subsidiary Debt	21.1	25.5
Total Secured Debt	12,818.7	12,850.8

Senior Cash Pay Notes	94.3	796.3
Senior Toggle Notes	127.9	829.8
Senior Notes due 2021	1,404.2	-
Clear Channel Senior Notes	1,436.5	1,748.6
Subsidiary Senior Notes due 2022	2,725.0	2,725.0
Subsidiary Senior Subordinated Notes due 2020	2,200.0	2,200.0
Other Subsidiary Debt	-	5.6
Purchase accounting adjustments and original issue discount	(322.4)	(409.0)
Total Debt	20,484.2	20,747.1
Less: Cash and cash equivalents	708.2	1,225.0
	$19,776.0	$19,522.1

(1)
The receivables based credit facility provides for borrowings of up to the lesser of $535 million (the revolving credit commitment) or the borrowing base amount, as defined under the receivables based facility, subject to certain limitations contained in Clear Channel’s material financing agreements.

Our subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and our equity securities and equity securities of CCOH, and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or our outstanding equity securities or outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise. We or our subsidiaries may also sell certain assets, securities, or properties and use the proceeds to reduce our indebtedness. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in Clear Channel’s debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2013, Clear Channel had a total of $8,225.8 million outstanding under its senior secured credit facilities, consisting of:

•	a $1,891.0 million Term Loan B, which matures on January 29, 2016; and
•	a $34.8 million Term Loan C, which matures on January 29, 2016; and
•	a $5.0 billion Term Loan D, which matures on January 30, 2019; and
•	a $1.3 billion Term Loan E, which matures on July 30, 2019.

Clear Channel may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

Clear Channel is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the Term Loan A, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and
•	with respect to loans under the Term Loan B and Term Loan C – asset sale facility, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans; and
•	with respect to loans under the Term Loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and
•	with respect to loans under the Term Loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

•
50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;
•
100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•
100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities. (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net Cash Proceeds received by Clear Channel as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

    The foregoing prepayments with the net cash proceeds of any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at Clear Channel’s option, to the term loans (on a pro rata basis, other than that non-extended classes of term loans may be prepaid prior to any corresponding extended class), in each case (i) first to the term loans outstanding under Term Loan B and (ii) one of (w) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan C—asset sale facility loans; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan C—asset sale facility loans, Term Loan D and Term Loan E.  In each case to the remaining installments thereof in direct order of maturity for the Term Loan C—asset sale facility loans.

The foregoing prepayments with net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions, will be applied (i) first to the Term Loan C—asset sale facility loans in direct order of maturity, and (ii) one of (w) second, to outstanding Term Loan B; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan B; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan B; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan B, Term Loan D and Term Loan E.

The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and Net Cash Proceeds received by Clear Channel as a distribution from indebtedness incurred by CCOH will be applied (i) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan D and, third, to outstanding Term Loan E, (ii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan E and, third, to outstanding Term Loan D, (iii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity and, second, ratably to outstanding Term Loan D and Term Loan E or (iv) ratably to outstanding Term Loan B, Term Loan C, Term Loan D and Term Loan E.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amendments

On October 25, 2012, Clear Channel amended the terms of its senior secured credit facilities (the “Amendments”).  The Amendments, among other things: (i) permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion (including the $2.0 billion of 9.0% priority guarantee notes due 2019 issued in December 2012 as described under “Refinancing Transactions” below); (ii) provide Clear Channel with greater flexibility to prepay tranche A term loans; (iii) following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A term loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200.0 million; (v) combine the Term Loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the senior secured credit facilities; (vi) preserve revolving credit facility capacity in the event Clear Channel repays all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt.  On October 31, 2012, Clear Channel repaid and permanently cancelled the commitments under its revolving credit facility, which was set to mature July 2014.

On February 28, 2013, Clear Channel repaid all $846.9 million of loans outstanding under its Term Loan A facility.

On May 31, 2013, Clear Channel further amended the terms of its senior secured credit facilities by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted Clear Channel to make applicable high yield discount obligation catch-up payments beginning after May 2018 with respect to the new Term Loan D and in June 2018 with respect to the outstanding notes, which were issued in connection with the exchange of a portion of the Senior Cash Pay Notes and Senior Toggle Notes.

In connection with the December 2013 refinancing discussed later, Clear Channel further amended the terms of its senior secured credit facilities on December 18, 2013, to extend a portion of the Term Loan B and Term Loan C due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

•	a lien on the capital stock of Clear Channel;
•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;
•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);
•
certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•
a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities) for the preceding four quarters.  Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  As required by the definition of consolidated EBITDA in Clear Channel’s senior secured credit facilities, Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities) to operating income and net cash provided by operating activities for the year ended December 31, 2013:

Year Ended
(In Millions)	December 31, 2013
Consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities)	$1,939.7
Less adjustments to consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities):
Cost incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(77.5)
Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in Clear Channel’s senior secured credit facilities)	(39.3)
Non-cash charges	(41.3)
Cash received from nonconsolidated affiliates	(20.0)
Other items	(19.3)
Less: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	(741.5)
Operating income	1,000.8
Plus: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	741.5
Less: Interest expense	(1,649.5)
Less: Current income tax expense	(36.4)
Plus: Other income (expense), net	(21.9)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	164.5
Change in assets and liabilities, net of assets acquired and liabilities assumed	13.9
Net cash provided by operating activities	$212.9

The maximum ratio under this financial covenant is currently set at 9:1 and reduces to 8.75:1 for the year ended December 31, 2014.  At December 31, 2013, the ratio was 6.3:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase Clear Channel’s capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

    The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2013, Clear Channel had $247.0 million of borrowings outstanding under its receivables based credit facility.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of Clear Channel and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pound, Sterling, and Canadian dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, Clear Channel is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder.  The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. Clear Channel must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of Clear Channel’s term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of Clear Channel’s 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments Clear Channel makes will not reduce its commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of Clear Channel’s senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of Clear Channel’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of Clear Channel’s senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of Clear Channel’s senior notes (the “legacy notes”), and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), Clear Channel will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under Clear Channel’s receivables based credit facility and all actions permitted to be taken by a secured creditor.

9% Priority Guarantee Notes Due 2019

As of December 31, 2013, Clear Channel had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “Priority Guarantee Notes due 2019”).

The Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, which began on June 15, 2013. The Priority Guarantee Notes due 2019 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and Clear Channel’s priority guarantee notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the Priority Guarantee Notes due 2019, the collateral agent and the trustee for the Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the Priority Guarantee Notes due 2019, for the benefit of the holders of the Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

Clear Channel may redeem the Priority Guarantee Notes due 2019 at its option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  Prior to July 15, 2015, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2019 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

9% Priority Guarantee Notes Due 2021

As of December 31, 2013, Clear Channel had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Priority Guarantee Notes due 2021”).

The Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, which began on September 1, 2011. The Priority Guarantee Notes due 2021 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and the Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the Priority Guarantee Notes due 2021 at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  At any time on or before March 1, 2014, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2021 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

11.25% Priority Guarantee Notes Due 2021

As of December 31, 2013, Clear Channel had outstanding $575.0 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (the “11.25% Priority Guarantee Notes”).

The 11.25% Priority Guarantee Notes mature on March 1, 2021 and bear interest at a rate of 11.25% per annum, payable semi-annually on March 1 and September 1 of each year, which began on September 1, 2013. The 11.25% Priority Guarantee Notes are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture governing such notes. The 11.25% Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities, Clear Channel’s Priority Guarantee Notes due 2021 and Clear Channel’s Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the 11.25% Priority Guarantee Notes at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the 11.25% Priority Guarantee Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium.  In addition, until March 1, 2016, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the 11.25% Priority Guarantee Notes at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.  Clear Channel may redeem the 11.25% Priority Guarantee Notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 11.25% Priority Guarantee Notes contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; and (vi) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 11.25% Priority Guarantee Notes. The indenture also provides for customary events of default.

Subsidiary Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million.  The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes.  At December 31, 2013, there were no amounts outstanding under the revolving credit facility, and $34.1 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2013, Clear Channel had outstanding $94.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by us and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.  The senior cash pay notes and senior toggle notes mature on August 1, 2016 and the senior toggle notes may require a special redemption of up to $30.0 million on August 1, 2015.  Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”).  Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Prior to August 1, 2012, Clear Channel was able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes.  Since August 1, 2012, Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If Clear Channel undergoes a change of control, sells certain its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to Clear Channel’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010, and has continued to pay interest in cash for each subsequent interest period.

As discussed under “Senior Notes due 2021” below, during 2013, Clear Channel exchanged a portion of the senior cash pay notes and senior toggle notes for Senior Notes due 2021.

Senior Notes due 2021

As of December 31, 2013, Clear Channel had outstanding approximately $1.4 billion of aggregate principal amount of Senior Notes due 2021 (net of $421.9 million principal amount issued to, and held by, a subsidiary of Clear Channel).

During the second quarter of 2013, Clear Channel completed an exchange offer with certain holders of its senior cash pay notes and senior toggle notes pursuant to which Clear Channel issued $1.2 billion aggregate principal amount (including $421.0 million principal amount issued to, and held by, a subsidiary of Clear Channel) of Senior Notes due 2021.  In the exchange offer, $348.1 million aggregate principal amount of senior cash pay notes was exchanged for $348.0 million aggregate principal amount of the Senior Notes due 2021, and $917.2 million aggregate principal amount of senior toggle notes was exchanged for $853.0 million aggregate principal amount of Senior Notes due 2021 and $64.2 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the senior cash pay notes and senior toggle notes to, but not including, the closing date of the exchange offer.  The Senior Notes due 2021 mature on February 1, 2021.  Interest on the Senior Notes due 2021 is payable semi-annually on February 1 and August 1 of each year, which began on August 1, 2013.  Interest on the Senior Notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of payment-in-kind notes (the “PIK Notes”).  Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the Senior Notes due 2021.  The Senior Notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes.  The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the Senior Notes due 2021.  The guarantees are subordinated to the guarantees of Clear Channel’s senior secured credit facility and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

During the fourth quarter of 2013, Clear Channel completed an additional exchange offer with certain remaining holders of the senior cash pay notes and senior toggle notes pursuant to which Clear Channel issued $622.5 million aggregate principal amount of Senior Notes due 2021.  In the exchange offer, $353.8 million aggregate principal amount of senior cash pay notes was exchanged for $389.2 million aggregate principal amount of Senior Notes due 2021 and $14.2 million in cash, and $212.1 million aggregate principal amount of senior toggle notes was exchanged for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million in cash, plus, in each case, cash in an amount equal to accrued and unpaid interest on the senior cash pay notes and senior toggle notes was netted against cash due for accrued interest on the Senior Notes due 2021 since the previous interest payment date.

Clear Channel may redeem or purchase the Senior Notes due 2021 at its option, in whole or in part, at any time prior to August 1, 2015, at a redemption price equal to 100% of the principal amount of Senior Notes due 2021 redeemed plus an applicable premium.  In addition, until August 1, 2015, Clear Channel may, at its option, on one or more occasions, redeem up to 60% of the then outstanding aggregate principal amount of Senior Notes due 2021 at a redemption price equal to (x) with respect to the first 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 109.0% of the aggregate principal amount thereof and (y) with respect to the next 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 112.0% of the aggregate principal amount thereof, in each case plus accrued and unpaid interest thereon to the applicable redemption date.  Clear Channel may redeem the Senior Notes due 2021, in whole or in part, on or after August 1, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes due 2021 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; (vii) engage in transactions with affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.

Clear Channel Senior Notes

As of December 31, 2013, Clear Channel had outstanding approximately $1.4 billion aggregate principal amount of senior notes outstanding (net of $288.5 million aggregate principal amount held by a subsidiary of Clear Channel).

The senior notes were the obligations of Clear Channel prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to Clear Channel’s secured indebtedness to the extent of the value of Clear Channel’s assets securing such indebtedness and are not guaranteed by any of Clear Channel’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of Clear Channel’s subsidiaries.  The senior notes rank equally in right of payment with all of Clear Channel’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

CCWH Senior Notes

As of December 31, 2013, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes”).  The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of the Existing CCWH Senior Notes.

We capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  We are amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.  Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire CCOH’s subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

CCWH Senior Subordinated Notes

As of December 31, 2013, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”).  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the  CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions.  Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

We capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and
•	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	make certain investments;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;
•	sell certain assets, including capital stock of CCOH’s subsidiaries;
•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to CCOH, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of ours.  Of the $2,170.4 million special cash dividend paid by CCOH, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders.  As a result, we recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

Refinancing Transactions

2011 Refinancing Transactions

In February 2011, Clear Channel amended its senior secured credit facilities and its receivables based facility and issued the Initial Priority Guarantee Notes due 2021. In June 2011, Clear Channel issued the Additional Priority Guarantee Notes due 2021 at an issue price of 93.845% of the principal amount. The Initial Priority Guarantee Notes due 2021 and the Additional Priority Guarantee Notes due 2021 have identical terms and are treated as a single class.

We capitalized $39.5 million in fees and expenses associated with the Initial Priority Guarantee Notes due 2021 offering and are amortizing them through interest expense over the life of the Initial Priority Guarantee Notes due 2021. We capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Priority Guarantee Notes due 2021 and are amortizing them through interest expense over the life of the Additional Priority Guarantee Notes due 2021.

Clear Channel used the proceeds of the Initial Priority Guarantee Notes due 2021 offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility.

Clear Channel obtained, concurrent with the offering of the Initial Priority Guarantee Notes due 2021, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide it with greater flexibility in the use of its accordion capacity, provide it with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Of the $703.8 million of proceeds from the issuance of the Additional Priority Guarantee Notes due 2021 ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel used $500.0 million for general corporate purposes (to replenish cash on hand that was previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and used the remaining $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes that matured in March 2012.

2012 Refinancing Transactions

In March 2012, CCWH issued $275.0 million aggregate principal amount of the Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of the Series B CCWH Subordinated Notes and in connection therewith, CCOH distributed a dividend of $6.0832 per share to its stockholders of record. Using the CCOH dividend proceeds distributed to our wholly-owned subsidiaries, together with cash on hand, Clear Channel repaid $2,096.2 million of indebtedness under its senior secured credit facilities.

In November 2012, CCWH issued $735.75 million aggregate principal amount of the Series A CCWH Senior Notes, which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of the Series B CCWH Senior Notes, which were issued at par.  CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of the Existing CCWH Senior Notes.

During December 2012, Clear Channel exchanged $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Clear Channel Priority Guarantee Notes due 2019. The exchange offer, which was offered to eligible existing lenders under Clear Channel’s senior secured credit facilities, was exempt from registration under the Securities Act of 1933, as amended.  We capitalized $11.9 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the notes.

2013 Refinancing Transactions

In February 2013, Clear Channel issued $575.0 million aggregate principal amount of the outstanding 11.25% Priority Guarantee Notes and used the net proceeds of such notes, together with the proceeds of borrowings under its receivables based credit facility and cash on hand, to prepay all $846.9 million of loans outstanding under its Term Loan A and to pay related fees and expenses.

During June 2013, Clear Channel amended its senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted Clear Channel to make applicable high yield discount obligation catch-up payments beginning in May 2018 with respect to the new Term Loan D and any notes issued in connection with Clear Channel’s exchange of its outstanding 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016.

During June 2013, Clear Channel exchanged $348.1 million aggregate principal amount of senior cash pay notes for $348.0 million aggregate principal amount of the Senior Notes due 2021 and $917.2 million aggregate principal amount of senior toggle notes (including $452.7 million aggregate principal amount held by a subsidiary of Clear Channel) for $853.0 million aggregate principal amount of Senior Notes due 2021 (including $421.0 million aggregate principal amount issued to the subsidiary of Clear Channel) and $64.2 million of cash (including $31.7 million of cash paid to the subsidiary of Clear Channel), pursuant to the exchange offer.  In connection with the exchange offer and the senior secured credit facility amendment, both of which were accounted for as modifications of existing debt in accordance with ASC 470-50, we incurred expenses of $17.9 million which are included in “Other income (expenses), net”.

Further, in December 2013, Clear Channel exchanged an additional $353.8 million aggregate principal amount of senior cash pay notes for $389.2 million aggregate principal amount of the Senior Notes due 2021 and $14.2 million of cash as well as an additional $212.1 million aggregate principal amount of senior toggle notes for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million of cash, pursuant to the exchange offer.  In connection with the exchange offer, which was accounted for as extinguishment of existing debt in accordance with ASC 470-50, we incurred expenses of $84.0 million, which are included in “Loss on extinguishment of debt”.

In addition, during December 2013, Clear Channel amended its senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019.  In connection with the senior secured credit facility amendment, which was accounted for as modifications of existing debt, we incurred expenses of $5.5 million which are included in “Other income (expenses), net”.

Dispositions and Other

2013

During 2013, our Americas outdoor segment divested certain outdoor advertising assets in Times Square for approximately $18.7 million resulting in a gain of $12.2 million.  In addition, our CCME segment exercised a put option that sold five radio stations in the Green Bay market for approximately $17.6 million and recorded a gain of $0.5 million.  These net gains are included in “Other operating income, net.”

We sold our shares of Sirius XM Radio, Inc. for $135.5 million and recognized a gain on the sale of securities of $130.9 million.  This net gain is included in “Gain on sale of marketable securities.”

2012

During 2012, our International outdoor segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income, net.”

2011

During 2011, we divested and exchanged 27 radio stations for approximately $22.7 million and recorded a loss of $0.5 million in “Other operating income, net.”

Uses of Capital

Debt Repurchases, Maturities and Other

2013

During August 2013, Clear Channel made a $25.3 million scheduled applicable high-yield discount obligation payment to the holders of the senior toggle notes.

During February 2013, using the proceeds from the issuance of the 11.25% Priority Guarantee Notes along with borrowings under the receivables based credit facility of $269.5 million and cash on hand, Clear Channel prepaid all $846.9 million outstanding under its Term Loan A under its senior secured credit facilities.  We recorded a loss of $3.9 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During January 2013, Clear Channel repaid its 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using cash on hand.

2012

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes.  Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer.  In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

During October 2012, Clear Channel consummated a private exchange offer of $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019.  The exchange offer was available only to eligible lenders under the senior secured credit facilities, and the Priority Guarantee Notes due 2019 were offered only in reliance on exemptions from registration under the Securities Act of 1933, as amended.

In connection with the issuance of the CCWH Subordinated Notes, CCOH paid the $2,170.4 million CCOH dividend on March 15, 2012 to its Class A and Class B stockholders, consisting of $1,925.7 million distributed to CC Holdings and CC Finco and $244.7 million distributed to other stockholders. In connection with the Subordinated Notes issuance and CCOH dividend, Clear Channel repaid indebtedness under its senior secured credit facilities in an amount equal to the aggregate amount of dividend proceeds distributed to CC Holdings and CC Finco, or $1,925.7 million.  Of this amount, a prepayment of $1,918.1 million was applied to indebtedness outstanding under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $10.0 million.  During the fourth quarter of 2012, the revolving credit facility was permanently paid off and terminated using available cash on hand.  The remaining $7.6 million prepayment was allocated on a pro rata basis to Clear Channel’s term loan facilities.

In addition, on March 15, 2012, using cash on hand, Clear Channel made voluntary prepayments under its senior secured credit facilities in an aggregate amount equal to $170.5 million, as follows: (i) $16.2 million under its Term Loan A due 2014, (ii) $129.8 million under its Term Loan B due 2016, (iii) $10.0 million under its Term Loan C due 2016 and (iv) $14.5 million under its delayed draw term loans due 2016. In connection with the prepayments on Clear Channel’s senior secured credit facilities, we recorded a loss of $15.2 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During March 2012, Clear Channel repaid its 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the June 2011 offering of the Additional Notes, along with cash on hand.

2011

During 2011, CC Finco repurchased certain of Clear Channel’s outstanding senior notes through open market repurchases as shown in the table below.  Notes repurchased and held by CC Finco are eliminated in consolidation.

(In thousands)	Year Ended December 31,
2011
CC Finco, LLC
Principal amount of debt repurchased	$80,000
Purchase accounting adjustments(1)	(20,476)
Gain recorded in "Loss on extinguishment of debt"(2)	(4,274)
Cash paid for repurchases of long-term debt	$55,250

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Finco repurchased certain of Clear Channel’s senior notes at a discount, resulting in a gain on the extinguishment of debt.

During 2011, Clear Channel repaid its 6.25% senior notes at maturity for $692.7 million (net of $57.3 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the February 2011 offering of the Initial Notes, along with available cash on hand. Clear Channel also repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, with available cash on hand.  Prior to, and in connection with the June 2011 offering, Clear Channel repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and Clear Channel may reborrow amounts under this facility at any time.  In addition, on June 27, 2011, Clear Channel made a voluntary payment of $500.0 million on its revolving credit facility.  Furthermore, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through an open market purchase.

Capital Expenditures

Capital expenditures for the years ended December 31, 2013, 2012 and 2011 were as follows:

(In millions)	Years Ended December 31,
	2013	2012	2011
CCME	$75.8	$65.8	$50.2
Americas outdoor advertising	89.0	117.7	122.5
International outdoor advertising	108.5	150.1	166.0
Corporate and Other	51.2	56.7	25.3
Total capital expenditures	$324.5	$390.3	$364.0

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance in our Americas outdoor segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International outdoor segment, studio and broadcast equipment at CCME and software at Corporate.

Dividends

We have never paid cash dividends on our Class A common stock.  Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends as described in this MD&A, which in turn affects our ability to pay dividends.

Acquisitions

During 2012, we completed the acquisition of WOR-AM in New York City for $30.0 million and WFNX in Boston for $14.5 million.  These acquisitions resulted in an aggregate increase of $5.3 million to property plant and equipment, $15.2 million to intangible assets and $24.7 million to goodwill, in addition to $0.7 million of assumed liabilities.

During 2011, we completed our traffic acquisition for $24.3 million to add a complementary traffic operation to our existing traffic business. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed in the amount of $95.0 million.  During 2011, we also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Stock Purchases

On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.  During 2012, CC Finco purchased 111,291 shares of our Class A common stock for $692,887.

Certain Relationships with the Sponsors

Clear Channel is party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018.  These arrangements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses.  During the years ended December 31, 2013, 2012 and 2011, we recognized management fees and reimbursable expenses of $15.8 million, $15.9 million and $15.7 million, respectively.

CCOH Dividend

In connection with the cash management arrangements for CCOH, Clear Channel maintains an intercompany revolving promissory note payable by Clear Channel to CCOH (the “Note”), which consists of the net activities resulting from day-to-day cash management services provided by Clear Channel to CCOH.  As of December 31, 2013, the balance of the Note was $879.1 million, all of which is payable on demand.  The Note is eliminated in consolidation in our consolidated financial statements.

The Note was the subject of derivative litigation filed in the Delaware Court of Chancery by stockholders of CCOH, which was settled on September 9, 2013.  On October 19, 2013, in accordance with the terms of the settlement, CCOH’s board of directors notified Clear Channel of its intent to make a demand for repayment of $200 million outstanding under the Note on November 8, 2013 and declared a dividend of $200 million, which was conditioned upon Clear Channel having satisfied such demand.  As the indirect parent of CCOH, Clear Channel received approximately 88% of the proceeds from such dividend through its wholly-owned subsidiaries.  The remaining approximately 12% of the proceeds from the dividend, or approximately $24 million, was paid to the public stockholders of CCOH and is accounted for as a “Dividend and other payments to noncontrolling interests” in our consolidated financial statements.  Clear Channel funded the net payment of this $24 million with cash on hand.

On October 19, 2013, CCOH also established a committee of its board of directors for the specific purpose of monitoring the Note.  If notice of a demand for repayment is made pursuant to the terms of the committee charter in the future, CCOH would declare a simultaneous dividend equal to the amount so demanded, and a pro rata portion of that dividend would be paid to the public stockholders of CCOH.  Based on its current and anticipated levels of operations and conditions in its markets, we currently expect that Clear Channel would fund the dividends to be paid to the public stockholders of CCOH if and when demands are made using its existing sources of capital.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  Please refer to Item 3. “Legal Proceedings” within Part I of the Annual Report on Form 10-K.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts.  We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.  Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts.  These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of Clear Channel’s senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, priority guarantee notes and other long-term obligations as of December 31, 2013 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Long-term Debt:
Secured Debt	$12,818,693	$22,948	$1,918,916	$247,158	$10,629,671
Senior Cash Pay and Senior Toggle Notes	222,245	-	222,245	-	-
Senior Notes	1,404,202	-	-	-	1,404,202
Clear Channel Senior Notes	1,436,455	461,455	500,000	175,000	300,000
CCWH Senior Notes	2,200,000	-	-	-	2,200,000
CCWH Senior Subordinated Notes	2,725,000	-	-	-	2,725,000
Other Long-term Debt	10	10	-	-	-
Interest payments on long-term debt (1)	9,683,364	1,558,479	2,975,083	2,827,224	2,322,578
Non-cancelable operating leases	2,926,122	401,390	687,220	492,785	1,344,727
Non-cancelable contracts	2,038,255	533,454	764,079	201,398	539,324
Employment/talent contracts	274,620	84,009	148,993	41,618	-
Capital expenditures	111,751	44,224	41,389	2,606	23,532
Unrecognized tax benefits (2)	142,658	11,643	-	-	131,015
Other long-term obligations (3)	322,534	5,107	72,893	21,428	223,106
Total	$36,305,909	$3,122,719	$7,330,818	$4,009,217	$21,843,155

(1)
Interest payments on the senior secured credit facilities assume the obligations are repaid in accordance with the amortization schedule as discussed elsewhere in this MD&A and the interest rate is held constant over the remaining term.

(2)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.

(3)
Other long-term obligations consist of $59.1 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years. Also included are $48.6 million of contract payments in our syndicated radio and media representation businesses and $214.8 million of various other long-term obligations.

SEASONALITY

Typically, our CCME, Americas outdoor and International outdoor segments experience their lowest financial performance in the first quarter of the calendar year, with International outdoor historically experiencing a loss from operations in that period. Our International outdoor segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates, foreign currency exchange rates and inflation.

Interest Rate Risk

A significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. At December 31, 2013, approximately 41% of our aggregate principal amount of long-term debt bears interest at floating rates. Assuming the current level of borrowings and assuming a 30% change in LIBOR, it is estimated that our interest expense for the year ended December 31, 2013 would have changed by $4.2 million.

In the event of an adverse change in interest rates, management may take actions to mitigate our exposure.  However, due to the uncertainty of the actions that would be taken and their possible effects, the preceding interest rate sensitivity analysis assumes no such actions.  Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported net loss of $49.6 million for the year ended December 31, 2013.  We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the year ended December 31, 2013 by $5.0 million.  A 10% decrease in the value of the U.S. dollar relative to foreign currencies during the year ended December 31, 2013 would have increased our net loss by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces in our CCME, Americas outdoor, and International outdoor operations.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Under the revised guidance, entities are permitted to designate the Fed Funds effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate. In addition, the ASU removes the restriction on using different benchmark interest rates for similar hedges. The amendments became effective for any qualifying new or designated hedging relationships entered into on or after July 17, 2013. We do not expect the provisions of ASU 2013-10 to have a material effect on our financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under the revised guidance, public and non-public companies are required to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements in a single note or on the face of the financial statements. Public companies are also required to provide this information in their interim statements. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The provisions of ASU 2013-02 did not have a material effect on our financial statement disclosures.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. Under the revised guidance, new balance sheet offsetting disclosures are limited to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement, recognized derivative instruments accounted for under ASC 815, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions. Entities are required to apply the ASU for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The provisions of ASU 2013-01 did not have a material effect on our financial statement disclosures.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. Under the revised guidance, changes were made to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities.  Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The provisions of ASU 2012-04 did not have a material effect on our financial statement disclosures.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2013 would have changed by approximately $4.8 million and our net loss for the same period would have changed by approximately $3.0 million.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

In connection with the Merger Agreement pursuant to which CCMH acquired Clear Channel, we allocated the purchase price to all of our assets and liabilities at estimated fair values, including our FCC licenses and our billboard permits.  Indefinite-lived intangible assets, such as our FCC licenses and our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2013, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $2.5 million related to permits in certain markets in our Americas outdoor business and $2.5 million related to FCC Licenses in our CCME business.

In determining the fair value of our FCC licenses, the following key assumptions were used:
•	Revenue growth, forecast and published by BIA Financial Network, Inc. (“BIA”) varying by market, was used for the initial four-year period;
•	2% revenue growth was assumed beyond the initial four-year period;
•	Revenue was grown proportionally over a build-up period, reaching market revenue forecast by year 3;
•	Operating margins of 12.5% in the first year gradually climb to the industry average margin in year 3 of up to 30.8%, depending on market size by year 3; and
•	Assumed discount rates of 9.5% for the 13 largest markets and 10.0% for all other markets.

In determining the fair value of our billboard permits, the following key assumptions were used:
•	Industry revenue growth forecast at 3.6% was used for the initial four-year period;
•	3% revenue growth was assumed beyond the initial four-year period;
•	Revenue was grown over a build-up period, reaching maturity by year 2;
•	Operating margins gradually climb to the industry average margin of up to 55%, depending on market size, by year 3; and
•	Assumed discount rate of 9.0%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the change in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)	Revenue	Profit	Discount
Description	Growth Rate	Margin	Rates
FCC license	$450,232	$151,554	$475,702
Billboard permits	$720,800	$140,100	$724,900

The estimated fair value of our FCC licenses and billboard permits at October 1, 2013 was $3.3 billion and $2.3 billion, respectively, while the carrying value was $2.4 billion and $1.1 billion, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2013, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in an impairment charge of $10.7 million related to one market in our International outdoor segment. In determining the fair value of our reporting units, we used the following assumptions:

•
Expected cash flows underlying our business plans for the periods 2013 through 2017. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•
Cash flows beyond 2017 are projected to grow at a perpetual growth rate, which we estimated at 2% for our CCME segment, 3% for our Americas outdoor and International outdoor segments, and approximately 6.6% for our Other segment.

•	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 9.0% to 12.0% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In millions)	Revenue	Profit	Discount
Description	Growth Rate	Margin	Rates
CCME	$1,360,000	$320,000	$1,290,000
Americas Outdoor	$610,000	$150,000	$580,000
International Outdoor	$350,000	$200,000	$330,000

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements.  We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.  These adjustments to our UTBs may affect our income tax expense.  Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty.  Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2013.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.  A 10% change in our self-insurance liabilities at December 31, 2013 would have affected our net loss by approximately $2.2 million for the year ended December 31, 2013.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2013 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management.  The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities.  The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Robert W. Pittman
Chairman and Chief Executive Officer

/s/ Richard J. Bressler
President and Chief Financial Officer

/s/ Scott D. Hamilton
Senior Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders CC Media Holdings, Inc.

We have audited the accompanying consolidated balance sheets of CC Media Holdings, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, changes in shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CC Media Holdings, Inc. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
February 20, 2014

CONSOLIDATED BALANCE SHEETS OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	December 31,	December 31,
	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$708,151	$1,225,010
Accounts receivable, net of allowance of $48,401 in 2013 and $55,917 in 2012	1,454,346	1,440,169
Prepaid expenses	189,640	187,639
Other current assets	161,157	134,935
Total Current Assets	2,513,294	2,987,753
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,765,510	1,890,693
Other property, plant and equipment, net	1,132,120	1,146,161
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles - licenses	2,416,406	2,423,979
Indefinite-lived intangibles - permits	1,067,783	1,070,720
Other intangibles, net	1,466,546	1,740,792
Goodwill	4,202,187	4,216,085
OTHER ASSETS
Other assets	533,456	816,530
Total Assets	$15,097,302	$16,292,713
CURRENT LIABILITIES
Accounts payable	$131,370	$133,226
Accrued expenses	807,210	776,055
Accrued interest	194,844	180,572
Deferred income	172,434	172,672
Other current liabilities	-	137,889
Current portion of long-term debt	453,734	381,728
Total Current Liabilities	1,759,592	1,782,142
Long-term debt	20,030,479	20,365,369
Deferred income taxes	1,537,820	1,689,876
Other long-term liabilities	466,046	450,517
Commitments and contingent liabilities (Note 7)
SHAREHOLDERS' DEFICIT
Noncontrolling interest	245,531	303,997
Class A Common Stock, par value $.001 per share, authorized 400,000,000
shares, issued 29,504,379 and 27,649,377 shares in 2013 and 2012, respectively	30	28
Class B Common Stock, par value $.001 per share, authorized 150,000,000
shares, issued 555,556 shares in 2013 and 2012	1	1
Class C Common Stock, par value $.001 per share, authorized 100,000,000
shares, issued 58,967,502 shares in 2013 and 2012	58	58
Additional paid-in capital	2,148,303	2,141,921
Accumulated deficit	(10,888,629)	(10,281,746)
Accumulated other comprehensive loss	(196,073)	(153,284)
Cost of shares (1,402,227 in 2013 and 1,504,618 in 2012) held in treasury	(5,856)	(6,166)
Total Shareholders' Deficit	(8,696,635)	(7,995,191)
Total Liabilities and Shareholders' Deficit	$15,097,302	$16,292,713

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2013	2012	2011

Revenue	$6,243,044	$6,246,884	$6,161,352
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,543,419	2,494,241	2,504,467
Selling, general and administrative expenses (excludes depreciation and amortization)	1,649,861	1,666,418	1,604,524
Corporate expenses (excludes depreciation and amortization)	324,182	297,366	239,399
Depreciation and amortization	730,828	729,285	763,306
Impairment charges	16,970	37,651	7,614
Other operating income, net	22,998	48,127	12,682
Operating income	1,000,782	1,070,050	1,054,724
Interest expense	1,649,451	1,549,023	1,466,246
Gain (loss) on marketable securities	130,879	(4,580)	(4,827)
Equity in earnings (loss) of nonconsolidated affiliates	(77,696)	18,557	26,958
Loss on extinguishment of debt	(87,868)	(254,723)	(1,447)
Other income (expense), net	(21,980)	250	(3,169)
Loss before income taxes	(705,334)	(719,469)	(394,007)
Income tax benefit	121,817	308,279	125,978
Consolidated net loss	(583,517)	(411,190)	(268,029)
Less amount attributable to noncontrolling interest	23,366	13,289	34,065
Net loss attributable to the Company	$(606,883)	$(424,479)	$(302,094)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(33,001)	40,242	(29,647)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	16,576	23,103	(224)
Unrealized holding gain on cash flow derivatives	48,180	52,112	33,775
Other adjustments to comprehensive income (loss)	6,732	1,135	(1,361)
Reclassification adjustment for realized (gain) loss on securities included in net loss	(83,752)	2,045	5,148
Other comprehensive income (loss)	(45,265)	118,637	7,691
Comprehensive loss	(652,148)	(305,842)	(294,403)
Less amount attributable to noncontrolling interest	(2,476)	5,878	4,324
Comprehensive loss attributable to the Company	$(649,672)	$(311,720)	$(298,727)

Net loss attributable to the Company per common share:
Basic	$(7.31)	$(5.23)	$(3.70)
Weighted average common shares outstanding — Basic	83,364	82,745	82,487
Diluted	$(7.31)	$(5.23)	$(3.70)
Weighted average common shares outstanding — Diluted	83,364	82,745	82,487

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

					Controlling Interest
(In thousands, except share data)								Accumulated
	Common Shares			Non-		Additional		Other
	Class C	Class B	Class A	controlling	Common	Paid-in	Accumulated	Comprehensive	Treasury
	Shares	Shares	Shares	Interest	Stock	Capital	Deficit	Income (Loss)	Stock	Total
Balances at December 31, 2010	58,967,502	555,556	24,118,358	$490,920	$83	$2,130,871	$(9,555,173)	$(268,816)	$(2,571)	$(7,204,686)
Net income (loss)				34,065			(302,094)			(268,029)
Issuance (forfeiture) of restricted stock			(12,219)	735					(305)	430
Amortization of share- based compensation				10,705		9,962				20,667
Purchases of additional noncontrolling interest				(14,428)		(5,492)		(594)		(20,514)
Other				(4,527)		(2,973)				(7,500)
Other comprehensive income				4,324				3,367		7,691
Balances at December 31, 2011	58,967,502	555,556	24,106,139	$521,794	$83	$2,132,368	$(9,857,267)	$(266,043)	$(2,876)	$(7,471,941)
Net income (loss)				13,289			(424,479)			(411,190)
Issuance (forfeiture) of restricted stock			3,543,238	6,381	4	(4)			(3,290)	3,091
Amortization of share- based compensation				10,589		17,951				28,540
Purchases of additional noncontrolling interest				28						28
Dividend declared and paid to noncontrolling interests				(244,734)						(244,734)
Other				(9,228)		(8,394)				(17,622)
Other comprehensive income				5,878				112,759		118,637
Balances at December 31, 2012	58,967,502	555,556	27,649,377	$303,997	$87	$2,141,921	$(10,281,746)	$(153,284)	$(6,166)	$(7,995,191)
Net income (loss)				23,366			(606,883)			(583,517)
Issuance (forfeiture) of restricted stock			1,855,002	4,192	2	(2)			(423)	3,769
Amortization of share- based compensation				7,725		8,990				16,715
Dividend declared and paid to noncontrolling interests				(91,887)						(91,887)
Other				614		(2,606)			733	(1,259)
Other comprehensive income				(2,476)				(42,789)		(45,265)
Balances at December 31, 2013	58,967,502	555,556	29,504,379	$245,531	$89	$2,148,303	$(10,888,629)	$(196,073)	$(5,856)	$(8,696,635)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Consolidated net loss	$(583,517)	$(411,190)	$(268,029)
Reconciling items:
Impairment charges	16,970	37,651	7,614
Depreciation and amortization	730,828	729,285	763,306
Deferred taxes	(158,170)	(304,611)	(143,944)
Provision for doubtful accounts	20,243	11,715	13,723
Amortization of deferred financing charges and note discounts, net	124,342	164,097	188,034
Share-based compensation	16,715	28,540	20,667
Gain on disposal of operating and fixed assets	(22,998)	(48,127)	(12,682)
(Gain) loss on marketable securities	(130,879)	4,580	4,827
Equity in (earnings) loss of nonconsolidated affiliates	77,696	(18,557)	(26,958)
Loss on extinguishment of debt	87,868	254,723	1,447
Other reconciling items, net	19,904	14,234	17,023
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(29,605)	(34,238)	(7,835)
Increase (decrease) in accrued expenses	26,105	34,874	(127,242)
Increase (decrease) in accounts payable	(2,620)	13,863	6,236
Increase in accrued interest	16,014	20,223	39,170
Increase (decrease) in deferred income	7,508	33,482	(10,776)
Changes in other operating assets and liabilities	(3,532)	(45,412)	(89,720)
Net cash provided by operating activities	212,872	485,132	374,861
Cash flows from investing activities:
Proceeds from sale of other investments	135,571	-	6,894
Purchases of businesses	(97)	(50,116)	(46,356)
Purchases of property, plant and equipment	(324,526)	(390,280)	(362,281)
Proceeds from disposal of assets	81,598	59,665	54,270
Purchases of other operating assets	(21,532)	(14,826)	(20,995)
Change in other, net	(4,379)	(1,464)	382
Net cash used for investing activities	(133,365)	(397,021)	(368,086)
Cash flows from financing activities:
Draws on credit facilities	272,252	604,563	55,000
Payments on credit facilities	(27,315)	(1,931,419)	(960,332)
Proceeds from long-term debt	575,000	4,917,643	1,731,266
Payments on long-term debt	(1,248,860)	(3,346,906)	(1,398,299)
Repurchases of long-term debt	-	-	(55,250)
Payments to repurchase noncontrolling interests	(61,143)	(7,040)	(4,682)
Dividends and other payments to noncontrolling interests	(91,887)	(251,665)	(3,571)
Deferred financing charges	(18,390)	(83,617)	(46,659)
Change in other, net	4,461	3,092	(15,589)
Net cash used for financing activities	(595,882)	(95,349)	(698,116)
Effect of exchange rate changes on cash	(484)	3,566	(903)
Net decrease in cash and cash equivalents	(516,859)	(3,672)	(692,244)
Cash and cash equivalents at beginning of period	1,225,010	1,228,682	1,920,926
Cash and cash equivalents at end of period	$708,151	$1,225,010	$1,228,682
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$1,543,455	$1,381,396	$1,260,767
Cash paid during the year for taxes	50,934	52,517	81,162

See Notes to Consolidated Financial Statements

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

CC Media Holdings, Inc. (the “Company”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel Communications, Inc., a Texas company (“Clear Channel”).  The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

The Company’s reportable operating segments are Media and Entertainment (“CCME”), Americas outdoor advertising (“Americas outdoor”), and International outdoor advertising (“International outdoor”).  The CCME segment provides media and entertainment services via broadcast and digital delivery.  The Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” category are the Company’s media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to its other businesses.

During the first quarter of 2012, and in connection with the appointment of the new chief executive officer of the Company’s indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), the Company reevaluated its segment reporting and determined that its Latin American operations were more appropriately aligned with the operations of its International outdoor advertising segment.  As a result, the operations of Latin America are no longer reflected within the Company’s Americas outdoor advertising segment and are currently included in the results of its International outdoor advertising segment.  Accordingly, the Company has recast the corresponding segment disclosures for prior periods.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2013 presentation.

The Company owns certain radio stations which, under current Federal Communications Commission (“FCC”) rules, are not permitted or transferable. These radio stations were placed in a trust in order to comply with FCC rules at the time of the closing of the merger that resulted in the Company’s acquisition of Clear Channel.  The Company is the beneficial owner of the trust, but the radio stations are managed by an independent trustee.  The Company will have to divest all of these radio stations unless any stations may be owned by the Company under then-current FCC rules, in which case the trust will be terminated with respect to such stations.  The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust.  The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements – 10 to 39 years
Structures – 5 to 15 years
Towers, transmitters and studio equipment – 7 to 20 years
  Furniture and other equipment – 3 to 20 years
Leasehold improvements – shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land.  Americas outdoor land leases are typically paid in advance for periods ranging from one to 12 months.  International outdoor land leases are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most international street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intangible Assets

The Company’s indefinite-lived intangible assets include FCC broadcast licenses in its CCME segment and billboard permits in its Americas outdoor advertising segment.  The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill.  In 2013 and 2012, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The U.S. radio markets are aggregated into a single reporting unit and the Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.  The Company recognized a non-cash impairment charge to goodwill of $10.7 million based on declining future cash flows expected in one country in the International outdoor segment for 2013.  The Company had no impairment of goodwill for 2012.  The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International outdoor segment for 2011.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ deficit.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, no impairments existed at December 31, 2013 and the Company concluded that other-than-temporary impairments existed at December 31, 2012 and 2011 and recorded non-cash impairment charges of $4.6 million and $4.8 million, respectively, during each of these years. Such charges are recorded on the statement of operations in “Loss on marketable securities”.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Derivative Instruments and Hedging Activities

Prior to the expiration of the Company’s interest rate swap agreement on September 30, 2013, the provisions of ASC 815-10 required the Company to recognize it as either an asset or liability in the consolidated balance sheet at fair value.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.  The interest rate swap was designated and qualified as a hedging instrument, and was characterized as a cash flow hedge.  The Company formally documented all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.  The Company formally assessed, both at inception and at least quarterly thereafter prior to expiration, whether the derivatives that were used in hedging transactions were highly effective in offsetting changes in either the fair value or cash flows of the hedged item.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2013 and 2012.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As generally all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  If any excess cash held by our foreign subsidiaries were needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes.  This is a result of significant current and historic deficits in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.  We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts.  It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings of our foreign operations were distributed.  During 2013, the Company recorded additional foreign deferred tax expense of $3.4 million on certain foreign earnings that are expected to be distributed in future periods from the Company’s Asia subsidiaries on which foreign withholding and other taxes have not previously been provided.

Revenue Recognition

CCME revenue is recognized as advertisements or programs are broadcast and is generally billed monthly.  Outdoor advertising contracts typically cover periods of a few weeks up to one year and are generally billed monthly.  Revenue for outdoor advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s media and entertainment and outdoor operations.  Payments received in advance of being earned are recorded as deferred income.  Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Barter transactions represent the exchange of advertising spots or display space for merchandise or services. These transactions are recorded at the estimated fair market value of the advertising spots or display space or the fair value of the merchandise or services received, whichever is most readily determinable. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized, or when the event occurs. Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were as follows:

(In millions)	Years Ended December 31,
	2013	2012	2011
Barter and trade revenues	$66.0	$56.5	$61.2
Barter and trade expenses	58.5	58.8	63.4

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses were $133.7 million, $113.4 million and $92.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive loss”.  Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. Under the revised guidance, entities are permitted to designate the Fed Funds effective Swap Rate, also referred to as the overnight index swap rate, as a benchmark interest rate. In addition, the ASU removes the restriction on using different benchmark interest rates for similar hedges. The amendments became effective for any qualifying new or designated hedging relationships entered into on or after July 17, 2013. The Company does not expect the provisions of ASU 2013-10 to have a material effect on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under the revised guidance, public and non-public companies are required to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements in a single note or on the face of the financial statements. Public companies are also required to provide this information in their interim statements. The standard is effective prospectively for public entities for fiscal years, and interim periods with those years, beginning after December 15, 2012. The provisions of ASU 2013-02 did not have a material effect on the Company’s financial statement disclosures.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. Under the revised guidance, new balance sheet offsetting disclosures are limited to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement; recognized derivative instruments accounted for under ASC 815, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions. Entities are required to apply the ASU for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The provisions of ASU 2013-01 did not have a material effect on the Company’s financial statement disclosures.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. Under the revised guidance, changes were made to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities.  Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The guidance is effective for annual and interim reporting periods beginning after December 15, 2012. The provisions of ASU 2012-04 did not have a material effect on the Company’s financial statement disclosures.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Acquisitions

During 2012, a wholly owned subsidiary of the Company completed the acquisition of WOR-AM in New York City for $30.0 million and WFNX-FM in Boston for $14.5 million.  These acquisitions resulted in an aggregate increase of $5.3 million to property plant and equipment, $15.2 million to intangible assets and $24.7 million to goodwill, in addition to $0.7 million of assumed liabilities.  Purchase accounting adjustments were finalized during 2013.

During 2011, a wholly owned subsidiary of the Company purchased a complementary traffic operation to its existing traffic business for $24.3 million. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed in the amount of $95.0 million. The acquisition resulted in an increase of $17.2 million to property, plant and equipment, $35.0 million to intangible assets and $70.6 million to goodwill.  During 2011, a subsidiary of the Company also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Dispositions

During 2013, the Company’s Americas outdoor segment divested certain outdoor advertising assets in Times Square for approximately $18.7 million resulting in a gain of $12.2 million.  In addition, CCME exercised a put option that sold five radio stations in the Green Bay market for approximately $17.6 million and recorded a gain of $0.5 million.  These net gains are included in “Other operating income, net.”

During 2012, the Company’s International outdoor segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income, net.”

During 2011, the Company divested and exchanged 27 radio stations for approximately $22.7 million and recorded a loss of $0.5 million in “Other operating income, net.”

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2013 and 2012, respectively.

(In thousands)	December 31,	December 31,
	2013	2012
Land, buildings and improvements	$723,268	$685,431
Structures	3,021,152	2,949,458
Towers, transmitters and studio equipment	440,612	427,679
Furniture and other equipment	473,995	431,757
Construction in progress	123,814	105,394
	4,782,841	4,599,719
Less: accumulated depreciation	1,885,211	1,562,865
Property, plant and equipment, net	$2,897,630	$3,036,854

The Company recorded an impairment charge related to radio broadcast equipment in one market of $1.3 million based on a sales agreement entered into during the fourth quarter of 2013.  The Company recognized an impairment charge for outdoor advertising structures in its Americas outdoor segment of $1.7 million during 2012.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits.  FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”).  The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse.  The licenses may be renewed indefinitely at little or no cost.  The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International outdoor segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived intangible assets in the International outdoor segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average FCC license or billboard permit within a market.

Annual Impairment Test to FCC Licenses and Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

During 2013, the Company recognized a $2.0 million impairment charge related to FCC licenses in two markets due to changes in the discount rates and weight-average cost of capital for those markets.  In addition, the Company recognized a $2.5 million impairment charge related to billboard permits in a certain market due to increased start-up costs for that market exceeding market value.  During 2012, the Company recognized a $35.9 million impairment charge related to billboard permits in certain markets due to a change in the Company’s forecast of revenue growth within the markets.  During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market. There was no impairment of FCC licenses during 2012 or 2011.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. There were no impairments of other intangible assets for the years ended December 31, 2013, 2012 and 2011.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets at December 31, 2013 and 2012, respectively:

(In thousands)	December 31, 2013		December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$777,521	$(464,548)	$785,303	$(403,955)
Customer / advertiser relationships	1,212,745	(645,988)	1,210,245	(526,197)
Talent contracts	319,617	(195,403)	344,255	(177,527)
Representation contracts	252,961	(200,058)	243,970	(171,069)
Permanent easements	173,753	-	173,374	-
Other	387,405	(151,459)	387,973	(125,580)
Total	$3,124,002	$(1,657,456)	$3,145,120	$(1,404,328)

Total amortization expense related to definite-lived intangible assets was $289.0 million, $300.0 million and $328.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2014	$261,125
2015	241,637
2016	223,146
2017	196,839
2018	127,275

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  Each of the Company’s U.S. radio markets and outdoor advertising markets are components.  The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

In 2013, the Company concluded no goodwill impairment was required for CCME and Americas outdoor. Based on declining future cash flows expected in one country in the International outdoor segment, the Company recognized a non-cash impairment charge to goodwill of $10.7 million. The Company recognized no goodwill impairment for the year ended December 31, 2012.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for its CCME reporting unit and for all of the reporting units within its Americas outdoor segment.  Further testing was required for four of the countries within its International outdoor segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International outdoor segment.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.  The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Balance as of December 31, 2011	$3,212,427	$571,932	$285,261	$117,098	$4,186,718
Acquisitions	24,842	-	-	51	24,893
Dispositions	(489)	-	(2,729)	-	(3,218)
Foreign currency	-	-	7,784	-	7,784
Other	(92)	-	-	-	(92)
Balance as of December 31, 2012	$3,236,688	$571,932	$290,316	$117,149	$4,216,085
Impairment	-	-	(10,684)	-	(10,684)
Acquisitions	-	-	-	97	97
Dispositions	-	-	(456)	-	(456)
Foreign currency	-	-	(974)	-	(974)
Other	(1,881)	-	-	-	(1,881)
Balance as of December 31, 2013	$3,234,807	$571,932	$278,202	$117,246	$4,202,187

The balance at December 31, 2011 is net of cumulative impairments of $3.5 billion, $2.6 billion, $315.9 million and $212.0 million in the Company’s CCME, Americas outdoor, International outdoor and Other segments, respectively.

NOTE 3 – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

On February 18, 2014, a subsidiary of the Company sold its 50% interest in ARN. As of December 31, 2013, the book value of the Company’s investment in ARN exceeded the estimated selling price. Accordingly, the Company recorded an impairment charge of $95.4 million during the fourth quarter of 2013 to write down the investment to its estimated fair value.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized Financial Information

The following table summarizes the Company's investments in nonconsolidated affiliates:

(In thousands)	ARN	All Others	Total
Balance at December 31, 2011	$347,377	$12,310	$359,687
Cash advances (repayments)	(8,758)	3,082	(5,676)
Acquisitions of investments, net	-	2,704	2,704
Equity in earnings (loss)	18,621	(64)	18,557
Foreign currency transaction adjustment	(1,189)	-	(1,189)
Foreign currency translation adjustment	8,085	(10)	8,075
Distributions received	(11,074)	(642)	(11,716)
Other	-	470	470
Balance at December 31, 2012	$353,062	$17,850	$370,912
Cash advances (repayments)	-	3,051	3,051
Acquisitions of investments, net	-	1,354	1,354
Equity in loss	(75,318)	(2,378)	(77,696)
Foreign currency transaction adjustment	(37,068)	4	(37,064)
Distributions received	(19,926)	(1,750)	(21,676)
Other	-	(76)	(76)
Balance at December 31, 2013	$220,750	$18,055	$238,805

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company's interests in their operations are recorded in the statement of comprehensive loss as “Equity in earnings (loss) of nonconsolidated affiliates.”

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2013	2012
Beginning balance	$56,849	$51,295
Adjustment due to change in estimate of related costs	748	3,570
Accretion of liability	5,106	4,920
Liabilities settled	(3,323)	(2,936)
Ending balance	$59,380	$56,849

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2013 and 2012 consisted of the following:

(In thousands)	December 31,	December 31,
	2013	2012
Senior Secured Credit Facilities:
Term Loan A Facility Due 2014 (1)	$-	$846,890
Term Loan B Facility Due 2016	1,890,978	7,714,843
Term Loan C - Asset Sale Facility Due 2016 (2)	34,776	513,732
Term Loan D Facility Due 2019	5,000,000	-
Term Loan E Facility Due 2019	1,300,000	-
Receivables Based Facility Due 2017	247,000	-
9% Priority Guarantee Notes Due 2019	1,999,815	1,999,815
9% Priority Guarantee Notes Due 2021	1,750,000	1,750,000
11.25% Priority Guarantee Notes Due 2021	575,000	-
Subsidiary Senior Revolving Credit Facility due 2018	-	-
Other Secured Subsidiary Debt (3)	21,124	25,507
Total Consolidated Secured Debt	12,818,693	12,850,787

Senior Cash Pay Notes Due 2016	94,304	796,250
Senior Toggle Notes Due 2016 (4)	127,941	829,831
Senior Notes Due 2021 (5)	1,404,202	-
Clear Channel Senior Notes:
5.75% Senior Notes Due 2013	-	312,109
5.5% Senior Notes Due 2014	461,455	461,455
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Notes Due 2018	175,000	175,000
7.25% Senior Notes Due 2027	300,000	300,000
Subsidiary Senior Notes:
6.5 % Series A Senior Notes Due 2022	735,750	735,750
6.5 % Series B Senior Notes Due 2022	1,989,250	1,989,250
Subsidiary Senior Subordinated Notes:
7.625 % Series A Senior Notes Due 2020	275,000	275,000
7.625 % Series B Senior Notes Due 2020	1,925,000	1,925,000
Other Clear Channel Subsidiary Debt	10	5,586
Purchase accounting adjustments and original issue discount	(322,392)	(408,921)
	20,484,213	20,747,097
Less: current portion	453,734	381,728
Total long-term debt	$20,030,479	$20,365,369

(1)	Term Loan A would have matured during 2014. The outstanding balance was prepaid during the first quarter of 2013.
(2)	Term Loan C is subject to an amortization schedule with required payments at various dates from 2014 through 2016.
(3)	Other secured subsidiary long-term debt matures at various dates from 2014 through 2028.
(4)	Senior Toggle Notes are subject to required payments at various dates from 2015 through 2016.
(5)	The Senior Notes due 2021 are subject to required payments at various dates from 2018 through 2021.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company’s weighted average interest rates at December 31, 2013 and 2012 were 7.6% and 6.7%, respectively.  The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $20.5 billion and $18.6 billion at December 31, 2013 and 2012, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as either Level 1 or Level 2.

The Company’s subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and the Company’s equity securities and equity securities of CCOH, and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or the Company’s outstanding equity securities or the outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise. The Company or its subsidiaries may also sell certain assets, securities or properties and use the proceeds to reduce its indebtedness. These purchases or sales, if any, could have a material positive or negative impact on the Company’s liquidity available to repay outstanding debt obligations or on the Company’s consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in the Company’s leverage or other financial ratios, which could have a material positive or negative impact on the Company’s ability to comply with the covenants contained in Clear Channel’s debt agreements. These transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2013, Clear Channel had a total of $8,225.8 million outstanding under its senior secured credit facilities, consisting of:

•	a $1,891.0 million Term Loan B, which matures on January 29, 2016; and

•	a $34.8 million Term Loan C, which matures on January 29, 2016; and

•	a $5.0 billion Term Loan D, which matures on January 30, 2019; and

•	a $1.3 billion Term Loan E, which matures on July 30, 2019.

Clear Channel may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

Clear Channel is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the Term Loan A, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan B and Term Loan C – asset sale facility, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan D, (i) 5.75% in the case of base rate loans and (ii) 6.75% in the case of Eurocurrency rate loans; and

•	with respect to loans under the Term Loan E, (i) 6.50% in the case of base rate loans and (ii) 7.50% in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

•
50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•
100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•
100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities. (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net Cash Proceeds received by Clear Channel as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments with the net cash proceeds of any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at Clear Channel’s option, to the term loans (on a pro rata basis, other than that non-extended classes of term loans may be prepaid prior to any corresponding extended class), in each case (i) first to the term loans outstanding under Term Loan B and (ii) one of (w) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan C—asset sale facility loans; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan C—asset sale facility loans; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan C—asset sale facility loans, Term Loan D and Term Loan E.  In each case to the remaining installments thereof in direct order of maturity for the Term Loan C—asset sale facility loans.

The foregoing prepayments with net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions, will be applied (i) first to the Term Loan C—asset sale facility loans in direct order of maturity, and (ii) one of (w) second, to outstanding Term Loan B; third, to outstanding Term Loan D; and fourth, to outstanding Term Loan E, or (x) second, to outstanding Term Loan B; third, to outstanding Term Loan E; and fourth, to outstanding Term Loan D, or (y) second, to outstanding Term Loan B; and third, ratably to outstanding Term Loan D and Term Loan E, or (z) second, ratably to outstanding Term Loan B, Term Loan D and Term Loan E.

The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and Net Cash Proceeds received by Clear Channel as a distribution from indebtedness incurred by CCOH will be applied (i) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan D and, third, to outstanding Term Loan E, (ii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity, second, to the outstanding Term Loan E and, third, to outstanding Term Loan D, (iii) first, ratably to outstanding Term Loan B and Term Loan C in direct order of maturity and, second, ratably to outstanding Term Loan D and Term Loan E or (iv) ratably to outstanding Term Loan B, Term Loan C, Term Loan D and Term Loan E.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amendments

On October 25, 2012, Clear Channel amended the terms of its senior secured credit facilities (the “Amendments”).  The Amendments, among other things: (i) permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion (including the $2.0 billion of 9.0% priority guarantee notes due 2019 issued in December 2012 as described under “Refinancing Transactions” below); (ii) provide Clear Channel with greater flexibility to prepay tranche A term loans; (iii) following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A term loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200.0 million; (v) combine the Term Loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the senior secured credit facilities; (vi) preserve revolving credit facility capacity in the event Clear Channel repays all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt.  On October 31, 2012, Clear Channel repaid and permanently cancelled the commitments under its revolving credit facility, which was set to mature July 2014.

On February 28, 2013, Clear Channel repaid all $846.9 million of loans outstanding under its Term Loan A facility.

On May 31, 2013, Clear Channel further amended the terms of its senior secured credit facilities by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted Clear Channel to make applicable high yield discount obligation catch-up payments beginning after May 2018 with respect to the new Term Loan D and in June 2018 with respect to the outstanding notes, which were issued in connection with the exchange of a portion of the Senior Cash Pay Notes and Senior Toggle Notes.

In connection with the December 2013 refinancing discussed later, Clear Channel further amended the terms of its senior secured credit facilities on December 18, 2013, to extend a portion of the Term Loan B and Term Loan C due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

•	a lien on the capital stock of Clear Channel;
•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;
•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);
•
certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•
a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters. Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt. Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net, plus non-cash compensation, and is further adjusted for the following items: (i) an increase of $77.5 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) an increase of $41.3 million for non-cash items; (iii) an increase of $39.3 million for non-recurring or unusual gains or losses; (iv) an increase of $19.3 million for various other items; and (v) an increase of $20.0 million for cash received from nonconsolidated affiliates. The maximum ratio under this financial covenant is currently set at 9:1 and reduces to 8.75:1 for the year ended December 31, 2014. At December 31, 2013, the ratio was 6.3:1.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase Clear Channel’s capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2013, Clear Channel had $247.0 million of borrowings outstanding under its receivables based credit facility.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of Clear Channel and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in a variety of currencies including U.S. dollars, Euros, Pound, Sterling, and Canadian dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, Clear Channel is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. Clear Channel must also pay customary letter of credit fees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of Clear Channel’s term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of Clear Channel’s 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments Clear Channel makes will not reduce its commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of Clear Channel’s senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of Clear Channel’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of Clear Channel’s senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of Clear Channel’s senior notes (the “legacy notes”), and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), Clear Channel will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under Clear Channel’s receivables based credit facility and all actions permitted to be taken by a secured creditor.

9% Priority Guarantee Notes Due 2019

As of December 31, 2013, Clear Channel had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “Priority Guarantee Notes due 2019”).

The Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, which began on June 15, 2013. The Priority Guarantee Notes due 2019 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and Clear Channel’s priority guarantee notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the Priority Guarantee Notes due 2019, the collateral agent and the trustee for the Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the Priority Guarantee Notes due 2019, for the benefit of the holders of the Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

Clear Channel may redeem the Priority Guarantee Notes due 2019 at its option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  Prior to July 15, 2015, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2019 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

9% Priority Guarantee Notes Due 2021

As of December 31, 2013, Clear Channel had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Priority Guarantee Notes due 2021”).

The Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, which began on September 1, 2011. The Priority Guarantee Notes due 2021 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and the Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel may redeem the Priority Guarantee Notes due 2021 at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 1, 2014, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2021 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

11.25% Priority Guarantee Notes Due 2021

As of December 31, 2013, Clear Channel had outstanding $575.0 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (the “11.25% Priority Guarantee Notes”).

The 11.25% Priority Guarantee Notes mature on March 1, 2021 and bear interest at a rate of 11.25% per annum, payable semi-annually on March 1 and September 1 of each year, which began on September 1, 2013. The 11.25% Priority Guarantee Notes are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture governing such notes. The 11.25% Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities, Clear Channel’s Priority Guarantee Notes due 2021 and Clear Channel’s Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the 11.25% Priority Guarantee Notes at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the 11.25% Priority Guarantee Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium.  In addition, until March 1, 2016, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the 11.25% Priority Guarantee Notes at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.  Clear Channel may redeem the 11.25% Priority Guarantee Notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the 11.25% Priority Guarantee Notes contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; and (vi) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the 11.25% Priority Guarantee Notes. The indenture also provides for customary events of default.

Subsidiary Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million.  The revolving credit facility may be used for working capital, to issue letters of credit and for other general corporate purposes.  At December 31, 2013, there were no amounts outstanding under the revolving credit facility, and $34.1 million of letters of credit under the revolving credit facility, which reduce availability under the facility.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2013, Clear Channel had outstanding $94.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $127.9 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by the Company and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.  The senior cash pay notes and senior toggle notes mature on August 1, 2016 and the senior toggle notes may require a special redemption of up to $30.0 million on August 1, 2015.  Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”).  Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Prior to August 1, 2012, Clear Channel was able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes.  Since August 1, 2012, Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If Clear Channel undergoes a change of control, sells certain its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021, the Priority Guarantee Notes due 2019, and the 11.25% Priority Guarantee Notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to Clear Channel’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010, and has continued to pay interest in cash for each subsequent interest period.

As described in “Senior Notes due 2021” below, during 2013, Clear Channel exchanged a portion of the senior cash pay notes and the senior toggle notes for Senior Notes due 2021.

Senior Notes due 2021

As of December 31, 2013, Clear Channel had outstanding approximately $1.4 billion of aggregate principal amount of Senior Notes due 2021 (net of $421.9 million principal amount issued to, and held by, a subsidiary of Clear Channel).

During the second quarter of 2013, Clear Channel completed an exchange offer with certain holders of its senior cash pay notes and senior toggle notes pursuant to which Clear Channel issued $1.2 billion aggregate principal amount (including $421.0 million principal amount issued to, and held by, a subsidiary of Clear Channel) of Senior Notes due 2021.  In the exchange offer, $348.1 million aggregate principal amount of senior cash pay notes was exchanged for $348.0 million aggregate principal amount of the Senior Notes due 2021, and $917.2 million aggregate principal amount of senior toggle notes was exchanged for $853.0 million aggregate principal amount of Senior Notes due 2021 and $64.2 million of cash, plus, in each case, cash in an amount equal to accrued and unpaid interest from the last interest payment date applicable on the senior cash pay notes and senior toggle notes to, but not including, the closing date of the exchange offer.  The Senior Notes due 2021 mature on February 1, 2021.  Interest on the Senior Notes due 2021 is payable semi-annually on February 1 and August 1 of each year, which began on August 1, 2013.  Interest on the Senior Notes due 2021 will be paid at the rate of (i) 12.0% per annum in cash and (ii) 2.0% per annum through the issuance of payment-in-kind notes (the “PIK Notes”).  Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued will mature on February 1, 2021 and have the same rights and benefits as the Senior Notes due 2021.  The Senior Notes due 2021 are fully and unconditionally guaranteed on a senior basis by the guarantors named in the indenture governing such notes.  The guarantee is structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiary of the applicable subsidiary guarantor that is not also a guarantor of the Senior Notes due 2021.  The guarantees are subordinated to the guarantees of Clear Channel’s senior secured credit facility and certain other permitted debt, but rank equal to all other senior indebtedness of the guarantors.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During the fourth quarter of 2013, Clear Channel completed an additional exchange offer with certain remaining holders of the senior cash pay notes and senior toggle notes pursuant to which Clear Channel issued $622.5 million aggregate principal amount of Senior Notes due 2021.  In the exchange offer, $353.8 million aggregate principal amount of senior cash pay notes was exchanged for $389.2 million aggregate principal amount of Senior Notes due 2021 and $14.2 million in cash, and $212.1 million aggregate principal amount of senior toggle notes was exchanged for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million in cash, plus, in each case, cash in an amount equal to accrued and unpaid interest on the senior cash pay notes and senior toggle notes was netted against cash due for accrued interest on the Senior Notes due 2021 since the previous interest payment date.

Clear Channel may redeem or purchase the Senior Notes due 2021 at its option, in whole or in part, at any time prior to August 1, 2015, at a redemption price equal to 100% of the principal amount of Senior Notes due 2021 redeemed plus an applicable premium.  In addition, until August 1, 2015, Clear Channel may, at its option, on one or more occasions, redeem up to 60% of the then outstanding aggregate principal amount of Senior Notes due 2021 at a redemption price equal to (x) with respect to the first 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 109.0% of the aggregate principal amount thereof and (y) with respect to the next 30% of the then outstanding aggregate principal amount of the Senior Notes due 2021, 112.0% of the aggregate principal amount thereof, in each case plus accrued and unpaid interest thereon to the applicable redemption date.  Clear Channel may redeem the Senior Notes due 2021, in whole or in part, on or after August 1, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes due 2021 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) merge, consolidate or transfer or dispose of substantially all of their assets; (vii) engage in transactions with affiliates; and (viii) designate their subsidiaries as unrestricted subsidiaries.

Clear Channel Senior Notes

As of December 31, 2013, Clear Channel had outstanding approximately $1.4 billion aggregate principal amount of senior notes outstanding (net of $288.5 million aggregate principal amount held by a subsidiary of Clear Channel).

The senior notes were the obligations of Clear Channel prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to Clear Channel’s secured indebtedness to the extent of the value of Clear Channel’s assets securing such indebtedness and are not guaranteed by any of Clear Channel’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of Clear Channel’s subsidiaries.  The senior notes rank equally in right of payment with all of Clear Channel’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness.

CCWH Senior Notes

As of December 31, 2013, the senior notes of the Company’s subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”).  The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of CCWH’s Series A Senior Notes due 2017 and CCWH’s Series B Senior Notes due 2017 (collectively, the “Existing CCWH Senior Notes”).

The Company capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  The Company is amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, which began on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire CCOH’s subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

CCWH Senior Subordinated Notes

As of December 31, 2013, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”).  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, which began on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the  CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions.  Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The Company capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and
•	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	make certain investments;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;
•	sell certain assets, including capital stock of CCOH’s subsidiaries;
•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and
•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to CCOH, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of the Company.  Of the $2,170.4 million special cash dividend paid by CCOH, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders.  As a result, the Company recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Refinancing Transactions

2011 Refinancing Transactions

In February 2011, Clear Channel amended its senior secured credit facilities and its receivables based facility and issued the Initial Priority Guarantee Notes due 2021.  In June 2011, Clear Channel issued the Additional Priority Guarantee Notes due 2021 at an issue price of 93.845% of the principal amount.  The Initial Priority Guarantee Notes due 2021 and the Additional Priority Guarantee Notes due 2021 have identical terms and are treated as a single class.

The Company capitalized $39.5 million in fees and expenses associated with the offering of the Initial Priority Guarantee Notes due 2021 and is amortizing them through interest expense over the life of the Initial Priority Guarantee Notes due 2021. The Company capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Priority Guarantee Notes due 2021 and is amortizing them through interest expense over the life of the Additional Priority Guarantee Notes due 2021.

Clear Channel used the proceeds of the Initial Priority Guarantee Notes due 2021 offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility.

Clear Channel obtained, concurrent with the offering of the Initial Priority Guarantee Notes due 2021, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion capacity, provide Clear Channel with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Of the $703.8 million of proceeds from the issuance of the Additional Priority Guarantee Notes due 2021 ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel used $500.0 million for general corporate purposes (to replenish cash on hand that Clear Channel previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and used the remaining $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes that matured in March 2012.

2012 Refinancing Transactions

In March 2012, CCWH issued $275.0 million aggregate principal amount of the Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of the Series B CCWH Subordinated Notes and in connection therewith, CCOH distributed a dividend of $6.0832 per share to its stockholders of record. Using the CCOH dividend proceeds distributed to the Company’s wholly-owned subsidiaries, together with cash on hand, Clear Channel repaid $2,096.2 million of indebtedness under its senior secured credit facilities.

In November 2012, CCWH issued $735.75 million aggregate principal amount of the Series A CCWH Senior Notes, which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of the Series B CCWH Senior Notes, which were issued at par.  CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of the Existing CCWH Senior Notes.

During December 2012, Clear Channel exchanged $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Clear Channel Priority Guarantee Notes due 2019. The exchange offer, which was offered to eligible existing lenders under Clear Channel’s senior secured credit facilities, was exempt from registration under the Securities Act of 1933, as amended.  The Company capitalized $11.9 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the notes.

2013 Refinancing Transactions

In February 2013, Clear Channel issued $575.0 million aggregate principal amount of the outstanding Priority Guarantee Notes due 2021 and used the net proceeds of such notes, together with the proceeds of borrowings under its receivables based credit facility and cash on hand, to prepay all $846.9 million of loans outstanding under its Term Loan A and to pay related fees and expenses.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During June 2013, Clear Channel amended its senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $5.0 billion Term Loan D due January 30, 2019. The amendment also permitted Clear Channel to make applicable high yield discount obligation catch-up payments beginning in May 2018 with respect to the new Term Loan D and any notes issued in connection with Clear Channel’s exchange of its outstanding 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016.

During June 2013, Clear Channel exchanged $348.1 million aggregate principal amount of senior cash pay notes for $348.0 million aggregate principal amount of the Senior Notes due 2021 and $917.2 million aggregate principal amount of senior toggle notes (including $452.7 million aggregate principal amount held by a subsidiary of Clear Channel) for $853.0 million aggregate principal amount of Senior Notes due 2021 (including $421.0 million aggregate principal amount issued to the subsidiary of Clear Channel) and $64.2 million of cash (including $31.7 million of cash paid to the subsidiary of Clear Channel), pursuant to the exchange offer.  In connection with the exchange offer and the senior secured credit facility amendment, both of which were accounted for as modifications of existing debt in accordance with ASC 470-50, the Company incurred expenses of $17.9 million which are included in “Other income (expenses), net”.

Further, in December 2013, Clear Channel exchanged an additional $353.8 million aggregate principal amount of senior cash pay notes for $389.2 million aggregate principal amount of the Senior Notes due 2021 and $14.2 million of cash as well as an additional $212.1 million aggregate principal amount of senior toggle notes for $233.3 million aggregate principal amount of Senior Notes due 2021 and $8.5 million of cash, pursuant to the exchange offer.  In connection with the exchange offer, which was accounted for as extinguishment of existing debt in accordance with ASC 470-50, the Company incurred expenses of $84.0 million, which are included in “Loss on extinguishment of debt”.

In addition, during December 2013, Clear Channel amended its senior secured credit facility by extending a portion of Term Loan B and Term Loan C loans due 2016 through the creation of a new $1.3 billion Term Loan E due July 30, 2019.  In connection with the senior secured credit facility amendment, which was accounted for as modifications of existing debt, the Company incurred expenses of $5.5 million which are included in “Other income (expenses), net”.

Debt Repurchases, Maturities and Other

2013

During August 2013, Clear Channel made a $25.3 million scheduled applicable high-yield discount obligation payment to the holders of the senior toggle notes.

During February 2013, using the proceeds from the issuance of the 11.25% Priority Guarantee Notes along with borrowings under the receivables based credit facility of $269.5 million and cash on hand, Clear Channel prepaid all $846.9 million outstanding under its Term Loan A under its senior secured credit facilities.  The Company recorded a loss of $3.9 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During January 2013, Clear Channel repaid its 5.75% senior notes at maturity for $312.1 million (net of $187.9 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using cash on hand.

2012

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes.  Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer.  In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

During October 2012, Clear Channel consummated a private exchange offer of $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019.  The exchange offer was available only to eligible lenders under the senior secured credit facilities, and the Priority Guarantee Notes due 2019 were offered only in reliance on exemptions from registration under the Securities Act of 1933, as amended.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In connection with the issuance of the CCWH Subordinated Notes, CCOH paid the $2,170.4 million CCOH dividend on March 15, 2012 to its Class A and Class B stockholders, consisting of $1,925.7 million distributed to CC Holdings and CC Finco and $244.7 million distributed to other stockholders. In connection with the Subordinated Notes issuance and CCOH dividend, Clear Channel repaid indebtedness under its senior secured credit facilities in an amount equal to the aggregate amount of dividend proceeds distributed to CC Holdings and CC Finco, or $1,925.7 million.  Of this amount, a prepayment of $1,918.1 million was applied to indebtedness outstanding under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $10.0 million.  During the fourth quarter of 2012, the revolving credit facility was permanently paid off and terminated using available cash on hand.  The remaining $7.6 million prepayment was allocated on a pro rata basis to Clear Channel’s term loan facilities.

In addition, on March 15, 2012, using cash on hand, Clear Channel made voluntary prepayments under its senior secured credit facilities in an aggregate amount equal to $170.5 million, as follows: (i) $16.2 million under its Term Loan A due 2014, (ii) $129.8 million under its Term Loan B due 2016, (iii) $10.0 million under its Term Loan C due 2016 and (iv) $14.5 million under its delayed draw term loans due 2016. In connection with the prepayments on Clear Channel’s senior secured credit facilities, the Company recorded a loss of $15.2 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During March 2012, Clear Channel repaid its 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the June 2011 offering of the Additional Priority Guarantee Notes, along with cash on hand.

2011

During 2011, CC Finco repurchased certain of Clear Channel’s outstanding senior notes through open market repurchases as shown in the table below.  Notes repurchased and held by CC Finco are eliminated in consolidation.

(In thousands)	Year Ended December 31,
2011
CC Finco, LLC
Principal amount of debt repurchased	$80,000
Purchase accounting adjustments(1)	(20,476)
Gain recorded in "Loss on extinguishment of debt"(2)	(4,274)
Cash paid for repurchases of long-term debt	$55,250

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Finco repurchased certain of Clear Channel’s senior notes at a discount, resulting in a gain on the extinguishment of debt.

During 2011, Clear Channel repaid its 6.25% senior notes at maturity for $692.7 million (net of $57.3 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the February 2011 offering of the Initial Priority Guarantee Notes, along with available cash on hand. Clear Channel also repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, with available cash on hand.  Prior to, and in connection with the June 2011 offering, Clear Channel repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and Clear Channel may reborrow amounts under this facility at any time.  In addition, on June 27, 2011, Clear Channel made a voluntary payment of $500.0 million on its revolving credit facility.  Furthermore, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through an open market purchase.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future maturities of long-term debt at December 31, 2013 are as follows:

(in thousands)
2014	$484,413
2015	256,422
2016	2,384,739
2017	247,074
2018	175,084
Thereafter	17,258,873
Total (1)	$20,806,605

(1)	Excludes purchase accounting adjustments and original issue discount of $322.4 million, which is amortized through interest expense over the life of the underlying debt obligations.

Subsidiary Sale of Clear Channel Long-Term Debt

On February 14, 2014, CC Finco sold $227.0 million in aggregate principal amount of Senior Notes due 2021 to private purchasers in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”).  CC Finco expects the purchasers to validly tender the Senior Notes due 2021 into Clear Channel’s previously-announced registered exchange offer for the Senior Notes due 2021, which expires on February 20, 2014 (the “A/B Exchange Offer”).  Upon completion of the A/B Exchange Offer, the purchasers of the Senior Notes due 2021, along with all other holders of the Senior Notes due 2021 who have validly tendered such notes into the A/B Exchange Offer, will receive Senior Notes due 2021 that have been registered under the Act.  CC Finco has contributed the net proceeds from the sale of the Senior Notes due 2021 to Clear Channel, which intends to use such proceeds to repay, repurchase or otherwise acquire outstanding indebtedness from time to time and retire that indebtedness as it becomes due or upon its earlier repayment, repurchase or acquisition.  Following the sale of the Senior Notes due 2021, CC Finco continues to hold $199.1 million in aggregate principal amount of Senior Notes due 2021.

NOTE 6 – FAIR VALUE MEASUREMENTS

ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Marketable Equity Securities

The Company’s marketable equity securities and interest rate swap are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets.  Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The cost, unrealized holding gains or losses, and fair value of the Company’s investments at December 31, 2013 and 2012 are as follows:

(In thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Investments	Cost	Losses	Gains	Value
2013
Available-for-sale	$659	$-	$1,283	$1,942
Other cost investments	7,783	-	-	7,783
Total	$8,442	$-	$1,283	$9,725
2012
Available-for-sale	$5,207	$-	$106,220	$111,427
Other cost investments	7,769	-	-	7,769
Total	$12,976	$-	$106,220	$119,196
During 2013, the Company sold shares of Sirius XM Radio, Inc. held by it for $135.5 million. In connection with the sale of shares of Sirius XM Radio, Inc., a realized gain of $130.9 million and income tax expense of $48.6 million were reclassified out of accumulated other comprehensive loss into “Gain on marketable securities” and “Income tax benefit,” respectively.  The net difference of $82.3 million is reported as a reduction of “Other comprehensive income (loss).”

Other cost investments include various investments in companies for which there is no readily determinable market value.  The Company recognized other-than-temporary impairments of $2.0 million on a cost investment for the year ended December 31, 2012, which was a non-cash impairment charge recorded in “Loss on marketable securities.”

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time.  As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge $2.6 million and $4.8 million in “Loss on marketable securities” for the years ended 2012 and 2011, respectively, fully impairing this investment. No further impairments were recognized for the year ended 2013.

Interest Rate Swap

The Company previously entered into a $2.5 billion notional amount interest rate swap agreement to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest rate changes on future interest expense. The interest rate swap agreement matured on September 30, 2013. The swap was designated as a cash flow hedge with the effective portion of the gain or loss on the swap reported as a component of other comprehensive income (loss).  Ineffective portions of a cash flow hedging derivative’s change in fair value are recognized currently in earnings.  In accordance with ASC 815-20-35-9, as the critical terms of the swap and the floating-rate debt being hedged were the same at inception and remained the same during the current period, no ineffectiveness was recorded in earnings for the year ended December 31, 2013.

The swap agreement was valued using a discounted cash flow model taking into account the present value of the future cash flows under the terms of the agreement by using market information available as of the reporting date, including prevailing interest rates and credit spread.  Due to the fact that the inputs were either directly or indirectly observable, the Company classified the fair value measurements of its swap agreement as Level 2 in accordance with ASC 820-10-35.

The fair value of the Company’s $2.5 billion notional amount interest rate swap designated as a hedging instrument and recorded in “Other current liabilities” was $76.9 million at December 31, 2012.  There was no liability at December 31, 2013 because the swap matured on September 30, 2013.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table details the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreement:

(In thousands)	Accumulated other
comprehensive loss
Balance at December 31, 2011	$100,292
Other comprehensive income	52,112
Balance at December 31, 2012	48,180
Other comprehensive income	48,180
Balance at December 31, 2013	$-

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.  No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2013, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $30.0 million.  As the contingencies have not been met or resolved as of December 31, 2013, these amounts are not recorded.

As of December 31, 2013, the Company's future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment/talent contracts consist of the following:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)			Capital
	Non-Cancelable	Non-Cancelable	Expenditure	Employment/Talent
	Operating Leases	Contracts	Commitments	Contracts
2014	$401,390	$533,454	$44,224	$84,009
2015	377,981	422,395	27,007	76,770
2016	309,239	341,684	14,382	72,223
2017	266,063	200,411	2,454	30,618
2018	226,722	987	152	11,000
Thereafter	1,344,727	539,324	23,532	-
Total	$2,926,122	$2,038,255	$111,751	$274,620

Rent expense charged to operations for the years ended December 31, 2013, 2012 and 2011 was $1.16 billion, $1.14 billion and $1.16 billion, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed.  The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.  Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; defamation matters; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of CCOH, an indirect non-wholly owned subsidiary of the Company. The consolidated lawsuits were captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints named as defendants certain of Clear Channel’s and CCOH’s current and former directors and Clear Channel, as well as Bain Capital and THL. CCOH also was named as a nominal defendant. The complaints alleged, among other things, that in December 2009 Clear Channel breached fiduciary duties to CCOH and its stockholders by allegedly requiring CCOH to agree to amend the terms of a revolving promissory note payable by Clear Channel to CCOH (the “Note”) to extend the maturity date of the Note and to amend the interest rate payable on the Note. According to the complaints, the terms of the amended Note were unfair to CCOH because, among other things, the interest rate was below market. The complaints further alleged that Clear Channel was unjustly enriched as a result of that transaction. The complaints also alleged that the director defendants breached fiduciary duties to CCOH in connection with that transaction and that the transaction constituted corporate waste. On March 28, 2013, to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the complaint, legal counsel for the defendants entered into a binding memorandum of understanding (the “MOU”) with legal counsel for a special litigation committee consisting of certain independent directors of CCOH and the plaintiffs to settle the litigation. On July 8, 2013, the parties executed a Stipulation of Settlement, on terms consistent with the MOU, and presented the Stipulation of Settlement to the Delaware Chancery Court for approval. The Company, Clear Channel and CCOH filed the Stipulation of Settlement with the SEC as an exhibit to their respective Current Reports on Form 8-K filed on July 9, 2013. On September 9, 2013, the Delaware Chancery Court approved the settlement and, on October 9, 2013, the right to appeal expired. On October 19, 2013, in accordance with the terms of the settlement, CCOH’s board of directors (i) notified Clear Channel of its intent to make a demand for repayment of $200 million outstanding under the Note on November 8, 2013, (ii) declared a dividend of $200 million, which was conditioned upon Clear Channel satisfying such demand, and (iii) established a committee of the board of directors for the specific purpose of monitoring the Note. On October 23, 2013, Clear Channel and CCOH amended the Note in accordance with the terms of the settlement. The Company, Clear Channel and CCOH announced CCOH’s intent to make a demand for repayment of $200 million outstanding under the Note and CCOH’s declaration of the dividend in their respective Current Reports on Form 8-K filed on October 21, 2013, filed a copy of the amendment to the Note as an exhibit to their respective Current Reports on Form 8-K filed on October 23, 2013 and announced the demand and dividend payment in their respective Current Reports on Form 8-K filed on November 8, 2013.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Los Angeles Litigation

In 2008, Summit Media, LLC, one of the Company’s competitors, sued the City of Los Angeles (the “City”), Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a settlement agreement that had been entered into in November 2006 among the parties. Pursuant to the settlement agreement, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City. The Los Angeles Superior Court ruled in January 2010 that the settlement agreement constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS. All parties appealed the ruling by the Los Angeles Superior Court to Court of Appeal for the State of California, Second Appellate District, Division 8. On December 10, 2012, the Court of Appeal issued an order upholding the Superior Court’s finding that the settlement agreement was ultra vires and remanding the case to the Superior Court for the purpose of invalidating the modernization permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the settlement agreement. On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter, and the Supreme Court denied that petition on February 27, 2013. On April 12, 2013, the Los Angeles Superior Court invalidated 82 digital modernization permits issued to Clear Channel Outdoor, Inc. (77 of which displays were operating at the time of the ruling) and 13 issued to CBS and ordered that the companies turn off the electrical power to affected digital displays by the close of business on April 15, 2013. Clear Channel Outdoor, Inc. has complied with the order. On April 16, 2013, the Court conducted further proceedings during which it held that it was not invalidating two additional digital modernization permits that Clear Channel Outdoor, Inc. had secured through a special zoning plan and confirmed that its April 12 order invalidated only digital modernization permits – no other types of permits the companies may have secured for the signs at issue. Summit Media, LLC filed a further motion requesting that the Court order the demolition of the 82 sign structures on which the now-invalidated digital signs operated, as well as the invalidation of several other permits for traditional signs allegedly issued under the settlement agreement. At a hearing held on November 22, 2013, the Court denied Summit Media, LLC’s demolition motion by allowing the 82 sign structures and their LED faces to remain intact, thus allowing Clear Channel Outdoor, Inc. to seek permits under the existing City sign code to either wrap the LED faces with vinyl or convert the LED faces to traditional static signs. The Court further confirmed the invalidation of all permits issued under the settlement agreement. In anticipation of this order, Clear Channel Outdoor, Inc. had removed six static billboard facings solely permitted under the settlement agreement. At a hearing held on January 21, 2014, the Court denied Summit Media, LLC’s motion for attorney’s fees on the basis that Summit Media, LLC had a substantial financial interest in the outcome of the litigation and, therefore, was not entitled to fees under California’s private attorney general statute.

NOTE 8 – GUARANTEES

As of December 31, 2013, Clear Channel had outstanding surety bonds and commercial standby letters of credit of $49.1 million and $118.9 million, respectively, of which $33.0 million of letters of credit were cash secured.  Letters of credit in the amount of $2.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event a claim is filed against the associated surety bonds were funded and Clear Channel does not honor its reimbursement obligation to the Surety. These letters of credit and surety bonds relate to various operational matters including insurance, bid, concession and performance bonds as well as other items.

As of December 31, 2013, Clear Channel had outstanding bank guarantees of $57.4 million. Bank guarantees in the amount of $13.3 million are backed by cash collateral.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – INCOME TAXES

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Current - Federal	$10,586	$61,655	$18,608
Current - foreign	(48,466)	(48,579)	(51,293)
Current - state	1,527	(9,408)	14,719
Total current benefit (expense)	(36,353)	3,668	(17,966)

Deferred - Federal	126,905	261,014	126,078
Deferred - foreign	8,932	27,970	13,708
Deferred - state	22,333	15,627	4,158
Total deferred benefit	158,170	304,611	143,944
Income tax benefit	$121,817	$308,279	$125,978

Current tax expense of $36.4 million was recorded for 2013 as compared to a current tax benefit of $3.7 million for 2012.  The change in current tax was primarily due to the Company’s settlement of U.S. federal and foreign tax examinations during 2012.  Pursuant to the settlements, the Company recorded a reduction to current income tax expense of approximately $67.3 million during 2012 as compared with reductions to current income tax expense of $30.4 million during 2013 to reflect the net current tax benefits of the settlements.

Current tax benefit of $3.7 million was recorded for 2012 as compared to a current tax expense of $18.0 million for 2011 primarily due to the Company’s settlement of U.S. federal and foreign tax examinations during 2012 mentioned above.

Deferred tax benefit of $158.2 million for 2013 primarily relates to cancellation of debt income recognized during the year as a result of certain debt restructuring transactions, and is lower when compared with the deferred tax benefit of $304.6 million for 2012. The decrease in deferred tax benefit in 2013 is primarily due to the valuation allowance of $143.5 million recorded against a portion of the Company’s federal and state net operating losses.

Deferred tax benefit of $304.6 million for 2012 primarily relates to federal and state net operating loss carryforwards, and is higher when compared with the deferred tax benefit of $143.9 million for 2011. The increase in deferred tax benefit in 2012 is primarily due to additional loss before income taxes in 2012 compared to 2011.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Significant components of the Company's deferred tax liabilities and assets as of December 31, 2013 and 2012 are as follows (1):

(In thousands)	2013	2012
Deferred tax liabilities:
Intangibles and fixed assets	$2,402,168	$2,451,874
Long-term debt	183,615	381,712
Investments in nonconsolidated affiliates	-	49,654
Unrealized loss in marketable securities	-	10,058
Other investments	6,759	5,832
Other	6,655	5,480
Total deferred tax liabilities	2,599,197	2,904,610

Deferred tax assets:
Accrued expenses	106,651	85,132
Investments in nonconsolidated affiliates	1,824	-
Net operating loss carryforwards	1,287,239	1,278,894
Bad debt reserves	9,726	12,633
Other	35,527	41,011
Total gross deferred tax assets	1,440,967	1,417,670
Less: Valuation allowance	327,623	183,686
Total deferred tax assets	1,113,344	1,233,984
Net deferred tax liabilities	$1,485,853	$1,670,626

(1)
For comparability, the presentation of the balances at December 31, 2012 were adjusted to align to current year presentation of gross foreign deferred taxes and associated valuation allowances on our foreign subsidiaries.

Included in the Company’s net deferred tax liabilities are $52.0 million and $19.2 million of current net deferred tax assets for 2013 and 2012, respectively.  The Company presents these assets in “Other current assets” on its consolidated balance sheets.  The remaining $1.5 billion and $1.7 billion of net deferred tax liabilities for 2013 and 2012, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.

The Company’s net foreign deferred tax liabilities were $19.8 million and $30.3 million for the periods ended December 31, 2013 and December 31, 2012, respectively.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize FCC licenses and billboard permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits.  As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At December 31, 2013, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of approximately $1.1 billion, expiring in various amounts through 2033.  The Company expects to realize the benefits of the majority of its deferred tax assets attributable to federal and state net operating losses based upon its expectations as to future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods.  The Company has recorded a partial valuation allowance of $143.5 million against these deferred tax assets during 2013 as the reversing deferred tax liabilities that can be used as a source of future taxable income to realize the deferred tax assets was exceeded by the additional federal and state net operating losses generated in the period ended December 31, 2013.  In addition, the Company had recorded deferred tax assets for foreign net operating loss carryforwards (tax effected) of approximately $170.8 million as offset in part by an associated valuation allowance of $156.8 million.  Additional deferred tax valuation allowance of $23.5 million offsets other foreign deferred tax assets that are not expected to be realized.  Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits.  Due to the Company’s evaluation of negative factors including particular negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized.   For its remaining gross deferred tax assets, the Company is relying on its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets.  Any deferred tax liabilities associated with acquired FCC licenses, billboard permits and tax-deductible goodwill intangible assets are not relied upon as these intangible assets have an indefinite life.

At December 31, 2013, net deferred tax liabilities include a deferred tax asset of $27.1 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.  Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in its balance sheet.

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit is:

	Years Ended December 31,
(In thousands)	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit at
statutory rates	$246,867	35%	$251,814	35%	$137,903	35%
State income taxes, net of
federal tax effect	32,768	4%	6,218	1%	18,877	5%
Foreign income taxes	(22,640)	(3%)	8,782	2%	(4,683)	(1%)
Nondeductible items	(4,870)	(1%)	(4,617)	(1%)	(3,154)	(1%)
Changes in valuation allowance
and other estimates	(135,161)	(19%)	50,697	7%	(15,816)	(4%)
Other, net	4,853	1%	(4,615)	(1%)	(7,149)	(2%)
Income tax benefit	$121,817	17%	$308,279	43%	$125,978	32%

A tax benefit was recorded for the year ended December 31, 2013 of 17%.  The effective tax rate for 2013 was impacted by the $143.5 million valuation allowance recorded during the period as additional deferred tax expense.  The valuation allowance was recorded against a portion of the federal and state net operating losses due to the uncertainty of the ability to utilize those losses in future periods.  This expense was partially offset by $20.2 million in net tax benefits recorded during the period due to the settlement of certain federal and state tax examinations during the year.  Foreign income before income taxes was approximately $48.3 million for 2013.

A tax benefit was recorded for the year ended December 31, 2012 of 43%.  The effective tax rate for 2012 was impacted by the Company’s settlement of U.S. federal and foreign tax examinations during the year.  Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.  Foreign income before income taxes was approximately $84.0 million for 2012.

A tax benefit was recorded for the year ended December 31, 2011 of 32%.  The effective tax rate for 2011 was impacted by the Company’s settlement of U.S. federal and state tax examinations during the year. Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $16.3 to reflect the net tax benefits of the settlements. This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and the inability to benefit from certain tax loss carryforwards in foreign jurisdictions.  Foreign income before income taxes was approximately $94.0 million for 2011.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2013 and 2012 was $49.4 million and $50.5 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2013 and 2012 was $178.8 million and $188.9 million, respectively, of which $131.0 million and $158.3 million is included in “Other long-term liabilities”, and $11.6 million and $0.5 million is included in “Accrued Expenses” on the Company’s consolidated balance sheets, respectively.  In addition, $36.1 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2013.  The total amount of unrecognized tax benefits at December 31, 2013 and 2012 that, if recognized, would impact the effective income tax rate is $100.1 million and $107.0 million, respectively.

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2013	2012
Balance at beginning of period	$138,437	$175,782
Increases for tax position taken in the current year	12,004	10,575
Increases for tax positions taken in previous years	13,163	14,774
Decreases for tax position taken in previous years	(21,928)	(55,113)
Decreases due to settlements with tax authorities	(1,113)	(7,581)
Decreases due to lapse of statute of limitations	(11,188)	-
Balance at end of period	$129,375	$138,437

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions.  During 2013, the Company effectively settled certain U.S. federal and state examinations and as a result reversed liabilities that had been recorded for the uncertain tax positions in those periods.  During 2012, the Company effectively settled certain Federal and foreign examinations and as a result reversed liabilities that had been recorded for the uncertain tax positions in those periods.  Additionally, during 2012, the Company settled an examination in the United Kingdom and, as a result of the settlement, paid approximately $7.2 million in tax and interest.  All federal income tax matters through 2008 are closed and the IRS is currently auditing the Company’s 2009 and 2010 periods.  Substantially all material state, local, and foreign income tax matters have been concluded for years through 2005.

NOTE 10 – SHAREHOLDERS’ INTEREST

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity.  The following table shows the changes in shareholders’ deficit attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2013	$(8,299,188)	$303,997	$(7,995,191)
Net income (loss)	(606,883)	23,366	(583,517)
Dividends and other payments to noncontrolling interests	-	(91,887)	(91,887)
Foreign currency translation adjustments	(29,755)	(3,246)	(33,001)
Unrealized holding gain on marketable securities	16,439	137	16,576
Unrealized holding gain on cash flow derivatives	48,180	-	48,180
Other adjustments to comprehensive loss	5,932	800	6,732
Other, net	6,694	12,531	19,225
Reclassifications	(83,585)	(167)	(83,752)
Balances at December 31, 2013	$(8,942,166)	$245,531	$(8,696,635)

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2012	$(7,993,736)	$521,794	$(7,471,942)
Net income (loss)	(424,479)	13,289	(411,190)
Dividends and other payments to noncontrolling interests	-	(251,666)	(251,666)
Foreign currency translation adjustments	34,433	5,809	40,242
Unrealized holding gain (loss) on marketable securities	23,396	(293)	23,103
Unrealized holding gain on cash flow derivatives	52,112	-	52,112
Other adjustments to comprehensive loss	1,006	129	1,135
Other, net	6,268	14,702	20,970
Reclassifications	1,812	233	2,045
Balances at December 31, 2012	$(8,299,188)	$303,997	$(7,995,191)

Dividends

The Company has not paid cash dividends since its formation and its ability to pay dividends is subject to restrictions should it seek to do so in the future. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.

Share-Based Compensation

Stock Options

Prior to the merger, Clear Channel granted options to purchase its common stock to its employees and directors and its affiliates under its various equity incentive plans typically at no less than the fair value of the underlying stock on the date of grant. These options were granted for a term not exceeding ten years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel or one of its affiliates. Prior to acceleration, if any, in connection with the merger, these options vested over a period of up to five years. All equity incentive plans contained anti-dilutive provisions that permitted an adjustment of the number of shares of Clear Channel’s common stock represented by each option for any change in capitalization.

The Company has granted options to purchase its shares of Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant.  These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with the Company or one of its affiliates.  Approximately three-fourths of the options outstanding at December 31, 2013 vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over a period of up to five years if certain predetermined performance targets are met.  The equity incentive plan contains antidilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10.  The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model.  Expected volatilities were based on historical volatility of peer companies’ stock, including the Company, over the expected life of the options.  The expected life of the options granted represents the period of time that the options granted are expected to be outstanding.  The Company used historical data to estimate option exercises and employee terminations within the valuation model.  The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  No options were granted during the year ended December 31, 2013. The following assumptions were used to calculate the fair value of the options granted during the years ended December 31, 2012 and 2011:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Years Ended December 31,
	2013(1)	2012	2011
Expected volatility	N/A	71% – 77%	67%
Expected life in years	N/A	6.3 – 6.5	6.3 – 6.5
Risk-free interest rate	N/A	0.97% – 1.55%	1.22% – 2.37%
Dividend yield	N/A	0%	0%

(1) No options were granted in 2013

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2013 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2013	2,792	$30.82
Granted (1)	-	-
Exercised	-	-
Forfeited	(63)	10.00
Expired	(220)	10.63
Outstanding, December 31, 2013 (2)	2,509	33.11	5.5 years	-
Exercisable	1,423	32.03	4.9 years	-
Expected to Vest	1,062	35.08	6.2 years	-

(1)
The weighted average grant date fair value of options granted during the years ended December 31, 2012, and 2011 was $2.68 and $2.69 per share, respectively.  No options were granted during the year ended December 31, 2013.

(2)
Non-cash compensation expense has not been recorded with respect to 0.6 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of the Company’s unvested options and changes during the year ended December 31, 2013 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2013	1,588	$11.38
Granted	-	-
Vested (1)	(439)	14.40
Forfeited	(63)	4.68
Unvested, December 31, 2013	1,086	10.74

(1)	The total fair value of the options vested during the years ended December 31, 2013, 2012 and 2011 was $6.3 million, $3.9 million and $3.8 million, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Restricted Stock Awards

The Company has granted restricted stock awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards are restricted in transferability for a term of up to five years. Restricted stock awards are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.  Dividends or distributions paid in respect of unvested restricted stock awards will be held by the Company and paid to the recipients of the restricted stock awards upon vesting of the shares.

The following table presents a summary of the Company's restricted stock outstanding and restricted stock activity as of and during the year ended December 31, 2013 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2013	2,607	$5.69
Granted	1,956	3.86
Vested (restriction lapsed)	(543)	16.44
Forfeited	(101)	2.95
Outstanding, December 31, 2013	3,919	3.35

CCOH Share-Based Awards

CCOH Stock Options

The Company’s subsidiary, CCOH, has granted options to purchase shares of its Class A common stock to employees and directors of CCOH and its affiliates under its equity incentive plan at no less than the fair market value of the underlying stock on the date of grant.  These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates.  These options vest solely on continued service over a period of up to five years.  The equity incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCOH’s common stock represented by each option for any change in capitalization. CCOH determined that the CCOH dividend discussed in Note 5 was considered a change in capitalization and therefore adjusted outstanding options as of March 15, 2012.  No incremental compensation cost was recognized in connection with the adjustment.

The fair value of each option awarded on CCOH common stock is estimated on the date of grant using a Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility of CCOH’s stock over the expected life of the options.  The expected life of options granted represents the period of time that options granted are expected to be outstanding.  CCOH uses historical data to estimate option exercises and employee terminations within the valuation model.  CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of CCOH’s options on the date of grant:

	Years Ended December 31,
	2013	2012	2011
Expected volatility	55% – 56%	54% – 56%	57%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	1.05% – 2.19%	0.92% – 1.48%	1.26% – 2.75%
Dividend yield	0%	0%	0%

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2013 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2013	8,381	$9.22
Granted (1)	517	7.78
Exercised (2)	(1,088)	3.89
Forfeited	(226)	7.11
Expired	(675)	13.58
Outstanding, December 31, 2013	6,909	9.60	5.9 years	$15,545
Exercisable	4,264	10.90	4.7 years	$8,581
Expected to vest	2,514	7.49	7.9 years	$6,660

(1)	The weighted average grant date fair value of CCOH options granted during the years ended December 31, 2013, 2012 and 2011 was $4.10, $4.43 and $8.30 per share, respectively.

(2)
Cash received from option exercises during the years ended December 31, 2013, 2012 and 2011 was $4.2 million, $6.4 million and $1.4 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2013, 2012 and 2011 was $5.0 million, $7.9 million and $1.5 million, respectively.

A summary of CCOH’s unvested options at and changes during the year ended December 31, 2013 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2013	3,833	$5.19
Granted	517	4.10
Vested (1)	(1,479)	4.80
Forfeited	(226)	5.21
Unvested, December 31, 2013	2,645	5.21

(1)	The total fair value of CCOH options vested during the years ended December 31, 2013, 2012 and 2011 was $7.1 million, $11.5 million and $8.2 million, respectively.

CCOH Restricted Stock Awards

CCOH has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years.  The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years.  Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2013 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2013	1,085	$6.26
Granted	1,105	7.51
Vested (restriction lapsed)	(15)	6.61
Forfeited	(283)	7.15
Outstanding, December 31, 2013	1,892	6.83

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $16.7 million, $28.5 million and $20.7 million, during the years ended December 31, 2013, 2012 and 2011, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2013, 2012 and 2011 was $6.3 million, $10.8 million and $7.9 million, respectively.

As of December 31, 2013, there was $22.9 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.  In addition, as of December 31, 2013, there was $19.6 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

The Company completed a voluntary stock option exchange program on November 19, 2012 and exchanged 2.0 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.8 million replacement restricted share awards with different service and performance conditions. The Company accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.7 million over the service period of the new awards. In connection with the exchange program, the Company granted an additional 1.5 million restricted stock awards pursuant to a tax assistance program offered to employees participating in the exchange.  Of the total 1.5 million restricted stock awards granted, 0.9 million were repurchased by the Company upon expiration of the exchange program while the remaining 0.6 million awards were forfeited. The Company recognized $2.6 million of expense related to the awards granted in connection with the tax assistance program.

Included in corporate share-based compensation for the year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options. Additionally, the Company completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. The Company accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands, except per share data)	Years Ended December 31,
	2013	2012	2011
NUMERATOR:
Net loss attributable to the Company – common shares	$(606,883)	$(424,479)	$(302,094)
Less: Participating securities dividends	2,566	8,456	2,972
Less: Income (loss) attributable to the Company – unvested shares	-	-	-
Net loss attributable to the Company per common share – basic and diluted	$(609,449)	$(432,935)	$(305,066)

DENOMINATOR:
Weighted average common shares outstanding – basic	83,364	82,745	82,487
Effect of dilutive securities:
Stock options and common stock warrants (1)	-	-	-
Weighted average common shares outstanding – diluted	83,364	82,745	82,487

Net loss attributable to the Company per common share:
Basic	$(7.31)	$(5.23)	$(3.70)
Diluted	$(7.31)	$(5.23)	$(3.70)

(1)
6.4 million, 5.4 million and 5.5 million stock options and restricted shares were outstanding at December 31, 2013, 2012, and 2011, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 11 – EMPLOYEE STOCK AND SAVINGS PLANS

Clear Channel has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees.  Under these plans, an employee can make pre-tax contributions and Clear Channel will match a portion of such an employee’s contribution.  Employees vest in these Clear Channel matching contributions based upon their years of service to Clear Channel.  Contributions of $26.6 million, $29.5 million and $27.8 million to these plans for the years ended December 31, 2013, 2012 and 2011, respectively, were expensed.

Clear Channel offers a non-qualified deferred compensation plan for a select group of management or highly compensated employees, under which such employees were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Clear Channel suspended all salary and bonus deferrals and company matching contributions to the deferred compensation plan on January 1, 2010. Clear Channel accounts for the plan in accordance with the provisions of ASC 710-10.  Matching credits on amounts deferred may be made in Clear Channel’s sole discretion and Clear Channel retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any Clear Channel matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan.  In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively.  The asset and liability under the deferred compensation plan at December 31, 2013 was approximately $11.8 million recorded in “Other assets” and $11.8 million recorded in “Other long-term liabilities”, respectively.  The asset and liability under the deferred compensation plan at December 31, 2012 was approximately $10.6 million recorded in “Other assets” and $10.6 million recorded in “Other long-term liabilities”, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2013, 2012 and 2011, respectively:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Foreign exchange gain (loss)	$1,772	$(3,018)	$(234)
Debt modification expenses	(23,555)	-	-
Other	(197)	3,268	(2,935)
Total other income (expense), net	$(21,980)	$250	$(3,169)

The following table discloses the increase (decrease) in net deferred income tax liabilities related to each component of other comprehensive income (loss) for the years ended December 31, 2013, 2012 and 2011, respectively:

(In thousands)	Years Ended December 31,
	2013	2012	2011
Foreign currency translation adjustments and other	$(14,421)	$3,210	$(449)
Unrealized holding gain on marketable securities	(11,010)	15,324	2,667
Unrealized holding gain (loss) on cash flow derivatives	28,759	30,074	20,157
Total increase (decrease) in deferred tax liabilities	$3,328	$48,608	$22,375

The following table discloses the components of “Other current assets” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Inventory	$26,872	$23,110
Deferred tax asset	51,967	19,249
Deposits	5,126	4,223
Deferred loan costs	30,165	44,446
Other	47,027	43,907
Total other current assets	$161,157	$134,935

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other assets” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Investments in, and advances to, nonconsolidated affiliates	$238,806	$370,912
Other investments	9,725	119,196
Notes receivable	302	363
Prepaid expenses	24,231	32,382
Deferred loan costs	143,763	157,726
Deposits	26,200	24,474
Prepaid rent	62,864	71,942
Other	15,721	28,942
Non-qualified plan assets	11,844	10,593
Total other assets	$533,456	$816,530

The following table discloses the components of “Other current liabilities” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Interest rate swap - current portion	$-	$76,939
Redeemable noncontrolling interest	-	60,950
Total other current liabilities	$-	$137,889

The following table discloses the components of “Other long-term liabilities” as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Unrecognized tax benefits	$131,015	$158,321
Asset retirement obligation	59,125	56,047
Non-qualified plan liabilities	11,844	10,593
Deferred income	20,273	12,121
Deferred rent	120,092	106,394
Employee related liabilities	31,617	24,265
Other	92,080	82,776
Total other long-term liabilities	$466,046	$450,517

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2013 and 2012, respectively:

(In thousands)	As of December 31,
	2013	2012
Cumulative currency translation adjustment	$(209,392)	$(178,372)
Cumulative unrealized gain on securities	1,101	66,982
Cumulative other adjustments	12,218	6,286
Cumulative unrealized loss on cash flow derivatives	-	(48,180)
Total accumulated other comprehensive loss	$(196,073)	$(153,284)

NOTE 13 – SEGMENT DATA

The Company’s reportable segments, which it believes best reflect how the Company is currently managed, are CCME, Americas outdoor advertising and International outdoor advertising.  Revenue and expenses earned and charged between segments are recorded at estimated fair value and eliminated in consolidation.  The CCME segment provides media and entertainment services via broadcast and digital delivery and also includes the Company’s national syndication business.  The Americas outdoor advertising segment consists of operations primarily in the United States and Canada.  The International outdoor advertising segment primarily includes operations in Europe, Asia, Australia and Latin America.  The Americas outdoor and International outdoor display inventory consists primarily of billboards, street furniture displays and transit displays.  The Other category includes the Company’s media representation business as well as other general support services and initiatives which are ancillary to the Company’s other businesses.  Corporate includes infrastructure and support, including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

During the first quarter of 2012, the Company recast its segment reporting, as discussed in Note 1. The following table presents the Company’s reportable segment results for the years ended December 31, 2013, 2012 and 2011.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2013
Revenue	$3,131,595	$1,290,452	$1,655,738	$227,864	$-	$(62,605)	$6,243,044
Direct operating expenses	931,976	566,669	1,028,059	25,271	-	(8,556)	2,543,419
Selling, general and administrative expenses	1,020,097	220,732	322,840	140,241	-	(54,049)	1,649,861
Depreciation and amortization	271,126	196,597	203,927	39,291	19,887	-	730,828
Impairment charges	-	-	-	-	16,970	-	16,970
Corporate expenses	-	-	-	-	324,182	-	324,182
Other operating income, net	-	-	-	-	22,998	-	22,998
Operating income (loss)	$908,396	$306,454	$100,912	$23,061	$(338,041)	$-	$1,000,782
Intersegment revenues	$-	$2,473	$-	$60,132	$-	$-	$62,605
Segment assets	$8,064,671	$3,693,308	$2,029,687	$534,363	$775,273	$-	$15,097,302
Capital expenditures	$75,742	$88,991	$108,548	$9,933	$41,312	$-	$324,526
Share-based compensation expense	$-	$-	$-	$-	$16,715	$-	$16,715
Year Ended December 31, 2012
Revenue	$3,084,780	$1,279,257	$1,667,687	$281,879	$-	$(66,719)	$6,246,884
Direct operating expenses	878,626	582,340	1,021,152	25,088	-	(12,965)	2,494,241
Selling, general and administrative expenses	993,116	211,245	363,417	152,394	-	(53,754)	1,666,418
Depreciation and amortization	271,399	192,023	205,258	45,568	15,037	-	729,285
Impairment charges	-	-	-	-	37,651	-	37,651
Corporate expenses	-	-	-	-	297,366	-	297,366
Other operating income, net	-	-	-	-	48,127	-	48,127
Operating income (loss)	$941,639	$293,649	$77,860	$58,829	$(301,927)	$-	$1,070,050
Intersegment revenues	$-	$1,175	$80	$65,464	$-	$-	$66,719
Segment assets	$8,201,798	$3,835,235	$2,256,309	$815,435	$1,183,936	$-	$16,292,713
Capital expenditures	$65,821	$117,647	$150,129	$17,438	$39,245	$-	$390,280
Share-based compensation expense	$-	$-	$-	$-	$28,540	$-	$28,540
Year Ended December 31, 2011
Revenue	$2,986,828	$1,252,725	$1,751,149	$234,542	$-	$(63,892)	$6,161,352
Direct operating expenses	857,622	566,313	1,064,562	27,807	-	(11,837)	2,504,467
Selling, general and administrative expenses	971,066	198,989	339,043	147,481	-	(52,055)	1,604,524
Depreciation and amortization	268,245	211,009	219,955	49,827	14,270	-	763,306
Impairment charges	-	-	-	-	7,614	-	7,614
Corporate expenses	-	-	-	-	239,399	-	239,399
Other operating income, net	-	-	-	-	12,682	-	12,682
Operating income (loss)	$889,895	$276,414	$127,589	$9,427	$(248,601)	$-	$1,054,724
Intersegment revenues	$-	$4,141	$-	$59,751	$-	$-	$63,892
Segment assets	$8,364,246	$3,886,098	$2,166,173	$809,212	$1,316,310	$-	$16,542,039
Capital expenditures	$50,198	$122,505	$166,044	$5,737	$19,490	$-	$363,974
Share-based compensation expense	$-	$-	$-	$-	$20,667	$-	$20,667

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenue of $1.7 billion, $1.7 billion and $1.8 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.  Revenue of $4.5 billion, $4.5 billion and $4.3 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.

Identifiable long-lived assets of $760.5 million, $805.2 million and $797.7 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively. Identifiable long-lived assets of $2.1 billion, $2.2 billion and $2.3 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Revenue	$1,343,058	$1,360,723	$1,618,097	$1,602,494	$1,587,522	$1,587,331	$1,694,367	$1,696,336
Operating expenses:
Direct operating expenses	594,817	608,571	630,357	602,803	646,113	633,770	672,132	649,097
Selling, general and administrative expenses	403,363	426,083	411,341	401,479	411,354	407,501	423,803	431,355
Corporate expenses	83,763	72,606	77,557	72,094	92,204	73,921	70,658	78,745
Depreciation and amortization	182,182	175,366	179,734	181,839	177,330	182,350	191,582	189,730
Impairment charges	-	-	-	-	-	-	16,970	37,651
Other operating income, net	2,395	3,124	1,113	1,917	6,186	42,118	13,304	968
Operating income	81,328	81,221	320,221	346,196	266,707	331,907	332,526	310,726
Interest expense	385,525	374,016	407,508	385,867	438,404	388,210	418,014	400,930
Gain (loss) on marketable securities	-	-	130,898	-	31	-	(50)	(4,580)
Equity in earnings (loss) of nonconsolidated affiliates	3,641	3,555	5,971	4,696	3,983	3,663	(91,291)	6,643
Loss on extinguishment of debt	(3,888)	(15,167)	-	-	-	-	(83,980)	(239,556)
Other income (expense), net	(1,000)	(1,106)	(18,098)	(1,397)	1,709	824	(4,591)	1,929
Income (loss) before income taxes	(305,444)	(305,513)	31,484	(36,372)	(165,974)	(51,816)	(265,400)	(325,768)
Income tax benefit (expense)	96,325	157,398	(11,477)	8,663	73,802	13,232	(36,833)	128,986
Consolidated net income (loss)	(209,119)	(148,115)	20,007	(27,709)	(92,172)	(38,584)	(302,233)	(196,782)
Less amount attributable to noncontrolling interest	(6,116)	(4,486)	12,805	11,316	9,683	11,977	6,994	(5,518)
Net income (loss) attributable to the Company	$(203,003)	$(143,629)	$7,202	$(39,025)	$(101,855)	$(50,561)	$(309,227)	$(191,264)
Net income (loss) to the Company per common share:
Basic	$(2.47)	$(1.83)	$0.09	$(0.48)	$(1.22)	$(0.61)	$(3.70)	$(2.31)
Diluted	$(2.47)	$(1.83)	$0.09	$(0.48)	$(1.22)	$(0.61)	$(3.70)	$(2.31)
The Company's Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol CCMO.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Clear Channel is a party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018.  These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses.  For the years ended December 31, 2013, 2012 and 2011, the Company recognized management fees and reimbursable expenses of $15.8 million, $15.9 million and $15.7 million, respectively.

Stock Purchases

On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100.0 million of the Company’s Class A common stock and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.  During 2012, CC Finco purchased 111,291 shares of the Company’s Class A common stock for $692,887.  There were no stock purchases during 2013.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).  Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2013 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2013, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework).  Based on the assessment, management determined that we maintained effective internal control over financial reporting as of December 31, 2013, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited our consolidated financial statements included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2013.  The report, which expresses an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2013, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders CC Media Holdings, Inc.

We have audited CC Media Holdings, Inc. and subsidiaries’ (the Company)  internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, changes in shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2013 and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
February 20, 2014

ITEM 9B.  OTHER INFORMATION

Not Applicable

OTHER DATA

Executive Officers of the Registrant

The following information with respect to our executive officers is presented as of March 24, 2014:

Name	Age	Position
Robert W. Pittman	60	Chairman, Chief Executive Officer and Director
Richard J. Bressler	56	President, Chief Financial Officer and Director
C. William Eccleshare	58	Chief Executive Officer—Outdoor
Scott D. Hamilton	44	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Robert H. Walls, Jr.	53	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are chosen and qualified, in each case unless the officer sooner dies, resigns, is removed or becomes disqualified.

Robert W. Pittman was appointed as our Chairman and as Chairman of Clear Channel on May 17, 2013, as Chief Executive Officer and a director of ours and Clear Channel and as Executive Chairman and a director of CCOH on October 2, 2011. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of our subsidiary, Clear Channel Capital I, LLC, on April 26, 2013.  Prior to October 2, 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and Clear Channel since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.

Richard J. Bressler was appointed as our President and Chief Financial Officer, as President and Chief Financial Officer of Clear Channel and Clear Channel Capital I, LLC and as Chief Financial Officer of CCOH on July 29, 2013. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler also currently is a director of Clear Channel and Gartner, Inc., a member of the board of managers of Clear Channel Capital I, LLC, a board observer at Univision Communications Inc. and serves on the boards of various other private companies.  Mr. Bressler previously served as a member of the boards of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler has been one of our directors since May 2007.

C. William Eccleshare was appointed as our Chief Executive Officer – Outdoor, as Chief Executive Officer—Outdoor of Clear Channel and as Chief Executive Officer of CCOH on January 24, 2012.  He also was appointed as Chief Executive Officer—Outdoor of Clear Channel Capital I, LLC on April 26, 2013.  Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of ours and Clear Channel since February 17, 2011 and as Chief Executive Officer—International of CCOH since September 1, 2009.  Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009.  Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Scott D. Hamilton was appointed as our Senior Vice President, Chief Accounting Officer and Assistant Secretary and as Senior Vice President, Chief Accounting Officer and Assistant Secretary of Clear Channel and CCOH on April 26, 2010.  He also was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of Clear Channel Capital I, LLC on April 26, 2013.  Prior to April 26, 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010.  Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004.  Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004 in various roles including audit, transaction services and technical accounting consulting.

Robert H. Walls, Jr. was appointed as our Executive Vice President, General Counsel and Secretary and as Executive Vice President, General Counsel and Secretary of Clear Channel and CCOH on January 1, 2010.  He also was appointed as Executive Vice President, General Counsel and Secretary of Clear Channel Capital I, LLC on April 26, 2013.  On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer for us, Clear Channel and CCOH, in addition to his existing offices.  Mr. Walls served in the Office of the Chief Executive Officer for us and Clear Channel until October 2, 2011, and served in the Office of the Chief Executive Officer for CCOH until January 24, 2012.  Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009 and as an advisor to Post Oak Energy Capital, LP through December 31, 2013.

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 16, 2014
9:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 16, 2014
9:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

CC Media Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals
1. Election of Directors (Please vote for a total of only 13 Nominees) The Board recommends that you vote “FOR” all 13 Nominees listed below:
01 - David C. Abrams 04 - James C. Carlisle 07 - Matthew J. Freeman 10 - Ian K. Loring 13 - Scott M. Sperling		02 - Irving L. Azoff 05 - John P. Connaughton 08 - Blair E. Hendrix 11 - Mark P. Mays		03 - Richard J. Bressler 06 - Julia B. Donnelly 09 - Jonathon S. Jacobson 12 - Robert W. Pittman

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain

2. Approval of the advisory (non-binding) resolution on executive compensation.	☐	☐	☐	3. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

The Board recommends that you vote “FOR” approval of the advisory resolution.				The Board recommends that you vote “FOR” ratification.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.  If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 16, 2014.

The Proxy Statement and Annual Report Materials are available at:
www.envisionreports.com/ccmo

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CC Media Holdings, Inc.

2014 Meeting of Stockholders - May 16, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Richard J. Bressler and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CC Media Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 16, 2014 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL 13 NOMINEES NAMED ON THE REVERSE SIDE AND “FOR” PROPOSAL 2 AND PROPOSAL 3.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.